SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Webco Industries, Inc.

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WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063
(918) 241-1000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                , 2004

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting” or the “Meeting”) of Webco Industries, Inc., an Oklahoma corporation (the “Company” or “Webco”), will be held on                , 2004, at 11:00 a.m., central time, at the offices of Webco at 9101 West 21st Street, Sand Springs, Oklahoma, for the following purpose, as more fully described in the Proxy Statement accompanying this Notice:

To consider and vote upon proposals to amend Webco’s Certificate of Incorporation to effect one of five alternative reverse/forward stock split combinations (each having the net effect of a one-for-10 reverse split), as determined by the Board of Directors in its discretion.

     The proposals to amend Webco’s Certificate of Incorporation provide for Webco to effect both a reverse and forward stock split of Webco’s issued and outstanding shares of common stock. If these reverse and forward stock splits are approved and effected, Webco anticipates that it will have fewer than 300 stockholders of record. As a result, Webco will be eligible to and intends to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, in which case Webco will no longer be required to file annual and periodic reports or make other filings with the Securities and Exchange Commission that are applicable to public companies and the Common Stock will no longer be listed on the American Stock Exchange.

     Webco has set the close of business on                , 2004, as the record date for determining stockholders who are entitled to notice of and to vote at the Special Meeting.

     All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Meeting, your vote is important. To assure your representation at the Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

By order of the Board of Directors,

F. William Weber

Chairman of the Board

Sand Springs, Oklahoma

                , 2004

Your vote is very important, regardless of the number of shares you own. Please read the attached proxy statement carefully, complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope.

WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063
(918) 241-1000

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2004

     The Board of Directors of Webco Industries, Inc., an Oklahoma corporation (the “Company” or “Webco”), is providing this proxy statement to its stockholders to solicit their vote for use at a Special Meeting of Stockholders (the “Special Meeting” or the “Meeting”) to be held on      , 2004. The Special Meeting will be held at the offices of Webco, 9101 West 21st Street, Sand Springs, Oklahoma, at 11:00 a.m., central time. This proxy statement and the accompanying proxy card are being mailed on or about                    , 2004, to stockholders of record as of                    , 2004.

     At the Special Meeting, stockholders will vote on proposals to amend Webco’s Certificate of Incorporation to effect, as determined by the Board of Directors in its discretion, one of five alternative reverse/forward stock split combinations (each having a net effect of a one-for-10 reverse split). As permitted under Oklahoma law, stockholders whose shares are converted into less than one share in the reverse split (because they had fewer shares than the reverse split ratio at the effective time of the reverse split) will receive a cash payment from Webco in the amount of $4.75, without interest, for each share of common stock, par value $.01 per share (the “Common Stock”), they held immediately before the reverse split. Stockholders who own more than one share after the reverse split will receive one share for every 10 shares they owned prior to the reverse split and for each fractional share they would otherwise receive as a result of the forward split, stockholders will receive a cash payment in the amount of $4.75, without interest, per pre-reverse-split share in lieu of a fractional share. The reverse stock split and forward stock split to be effected by the amendment to our Certificate of Incorporation, the cash payments to stockholders and other related matters are referred to in this proxy statement as the “Transaction.”

     After the Transaction, Webco anticipates that it will have fewer than 300 stockholders of record. As a result, Webco will be eligible to, in which case intends to terminate the registration of its Common Stock under the Securities Exchange Act of 1934 and will no longer be required to file annual and periodic reports or make other filings under the federal securities laws that are applicable to public companies. Additionally, the Common Stock will no longer be listed on the American Stock Exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transaction, passed upon the merits or fairness of the Transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

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Appendix C – Quarterly Report on Form 10-Q for the quarter ended October 31, 2003, as amended	C-1
Appendix D – Quarterly Report on Form 10-Q for the quarter ended January 31, 2004	D-1
Appendix E – Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, as amended	E-1

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FORWARD LOOKING STATEMENTS

     Certain statements in this proxy statement, including statements preceded by, or predicated upon the words “anticipates,” “appears,” “believes,” “expects,” “estimated,” “hopes,” “plans,” “should,” “would” or similar words constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Webco or industry results to differ materially from any future results, performance or achievements expressed or implied herein. Such risks, uncertainties and factors include, among others: general economic and business conditions, market conditions, labor availability, natural gas prices, changes in manufacturing technology, banking environment, monetary policy, raw material costs and availability, industry capacity, domestic and international competition, loss of significant customers and customer work stoppages, equipment outages, effects of major capital expansions, significant customer claims, technical and data processing capabilities, insurance costs and availability, stockholder lawsuits and the number of record holders after the Transaction.

SUMMARY TERM SHEET FOR REVERSE/FORWARD STOCK SPLIT TRANSACTION

     The following summary briefly describes the proposed Transaction. While this summary describes what Webco believes are the most material terms and features of the Transaction, stockholders should read the entire proxy statement and the documents incorporated in this proxy statement by reference before voting. As used in this proxy statement, “Transaction” refers to the reverse/forward stock split to be effected by the amendment of our Certificate of Incorporation, together with the related cash payments to stockholders and other related matters.

Summary of the Transaction

     The Board of Directors has authorized, and recommends that stockholders approve EACH of five proposals to amend Webco’s Certificate of Incorporation to effect, as determined by the Board of Directors in its discretion, one of the following five alternative reverse/forward stock split combinations:

•	a reverse one-for-200 stock split followed immediately by a forward 20-for-one stock split of the Common Stock;

•	a reverse one-for-500 stock split followed immediately by a forward 50-for-one stock split of the Common Stock;

•	a reverse one-for-1,000 stock split followed immediately by a forward 100-for-one stock split of the Common Stock;

•	a reverse one-for-1,500 stock split followed immediately by a forward 150-for-one stock split of the Common Stock; and

•	a reverse one-for-2,000 stock split followed immediately by a forward 200-for-one stock split of the Common Stock.

     IN THE FOLLOWING DISCUSSIONS, THE TERMS “MINIMUM NUMBER” AND “FORWARD NUMBER” MEAN: 200 AND 20, RESPECTIVELY, IF THE ONE-FOR-200 REVERSE/20-FOR-ONE FORWARD SPLIT IS IMPLEMENTED; 500 AND 50, RESPECTIVELY, IF THE ONE-FOR-500 REVERSE/50-FOR-ONE FORWARD SPLIT IS IMPLEMENTED; 1,000 AND 100, RESPECTIVELY, IF THE ONE-FOR-1,000 REVERSE/100-FOR-ONE FORWARD SPLIT IS IMPLEMENTED; 1,500 AND 150, RESPECTIVELY, IF THE ONE-FOR-1,500 REVERSE/150-FOR-ONE FORWARD SPLIT IS IMPLEMENTED; AND 2,000 AND 200, RESPECTIVELY, IF THE ONE-FOR-2,000 REVERSE/200-FOR-ONE FORWARD SPLIT IS IMPLEMENTED.

     Each of these five alternative reverse/forward stock split combinations is comprised of a reverse stock split whereby each Minimum Number of shares of Common Stock held of record by a stockholder at the effective time of the reverse split will be converted into one share of Common Stock, followed immediately by a forward stock split whereby each share of Common Stock outstanding upon consummation of the reverse split will be converted into the Forward Number of shares of Common Stock. As permitted under Oklahoma law, shares of Common Stock that would be converted into less than one share of Common Stock in the reverse split will instead be converted into the right to receive a cash payment as described below. However, if a stockholder of record holds the Minimum Number or more shares of Common Stock in his or her account at the effective time of the reverse split, only fractional shares remaining after the forward split will be cashed out such that at the end of the Transaction, each such holder will have a whole number of shares.

     Webco is submitting separate proposals to approve each of the five alternative reverse/forward stock split combinations described above, and the Board in its discretion may elect to effect any one (but not more than one) of these five combinations that are approved by the requisite vote of the stockholders of Webco. The Board will also have the discretion to determine if and when to effect any of these reverse/forward stock split combinations that are approved by the stockholders and reserves the right to abandon the Transaction even if it is approved by the stockholders (see “—Reservation of Rights” beginning on page 12). Webco expects that, if stockholders approve and the Board elects to implement one of the five alternative reverse/forward split combinations, it would be consummated within 30 days after the date of the Special Meeting upon the filing of the necessary amendment to Webco’s Certificate of Incorporation with the Secretary of State of the State of Oklahoma. If the Board determines to implement any of the five alternative reverse/forward stock split combinations approved by the stockholders, as soon as practicable after the effectiveness of the reverse/forward stock split, Webco will publicly announce in a press release and post on its website at http://www.webcoindustries.com which of the approved alternative combinations the Board has elected to effect. The form of proposed amendment to Webco’s Certificate of Incorporation necessary to effect the Transaction is set forth under “Proposals to Amend Webco’s Certificate of Incorporation—Proposed Language Amending Webco’s Certificate of Incorporation—Reverse/Forward Split Amendment” beginning on page 19.

Special Factors

Purpose of the Transaction

     The primary purpose of the Transaction is to reduce the number of Webco’s stockholders of record to fewer than 300, thereby enabling Webco (1) to terminate its obligation to file annual and periodic reports and make other filings under the federal securities laws and (2) to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, or the 1934 Act. Webco will no longer be subject to the Sarbanes-Oxley Act of 2002 and our officers will no longer be required to certify the accuracy of our financial statements. As a result of the Transaction, Webco would be able to realize the cost savings that would be achieved by eliminating most of the expenses related to its disclosure, reporting and compliance requirements under the 1934 Act and its listing requirements on the American Stock Exchange for its Common Stock. Webco will thereafter be considered a private company. Our Common Stock will no longer be listed on the American Stock Exchange; however, we believe that a market for the Common Stock may be available through the Pink Sheets, LLC. Webco is undertaking the Transaction for the reasons, and to attain the benefits, set forth below. Webco is undertaking the Transaction at this time in order to effect the cost savings referred to below as soon as possible and, in particular, to avoid the significant prospective compliance costs relating to Sarbanes-Oxley described below. In addition, the sooner that Webco completes the Transaction, the sooner stockholders who are to receive cash in the Transaction will receive and be able to reinvest or otherwise make use of such cash payments.

Reasons for and Benefits of the Transaction

     The reasons for the Transaction include the following:

•	Webco believes that the governance requirements of the Sarbanes-Oxley Act of 2002, along with the current environment for public companies, will increase the cost and difficulty of retaining and recruiting qualified and experienced members of its Board of Directors. Our directors’ fees increased 36% in fiscal 2004 (excluding fees of the Special Committee of the Board appointed to consider the Transaction and all other fees incurred in connection with the Transaction) compared to fiscal 2002, the year before the Sarbanes-Oxley Act was implemented. If we remain a public company, we believe that these costs will increase further.

•	Webco believes that the legal and liability costs and risks of being public are substantial and increasing. The fees and expenses of securities counsel (excluding fees and expenses relating to the Transaction) totaled

$30,000 in fiscal 2004. Our directors’ and officers’ liability insurance premiums totaled $55,000 in fiscal 2004. We expect both of these costs to increase significantly if we remain a public company. Although the possibility and cost of potential securities litigation cannot be quantified, we believe that any future securities litigation would be time-consuming, disruptive and costly, even if Webco were to prevail in such litigation.

•	Webco believes that current and foreseeable market conditions limit opportunities for sustained and significant revenue and net income growth. Specifically: (a) we believe that our business is highly cyclical and the current cycle of higher revenues and earnings is similar to our experience in fiscal 1998 when our revenues and earnings increased 18% and 73%, respectively as compared to 1997, but decreased by 11% and 66%, respectively, in 1999; (b) we believe that long term organic growth of our business will be gradual but limited due to the maturity of the industry in which we compete; we have experienced a compounded annual growth rate of revenues of approximately 7% from fiscal 1999 to fiscal 2003; (c) we believe that overcapacity in the tubing marketplace will continue to challenge margins and net income, especially as steel again becomes more readily available; (d) sustained organic growth would require additional facilities, because our manufacturing facilities are currently at or near capacity to meet the current cyclical high demand for our products, however given the long-term overcapacity in our industry, we have no current plans for significant additions to our manufacturing facilities; and (e) we are unaware of any attractive merger or acquisition opportunities in our industry. In addition, increasing expenses of being public due to regulatory requirements will adversely affect future profitability and cash flow.

•	Webco believes that our characteristics (low market capitalization and relatively low historical average return on assets or equity), the characteristics of our Common Stock (low price, limited trading volume, no dividend and no analyst coverage), as well as the general volatility of our industry, have had and will continue to have a negative effect on our long-term stock price.

•	Webco believes that the characteristics of our Common Stock discussed above do not allow us to use stock as a currency for acquisition opportunities or to generate additional capital for other strategic opportunities.

•	Webco recognizes that our stock is already relatively illiquid, (averaging 6,745 and 4,593 shares per day during the 12 and 36 months, respectively, prior to the public announcement of the proposed Transaction) and that this illiquidity causes price volatility whenever relatively large blocks of stock are sought to be purchased or sold.

•	Webco believes that the disclosures that we are required to make as a public company put us at a competitive disadvantage to our mostly non-public competitors. We believe that we will benefit from no longer having to place this information into the public domain.

     Benefits of the Transaction to Webco are expected to include the following:

•	Eliminating the current cost of being public of approximately $330,000 per year, including: eliminating the costs of our American Stock Exchange listing; reducing audit costs; reducing director’s and officer’s liability insurance premiums; reducing outside director’s fees and costs; and reducing the costs of administering stockholder accounts and inquiries. (For a breakdown of our expected costs, see “Special Factors—Purpose of and Reasons for the Transaction” beginning on page 20);

•	Avoiding Sarbanes-Oxley compliance costs in 2005, including Section 404 internal control certification costs, which we expect will total approximately $735,000 (which, when combined with the current cost of being public described above, will approximate $1,065,000) for fiscal 2005. These estimates are consistent with a survey conducted by Financial Executives International in January 2004. A recent update to that survey by Financial Executives International found that actual costs are running 40% above the amounts estimated in January by the surveyed companies. (For a breakdown of our expected costs, see “Special Factors—Purpose of and Reasons for the Transaction” beginning on page 20);

•	Avoiding Sarbanes-Oxley compliance costs beyond 2005, including Section 404 internal control certification costs, which we expect will total approximately $570,000 per year (which, when combined with the current cost of being public described above, will approximate $900,000) for fiscal 2006 and beyond. Again, the updated Financial Executives International survey found that actual costs are running 40% above the amounts estimated in January by the surveyed companies. (For a breakdown of our expected costs, see “Special Factors—Purpose of and Reasons for the Transaction” beginning on page 20);

•	Reducing the substantial time that management and other employees spend preparing and reviewing the periodic reports required of publicly-traded companies and managing stockholder relations and communications, thus enabling them to devote more of their time and energy to our strategy and operations; and

•	Increasing management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

See “Special Factors—Purpose of and Reasons for the Transaction” beginning on page 20.

Benefits of the Transaction to affiliates of Webco include the following:

•	Webco’s officers and directors will increase their percentage ownership in Webco by between 0.5% to 3%, depending on the reverse/forward split proposal selected;

•	The Weber family will increase its percentage ownership in Webco by between 0.4% to 2.9%, depending on the reverse/forward split proposal selected;

•	Webco’s officers and employees will benefit from eliminating the time and effort associated with implementation of the Section 404 internal controls certification provisions of the Sarbanes-Oxley Act: and

•	Webco’s officers and directors will benefit from eliminating the legal risks associated with being a public company.

See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35.

Benefits of the Transaction to unaffiliated stockholders of Webco include the following:

•	Unaffiliated stockholders holding fewer shares than the Minimum Number will receive cash for their shares without having to pay brokerage commissions and other transaction costs;

•	Remaining unaffiliated stockholders may benefit from the reduction in total shares outstanding or from the cost savings by Webco not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if Webco remained public; and

•	Remaining unaffiliated stockholders may benefit from future operating results of Webco.

Disadvantages of the Transaction

Disadvantages of the Transaction to Webco include the following:

•	Webco’s working capital and assets will be decreased and indebtedness increased, to fund the purchase of fractional shares, option buy outs and the other costs of the Transaction, including extending loans to certain officers and employees of Webco, as described below under “—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 10; and

•	The limited ability that Webco has to raise capital in the public securities markets or to use our stock as an acquisition currency will be effectively eliminated.

Disadvantages of the Transaction to affiliates of Webco include the following:

•	The cash price offered to stockholders under the proposed Transaction could be less than the market price at the time the Board decides to implement the Transaction and is substantially less than the $7.67 book value of the Common Stock as of April 30, 2004; and

•	Webco’s officers and directors and the Weber family are likely to experience reduced liquidity for their shares of Common Stock, even if the Common Stock trades on the Pink Sheets, and this reduced liquidity may adversely affect the market price of the Common Stock.

Disadvantages of the Transaction to unaffiliated stockholders of Webco include the following:

•	The cash price offered to stockholders under the proposed Transaction could be less than the market price at the time the Board decides to implement the Transaction and is substantially less than the $7.67 book value of the Common Stock as of April 30, 2004;

•	Remaining stockholders are likely to experience reduced liquidity for their shares of Common Stock, even if the Common Stock trades on the Pink Sheets, and this reduced liquidity may adversely affect the market price of the Common Stock;

•	Less public information about Webco will be required or available after the Transaction and officers will no longer be required to certify the accuracy of our financial statements, although Webco will continue to provide quarterly press releases as to our financial condition and results of operations, which we expect may be accessed at www.pinksheets.com (see “Special Factors—Purpose of and Reasons For the Transaction” beginning on page 20);

•	Stockholders who are cashed out will be unable to participate in any future operating results of Webco unless they buy stock after the Transaction; and

•	Stockholders who are cashed out for $4.75 per pre-split share in the Transaction may receive less for their shares than they would if the Common Stock continued trading on the American Stock Exchange.

See “Proposals to Amend Webco’s Certificate of Incorporation—Effect of the Transaction on Stockholders” beginning on page 17 and “Special Factors—Effect of the Transaction on Webco” beginning on page 51.

Effects of the Transaction.

     The Board is soliciting stockholder approval for each of the five alternative reverse/forward stock split proposals. The availability of five alternatives will provide the Board with the flexibility to implement the Transaction and ensure that Webco’s objectives are met. While the Board has not set any specific criteria for determining which one of the alternative reverse/forward stock split combinations to implement, if any, following stockholder approval, the two primary considerations will be to reduce the number of stockholders of record to fewer than 300 and to select the proposal that best fits the covenants of our new senior credit facility, which is currently being negotiated. See “Proposals to Amend Webco’s Certificate of Incorporation—Reservation of Rights” beginning on page 20

     If approved by the stockholders and implemented by the Board, the Transaction will become effective on such date as may be determined by the Board.

     If the Transaction is completed, the following will occur:

•	Stockholders who own less than the Minimum Number of shares before the Transaction will receive a cash payment in the amount of $4.75 per pre-reverse split share in exchange for their shares of Common Stock and will no longer have any interest in Webco.

•	Stockholders who own exactly the Minimum Number of shares before the Transaction (after giving effect to the reverse and forward splits) will receive one share for every 10 shares they owned prior to the Transaction.

•	Stockholders who own more than the Minimum Number of shares before the Transaction will receive one share for every 10 shares they owned prior to the Transaction (after giving effect to the reverse and forward splits); for fractional shares remaining after the forward split, they will receive a cash payment in the amount of $4.75 per pre-reverse split share; and they will continue to have an interest in Webco to the extent of their remaining whole shares.

•	Webco expects to have fewer than 300 record holders of Common Stock and, therefore, will be eligible to terminate registration of the Common Stock with the Securities and Exchange Commission, which will terminate our obligation to continue filing annual and periodic reports and make other filings under the federal securities laws that are applicable to public companies, will terminate the obligation of our officers to certify the accuracy of our financial statements, and we will no longer be considered a public company.

•	Our Common Stock will no longer be listed on the American Stock Exchange.

•	Due to the expressed intention of one of our directors to resign upon the occurrence of the Transaction, the number of directors of Webco will be reduced to five immediately after the Transaction; F. William Weber, Dana S. Weber, Jack D. McCarthy, Kenneth E. Case and Christopher L. Kowalski are expected to continue as directors of Webco.

•	The number of shares subject to currently outstanding options and the corresponding exercise prices will be adjusted in accordance with the terms of Webco’s option plan to give effect to the Transaction. Any options for fewer than the Minimum Number will become a right to receive a cash payment in the amount of $4.75 per pre-reverse split share, irrespective of vesting status, less the exercise price, and will result in the elimination of any rights to acquire fractional shares; if the value of this right is $0 or less, the options will be cancelled. Any options for more than the Minimum Number will be adjusted so that the holder will have 1/10th as many options at 10 times the exercise price. The vesting schedule related to options still in effect after the Transaction will remain unchanged.

     In addition, based on estimates of record ownership of shares of Common Stock, the number of shares outstanding and other information as of June 28, 2004, the reverse/forward stock split will have the effects set forth below:

Reverse split ratio (immediately followed by a forwardstock split)	one-for-2000	one-for-1500	one-for-1000	one-for-500	one-for-200
Fractional shares cashed out (1)	420,000	350,000	175,000	110,000	60,000
Estimated Remaining Webco stockholders of record (reduced from approximately 343)	64	67	81	89	108
Estimated outstanding shares of Common Stock (reduced from 7,081,723) (1)	6,660,000	6,730,000	6,900,000	6,970,000	7,020,000
Estimated percentage decrease of outstanding shares of Common Stock	5.9%	4.9%	2.5%	1.6%	0.8%
Estimate of remaining beneficial stockholders of Common Stock (reduced from approximately 1,481)	247	278	324	469	642
Options to purchase shares of Common Stock that will be	221,000	202,000	177,000	73,000	1,000
cancelled or cashed out and the related cost (1)	$60,000	$42,500	$37,750	$17,500	$1,000
Percentage ownership of Common Stock beneficially owned by executive officers and directors as a group (increased from 53.8%)	56.8%	56.5%	55.1%	54.6%	54.3%
Percentage ownership of Common Stock beneficially owned by the Weber family (increased from 47.5%) (2)	50.4%	50.0%	48.7%	48.3%	47.9%
Proforma stockholder equity as of April 30, 2004 (reduced from $54,299,000)	$51,194,000	$51,536,000	$52,371,000	$52,691,000	$52,938,000
Pro forma book value per share of Common Stock (increased from $7.67 per share on an historical basis) (4)	$76.87	$76.58	$75.79	$75.60	$75.41
Estimate of total cash required for the Transaction (3)	$5,230,000	$4,880,000	$4,044,000	$3,715,000	$3,461,000

(1) Represents pre-split shares.

(2)	Represents Common Stock beneficially owned by F. William Weber, Chairman of the Board and Chief Executive Officer, Dana S. Weber, Vice Chairman of the Board and Chief Operating Officer, and their family members.

(3)	Includes the cost to repurchase fractional shares, cash out options, pay the costs of the Transaction and make loans to certain officers and employees to replace currently outstanding loans from third parties to such officers.

(4)	Based on shares of Common Stock outstanding after the Transaction.

     In addition, if the Transaction had occurred on August 1, 2003, net income per share of Common Stock (including non-recurring income and expenses) for the nine months ended April 30, 2004, would have increased from $0.44 on an historical basis (both basic and fully diluted) to the following.

Reverse Split Ratio	one-for-2,000	one-for-1,500	one-for-1,000	one-for-500	one-for-200
Pro Forma basic net income per share	$4.80	$4.77	$4.68	$4.67	$4.65
Pro Forma fully-diluted net income per share	$4.29	$4.27	$4.18	$4.17	$4.17

     For a description of the provisions regarding the treatment of shares held in street name, see “Proposals to Amend Webco’s Certificate of Incorporation—Effect of the Transaction on Stockholders” beginning on page 17. See also “Special Factors” beginning on page 20. Shares held in “street name” are shares held in a stock brokerage account or by a bank or other nominee.

Alternatives Considered

     Prior to deciding to pursue the Transaction, Webco and its financial advisor, Benedetto, Gartland and Company, Inc., considered a number of alternatives, including the following:

•	Maintaining the Status Quo. Webco considered whether maintaining the status quo would be a viable strategy. Webco considered its size and resources compared to the significantly increased costs of maintaining its public company status, the increased risks associated with being a public company and the diminishing benefit to Webco and its stockholders of being a publicly-held company. Based on this analysis, Webco rejected this alternative.

•	Increasing Public Float. From time to time, Webco has considered issuing additional shares of its Common Stock to increase the public float. Based on the decline of Webco’s Common Stock price and the virtual closure in public equity markets during the past two years for issuers of Webco’s size, Webco has chosen not to dilute existing stockholders. For similar reasons, Webco has not pursued the private equity markets.

•	Selling Webco. The sale of Webco was not a viable strategy because of Webco’s controlling stockholders’ opposition to any such sale.

•	Liquidating Webco. Webco, together with Benedetto Gartland, reviewed orderly liquidation value appraisals of Webco’s fixed assets that had been conducted in connection with Webco’s renegotiation of its senior credit facility. Based on this review, a liquidation of Webco appeared to be financially unattractive. Additionally, Webco’s controlling stockholders would likely oppose such a liquidation.

•	All-Cash Transaction. Webco believed that the very low appraisal value of its assets would prevent it from obtaining adequate financing to do an all-cash transaction such as a management buyout. Webco discussed with Benedetto Gartland the feasibility of bringing in an outside financial partner to provide the additional cash needed for a management buyout. Benedetto Gartland was of the opinion that very few private equity investors would be interested in a minority position in Webco and would demand terms that would be unacceptable to Webco’s controlling stockholders.

•	“Going Private” Transactions. Webco considered various forms of “going private” transactions, such as an odd-lot tender offer and a reverse split followed by an exchange offer, but due to cost and time considerations and the uncertainty of achieving the transaction objectives, Webco did not recommend to the Board that such “going private” transactions be pursued.

     Webco and Benedetto Gartland presented these alternatives to Webco’s Board. Based on that presentation and the factors described in “Special Factors—Purpose of and Reasons for the Transaction” beginning on page 20, the Board determined that changing Webco’s status from that of a public, reporting company to that of a private, non-reporting company is the appropriate strategy for Webco. Further, the Board concluded that the Transaction is the most expeditious and economical alternative to accomplish that objective.

     See “Special Factors—Alternatives Considered” beginning on page 25.

Board Determination of the Fairness of the Transaction

     A Special Committee of independent directors appointed by the Board to consider the Transaction and the Board have determined that the Transaction is fair to the stockholders and unanimously recommend that stockholders vote “FOR” each of the five reverse/forward split combinations in order to effect the Transaction.

     The determination of the Special Committee and the Board is based on a number of procedural and substantive factors, including the following:

     Procedural Factors:

•	The Special Committee was established with sole power to make the decision to recommend the Transaction; and the Special Committee’s membership consists entirely of independent directors to represent the interests of Webco’s minority stockholders. In assessing the independence of the members of the Special Committee, the Board noted that one member owns 1,700 shares of Common Stock, which may or may not be cashed out depending on the Minimum Number selected. No other members of the Special Committee currently own shares of Common Stock, although all hold options that will remain outstanding after the Transaction.

•	The Special Committee retained its own independent financial advisor and legal counsel.

•	Webco retained its own financial advisor and legal counsel.

•	The stockholders will have an opportunity to make changes to their ownership before the effective date of the Transaction so that they can increase, divide or otherwise adjust their existing holdings prior to the effective date, in order to retain some or all of their shares or to receive cash for some or all of their shares.

•	The Special Committee negotiated with Webco and thoroughly deliberated and evaluated the net one-for-10 reverse/forward stock split combinations, with the result that the payment to Webco’s cashed-out holders was increased from $4.00 to $4.75 per pre-split share.

•	The Transaction will be effected in accordance with applicable requirements under Oklahoma law.

     Substantive Factors:

•	Based on the Special Committee’s determination that the Transaction is in the best interests of Webco and its stockholders, and that the cash price of $4.75 per pre-split share to be paid to holders of less than one share of Common Stock (post-reverse split) and to holders of fractional shares (post-forward split) is fair, the Special Committee recommended the Transaction. The Special Committee determined that the Transaction is fair to unaffiliated stockholders who will be cashed out in the Transaction and to those unaffiliated stockholders who will remain stockholders after the Transaction.

•	The terms of the Transaction, including the cash payment to holders of less than one share of Common Stock (post-reverse split) and to holders of fractional shares (post-forward split) in the amount of $4.75 per pre-split share, resulted from arms’-length negotiations between Webco and the Special Committee.

•	The Board believes that the Transaction is the superior transaction for Webco and its stockholders as compared to the feasible alternatives considered. The $4.75 per pre-split share is 62% of the book value per share of $7.67 as of April 30, 2004, but the Board’s financial advisor stated that book value as a measure of market value in our industry is of limited utility, because it is not a predictive measure of the present value of future cash flows for Webco. Over the past five years, our Common Stock has not traded at a price in excess of 80% of its then current book value per share, and has typically traded at less than half of book value per share. The Board believes that the other methodologies used by the financial advisor in its valuations are the most appropriate to measure the value of Webco. See “Financial Information—Market Prices of the Common Stock” beginning on page 72 and “Special Factors – Recommendation of the Board; Fairness of the Transaction–Book Value” beginning on page 32.

•	The Special Committee’s financial advisor, Hoak Breedlove Wesneski & Co., has rendered its opinion that the cash price of $4.75 per pre-Split share is fair to Webco’s cashed-out stockholders from a financial point of view.

•	The Board noted management’s intention after the Transaction to provide quarterly financial information and the expected impact of the forward split to create a per-share price immediately after the Transaction of approximately 10 times the current price of the Common Stock. The Board believes that these two factors will enhance the possibility for trading on the Pink Sheets, which was a critical consideration to them in determining fairness to the remaining stockholders.

•	Based on the recommendation by the Special Committee, the fairness opinion of Hoak Breedlove, the fact that the $4.75 per share price is within the range of each of the three valuation methods used by Hoak Breedlove as well as the overall valuation and is at the high end of the trading range of the Common Stock over the past five years, and that no commissions will be paid by those receiving cash, the Board concurred with the Special Committee that the Transaction is fair to unaffiliated stockholders who will be cashed out in the Transaction and to those unaffiliated stockholders who will remain stockholders after the Transaction.

     See “Special Factors—Recommendation of the Board; Fairness of the Transaction” beginning on page 31 and “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35.

Approval of Security Holders

     Approval of each of the proposals requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote on such proposal. Webco’s directors and executive officers, all of whom have indicated to us that they intend to vote their shares for each of the proposals, owned an aggregate of 3,643,015 shares of Common Stock, representing 51% of our outstanding shares as of June 28, 2004. These directors and executive officers also have options that are presently exercisable that, if exercised prior to the record date, would result in these directors and executive officers owning an additional 367,900 shares of Common Stock, which would increase the directors’ and executive officers’ share of the Common Stock entitled to vote at the Meeting to 54%, assuming no other options are exercised. See “Security Ownership of Certain Beneficial Owners” beginning on page 76, and “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35. Accordingly, it is likely that the Transaction will be approved by stockholders at the Meeting. Other than the expressed intent of directors and executive officers and the Weber family to vote their shares for the Transaction, we have not obtained any assurances or agreements from any of our stockholders as to how they will vote on the proposals.

     See “The Special Meeting—Vote Required” beginning on page 15.

Special Committee

     Due to the potential conflicts involved in the Transaction and for the protection of the minority stockholders, Webco’s Board concluded that a special committee needed to be established, consisting of independent directors, to approve or disapprove the Transaction, including the negotiation of the amount of the cash payment to holders of less than one share of Common Stock after the reverse split. The Special Committee was established, with Webco’s three outside directors being appointed members after confirming that none of them had any significant past or current relationship with Webco’s management. The Special Committee retained its own legal counsel. The Special Committee also selected Hoak Breedlove as its financial advisor to assist with the Transaction and to prepare an opinion as to the fairness, from a financial point of view, of the Transaction to the stockholders who would receive cash in the Transaction.

Fairness Opinion of Hoak Breedlove

     On July 23, 2004, Hoak Breedlove delivered to the Special Committee and the Board of Directors its opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the cash consideration to be paid in the proposed Transaction is fair, from a financial point of view, to Webco’s stockholders receiving such payments. This opinion considered Webco’s financial history, Webco’s most recently filed Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, as amended, Webco’s expectations for the fiscal quarter and year ending July 31, 2004, and management’s financial projections through fiscal 2008. The full text of the written opinion of Hoak Breedlove, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix A to this proxy statement. You should read the opinion carefully in its entirety, along with the discussion under “Special Factors—Opinion and Report of Hoak Breedlove” beginning on page 37.

     The opinion of Hoak Breedlove is directed to the Special Committee and the Board of Directors, addresses only the fairness to holders of the Common Stock from a financial point of view of the cash consideration to be paid in the proposed Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

Interests of Webco’s Directors and Executive Officers in the Transaction

     In considering the recommendation of the Board of Directors with respect to the Transaction, stockholders should be aware that Webco’s executive officers and directors have interests in the Transaction that are in addition to, or different from, our stockholders generally. These interests may create potential conflicts of interest and include the following:

•	Each executive officer and each member of the Board of Directors holds shares or vested options in excess of the Minimum Number and will, therefore, retain shares of Common Stock or options to purchase Common Stock after the Transaction. See “Security Ownership of Certain Beneficial Owners” beginning on page 76.

•	As a result of the Transaction, the stockholders who own of record on the record date, more shares than the Minimum Number, including Webco’s executive officers and directors, will increase their percentage ownership interest in Webco as a result of the Transaction. For example, assuming the Transaction is implemented and the Minimum Number is 2,000, 1,500, 1,000, 500 or 200 shares, and based on information and estimates of record ownership and shares outstanding and other ownership information and assumptions as of June 28, 2004, the ownership percentage of Webco’s executive officers and directors will increase from 54% to 57%, 57%, 55%, 55% or 54%, respectively, (including exercisable options) and the ownership percentage of Mr. Weber, Ms. Weber and their family will increase from 48% to 50%, 50%, 49%, 48% or 48%, respectively, (including exercisable options) as a result of the reduction of an estimated 420,000, 350,000, 175,000, 110,000 or 60,000 shares, respectively, in the number of shares of Common Stock outstanding.

•	After the deregistration of the Common Stock under the 1934 Act becomes effective, Webco intends to lend $1,500,000 to F. William Weber, Chairman of the Board and Chief Executive Officer, $180,000 to Dana S. Weber, Vice Chairman, President and Chief Operating Officer, $300,000 to David E. Boyer, Senior Vice President of Tubular Operations and Corporate Secretary, and $120,000 to other employees. Webco’s loans to these officers will be used by them solely to repay currently outstanding loans with various financial institutions that are secured by shares of our Common Stock. These financial institutions have advised these persons that, following deregistration of our Common Stock, these shares will no longer be allowed as collateral. The Board and these officers have agreed that these loans will not be forgiven, that they will be personal obligations of these individuals and that they will be collateralized by Common Stock owned by them. The making of these loans by Webco is not a reason for engaging in the Transaction, but is the result of, and is necessitated by, the current financial institutions’ unwillingness to continue to accept Common Stock as collateral for loans after the Common Stock is deregistered.

•	Kenneth E. Case, Jack D. McCarthy and Bradley S. Vetal, members of the Special Committee, will each receive compensation for serving on the Special Committee. In the case of Mr. McCarthy, Chairman of the Special Committee, such compensation will aggregate approximately $32,000 and, in the case of Messrs. Case and Vetal, will aggregate approximately $10,500 each.

•	Dr. Case, the owner of 1,700 shares of Common Stock, is the only member of the Special Committee who is a stockholder. Dr. Case, Mr. McCarthy and Mr. Vetal hold options to purchase 27,000, 15,000 and 19,500 shares of Common Stock, respectively. These options are currently exercisable and will remain outstanding after the Transaction.

•	According to a Schedule 13G dated February 16, 2004, Strong Capital Management, a principal stockholder of Webco, owned 1,976,998 shares, or 11.7%, of the outstanding common stock of Matrix Services Company. Bradley S. Vetal, a member of the Special Committee, is Chairman and Chief Executive Officer of Matrix Services Company.

•	While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the additional legal exposure for Webco’s directors and executive officers from securities laws relating to public companies will be eliminated.

•	Depending on the reverse split selected and whether or not they combine their shares with other shares held, certain of our directors and executive officers may receive cash for their shares as a result of the Transaction. See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” (beginning on page 35).

     The Transaction will not trigger any change of control provisions in any of our executive officers’ employment agreements.

Source of Funds; Financing of the Transaction

     Based on estimates of record ownership of shares of Common Stock and the number of shares outstanding and other information as of June 28, 2004, we estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their shares, to cash out options, to make loans to certain of our executive officers and employees solely to replace existing loans that they have with third party lenders and to pay the other costs of the Transaction, will be approximately $5,230,000 (assuming the Minimum Number is 2,000), $4,880,000 (assuming the Minimum Number is 1,500), $4,044,000 (assuming the Minimum Number is 1,000), $3,715,000 (assuming the Minimum Number is 500) or $3,461,000 (assuming the Minimum Number is 200). We intend to fund this requirement using available cash and amounts available under our loan agreement, which is being renegotiated. We are currently conducting negotiations with potential lending sources and believe that we will be successful in obtaining financing necessary to fund the Transaction. It is our current plan in any such refinancing to increase our revolving credit facility from $38 million to $50 million, to increase our term loan from $10.1 million (as of April 30, 2004) to $18.0 million and to extend the maturity date of the loan to October 31, 2009. There can be no assurance that Webco will be successful consummating any such financing on these terms or at all, although we anticipate completing the required financing prior to the date of the Special Meeting. See “Proposals to Amend Webco’s Certificate of Incorporation—Reservation of Rights” beginning on page 20 and “Special Factors—Source of Funds; Financing of the Transaction” beginning on page 50.

Conduct of Webco’s Business after the Transaction

     Webco’s executive officers will remain the same immediately following the Transaction; however, after the termination of the listing of shares of Common Stock on the American Stock Exchange and the deregistration of the Common Stock under the 1934 Act, we intend to decrease the size of Webco’s Board to five members due to the announced intention of Mr. Vetal to resign, with Ms. Weber and Messrs. Weber, McCarthy, Case and Kowalski remaining as directors.

     Webco expects to conduct its business and operations after the effective date of the Transaction in substantially the same manner as they are currently being conducted and, except as described in this proxy statement with respect to: (1) the expected resignation of one director, (2) the expected changes in our credit facility and the related use of funds to finance the Transaction and related costs, and (3) Webco’s plans to deregister its Common Stock under the 1934 Act and delist it from the American Stock Exchange, the Transaction is not anticipated to have a material effect upon the conduct of Webco’s business.

     Neither Webco nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; a sale or transfer of any material amount of its assets; a change in its Board or management (except as described in this proxy statement); a material change in its indebtedness or capitalization (except as described in this proxy statement); or any other material change in its corporate structure or business. However, Webco may engage in such a transaction in the future to the extent that management and the Board determines it to be in the interest of Webco and its stockholders.

Federal Income Tax Consequences

     Generally, for stockholders who have fewer shares of Common Stock than the Minimum Number and for stockholders who have fractional shares after the forward split, the receipt of cash for fractional shares will be treated for tax purposes in the same manner as if the shares had been sold in the market for cash. As to stockholders who will remain stockholders of Webco following the Transaction, the tax consequences to those stockholders of the Transaction will depend on each stockholder’s own unique situation. Accordingly, stockholders may wish to consult their own tax advisor to determine the effect of the Transaction under applicable federal, state, local and foreign tax laws. See “Special Factors—Material Federal Income Tax Consequences” beginning on page 52 for a description of the material federal income tax consequences of the Transaction.

No Dissenters’ or Appraisal Rights

     Under the Oklahoma General Corporation Act and Webco’s Certificate of Incorporation and Bylaws, Webco’s stockholders are not entitled to dissenters’ or appraisal rights.

Recommendation of the Board

     The Board recommends that the stockholders vote “FOR” each of the proposals to approve the Reverse/Forward Split Amendment. Unless a contrary choice is specified, proxies solicited by the Board will be voted “FOR” approval of each of the proposals to approve the Reverse/Forward Split Amendment. See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35.

Conditions to the Completion of the Transaction

     The completion of the Transaction depends upon: the approval of one or more of the proposed reverse/forward stock split ratios by the holders of a majority of the outstanding shares of Common Stock; the confirmation by Webco that the funds are available to consummate the Transaction; and the selection by the Board of one (and only one) of the five alternative reverse/forward stock split combinations that have been approved by the stockholders. Stockholders holding sufficient shares to approve each of the five proposals have already indicated that they intend to vote in favor of all of the proposals. Once one or more of the proposals have been approved by stockholders at the Meeting, and assuming that sufficient funds are available and that the Board of Directors selects one of the five alternative reverse/forward split combinations, we will file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Oklahoma and thereby effect the selected reverse/forward stock split. For more information about the alternative reverse/forward split combinations, please see “—Summary of the Transaction” beginning on page 1.

Reservation of Rights

     The Board reserves the right to abandon the Transaction without further action by our stockholders at any time before the filing of the necessary amendment to our Certificate of Incorporation with the Oklahoma Secretary of

State, even if the Transaction has been authorized by our stockholders at the Special Meeting. By voting in favor of any or all of the five alternative proposals, stockholders are also expressly authorizing us to determine not to proceed with the Transaction if the Board should so decide. For an explanation of the factors to be considered in selecting the Minimum Number and whether or not to proceed with the Transaction, see “Proposals to Amend Webco’s Certificate of Incorporation—Reservation of Rights” beginning on page 20.

Market Price of Common Stock

     The last sale price of the Common Stock on May 28, 2004, the day before Webco announced its consideration of a going-private transaction, was $4.86 per share. The closing price of the Common Stock on June 25, 2004, the day before Webco announced the approval of this Transaction by the Special Committee and Board of Directors, was $4.08 per share. On             , 2004 (the most recent practicable date prior to the printing of this proxy statement), the closing price of the Common Stock was $             per share. See “Financial Information—Market Prices of the Common Stock” beginning on page 72.

Selected Per Share Financial Information

     The following table sets forth selected historical per share financial information for Webco and unaudited pro forma per share financial information for Webco giving effect to the Transaction as if it had been consummated as of the end of each period presented, in the case of book value per share information, and as of the beginning of the respective reporting periods, in the case of earnings per share information. The information presented below is derived from (i) the consolidated historical financial statements of Webco, including the related notes thereto, and (ii) the unaudited Pro Forma Consolidated Financial Statements, including the related assumptions, beginning on page 56. This table should be read together with the Selected Historical Financial Information beginning on page 54, the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and footnotes beginning on page 56 and the consolidated financial statements of Webco and the notes thereto included in Webco’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, as amended, and Webco’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, as amended, which information is incorporated by reference in this proxy statement. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes, based on a Minimum Number of 2,000, 1,500, 1,000, 500 or 200, that 420,000, 350,000, 175,000, 110,000 or 60,000 shares, respectively, of Common Stock will be cashed out in connection with the Transaction, options to purchase 221,000, 202,000, 177,000, 73,000 or 1,000 shares, respectively, of Common Stock will be cancelled or cashed out at a cost of $60,000, $42,500, $37,750, $17,500 or $1,000, respectively, and that the total cash required for the Transaction will be $5,230,000, $4,880,000, $4,044,000, $3,715,000 or $3,461,000, respectively, including the cash paid for these shares and options, loans to be made to certain of our executive officers and employees solely to replace existing loans that they have with third party lenders and amounts required to pay the other costs of the Transaction. The pro forma information set forth below is not necessarily indicative of what Webco’s financial position or results of operations actually would have been if the Transaction had been consummated as of the above referenced dates or of Webco’s financial position or results of operations in the future.

Webco-Historical

		As of and for the
	As of and for the	Year Ended
	Nine Months Ended	July 31, 2003
	April 30, 2004	(pro forma amounts
(Shares in thousands except per share amounts)	(unaudited)	are unaudited)
Net income per common share
Basic	$.44	$.27
Diluted	$.44	$.27
Book value per common share (1)	$7.67	$7.21
Ratio of earnings to fixed charges (2)	3.68	2.24
Dividends per common share	$—	$—
Weighted average common shares outstanding
Basic	7,082	7,082
Diluted	7,164	7,147

Webco—Pro Forma

(assuming a one-for-2000 split):
Net income per common share (3)
Basic	$4.80	$2.99
Diluted	$4.74	$2.96
Book value per common share(4)	$76.87	$72.01
Dividends per common share	$—	$—
Weighted average common shares outstanding
Basic	666	666
Diluted	674	672
(assuming a one-for-1500 split):
Net income per common share (3)
Basic	$4.77	$2.99
Diluted	$4.72	$2.96
Book value per common share(4)	$76.58	$71.77
Dividends per common share	$—	$—
Weighted average common shares outstanding
Basic	673	673
Diluted	681	679
(assuming a one-for-1000 split):
Net income per common share (3)
Basic	$4.68	$2.95
Diluted	$4.63	$2.92
Book value per common share(4)	$75.79	$71.11
Dividends per common share	$—	$—
Weighted average common shares outstanding
Basic	691	691
Diluted	699	697
(assuming a one-for-500 split):
Net income per common share (3)
Basic	$4.67	$2.95
Diluted	$4.61	$2.93
Book value per common share(4)	$75.60	$70.96
Dividends per common share	$—	$—
Weighted average common shares outstanding
Basic	697	697
Diluted	705	703
(assuming a one-for-200 split):
Net income per common share (3)
Basic	$4.65	$2.95
Diluted	$4.60	$2.93
Book value per common share(4)	$75.41	$70.80
Dividends per common share	$—	$—
Weighted average common shares outstanding
Basic	702	702
Diluted	710	708

(1)	Historical book value per share of Common Stock is computed by dividing stockholders’ equity by the number of basic common shares outstanding at the end of the respective periods.

(2)	The ratio of earnings to fixed charges for fiscal 2002 was 2.43.

(3)	Basic and diluted pro forma net income per share amounts are computed by dividing pro forma net income by the historical weighted average number of basic shares and diluted shares outstanding for the respective periods, minus the shares of Common Stock assumed to be cashed out in the Transaction and giving effect to the change in outstanding options.

(4)	Pro forma book value per share of Common Stock is computed by dividing pro forma stockholders equity by the number of basic common shares outstanding at the end of the respective periods minus the shares of Common Stock assumed to be cashed out in the Transaction.

THE SPECIAL MEETING

General

     We are providing this proxy statement to our stockholders of record as of                    , 2004, along with a proxy card that our Board of Directors is soliciting for use at the Special Meeting of our stockholders to be held on                    , 2004, at 11:00 a.m., central time, at our offices at 9101 West 21st Street, Sand Springs, Oklahoma. At the Meeting, stockholders will vote upon five proposals to approve an amendment to our Certificate of Incorporation, one of which will be selected by our Board to implement the Transaction, subject to the right of the Board to abandon the Transaction if it so determines.

Who Can Vote at the Meeting

     Stockholders are entitled to vote their Common Stock if Webco’s records show that such stockholders held their shares as of the record date, which is                    , 2004. On the record date, there were 7,081,723 shares of Common Stock outstanding, held by approximately                     holders of record. Each share of Common Stock is entitled to one vote on each matter submitted at the Meeting.

Attending the Meeting

     Holders whose shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name” or “nominee name”), will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Stockholders wishing to vote their shares of Common Stock held in street name in person at the Meeting must get a written proxy in their name from the broker, bank or other nominee that holds such stockholders’ shares.

Vote Required

     Approval of each of the proposals requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote. The proposals to amend Webco’s Certificate of Incorporation are “non-discretionary” items, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to a proposal (“broker non-vote shares”) and shares with respect to which a proxy has been marked as an abstention with respect to a proposal will not be counted as votes cast on that proposal. Failures to vote shares, abstentions and broker non-vote shares will have the same effect as votes against a proposal. Proxies will be provided to individual participants in Webco’s 401(k) Stock Fund based on their allocation of shares in the plan. The trustee will vote shares on behalf of a 401(k) Plan participant who has invested in the Webco Common Stock fund if the participant has given voting instructions to the trustee. All participant directions will be kept confidential from Webco by the trustee. Unvoted shares will be voted according to the terms of the trust agreement for the 401(k) Plan, which provides that unvoted shares will be voted as directed by a designated fiduciary of the plan. Accordingly, the Board of Directors urges you to complete, date and sign the accompanying proxy appointment form and return it promptly in the enclosed postage-prepaid envelope.

     A quorum will be present at the Meeting if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Meeting in person or by proxy. Shares with respect to which a proxy have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. In accordance with Oklahoma law and Webco’s Bylaws relating to special meetings of stockholders, no other business may be presented at the Special Meeting other than matters incidental to the conduct of the Meeting.

     Our directors and executive officers, all of whom have indicated to us that they intend to vote their shares for all five of the proposals, owned an aggregate of 3,643,015 shares of Common Stock, representing 51% of our outstanding shares as of June 28, 2004. These directors and executive officers also have options that are presently exercisable that, if exercised prior to the record date, would result in these directors and executive officers owning an additional 367,900 shares of Common Stock, which would increase the directors and executive officers share of the Common Stock entitled to vote at the Meeting to 54%, assuming no other options are exercised. See “Security

Ownership of Certain Beneficial Owners” beginning on page 76, and “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35. Accordingly, it is likely that the Transaction will be approved by stockholders at the Meeting. Other than the expressed intent of directors and executive officers and the Weber family to vote their shares for the Transaction, we have not obtained any assurances or agreements from any of our stockholders as to how they will vote on the proposals.

Voting and Revocation of Proxies

     The shares of Common Stock represented by properly completed proxies received at or before the time for the Meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxy appointments are revoked as described below. If no instructions are given, executed proxy cards will be voted “FOR” approval of each of the five proposals.

     Stockholders may revoke their proxies at any time before the vote is taken at the Meeting. To revoke a proxy, a stockholder must either: notify Webco’s Corporate Secretary in writing at Webco’s principal executive offices; submit a later dated proxy to Webco’s Corporate Secretary; or attend the Meeting and vote his or her shares in person. A stockholder’s attendance at the Meeting will not automatically revoke his proxy. A stockholder who holds his or her shares in street name should refer to the voting form provided by his or her broker for additional information regarding the voting of his or her shares.

Solicitation of Proxies

     Webco will pay the costs of soliciting proxies for the Special Meeting. Directors, officers and other employees of Webco or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. We will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and we will reimburse these record holders for their reasonable out-of-pocket expenses. We may consider retaining a proxy solicitation firm. If we do, we will bear all of the fees, costs and expenses.

Recommendation of the Board of Directors

     The Board of Directors of Webco has approved all five proposals to amend Webco’s Certificate of Incorporation to effect, as determined by the Board of Directors in its discretion, one (and only one) of the alternative reverse/forward stock split combinations. The Board of Directors unanimously recommends that Webco’s stockholders vote “FOR” approval of each of the five proposals to amend Webco’s Certificate of Incorporation. See “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35.

PROPOSALS TO AMEND WEBCO’S CERTIFICATE OF INCORPORATION

     The following is a description of the material terms and effects of the Transaction. The text of the amendment is set forth below under “Proposed Language Amending Webco’s Certificate of Incorporation—Reverse/Forward Split Amendment” beginning on page 19, and is referred to in this proxy statement as the “Reverse/Forward Split Amendment.”

     Subject to the Board’s right to abandon the Transaction, as described below, the Board has unanimously adopted resolutions declaring the advisability of, and is herewith submitting to the stockholders for approval, five alternative proposals to amend Webco’s Certificate of Incorporation, each effecting a reverse/forward stock split of all shares of Common Stock issued as of 11:59 p.m. (central time) on the date the Reverse/Forward Split Amendment is filed with the Oklahoma Secretary of State. Pursuant to the Reverse/Forward Split Amendment, all shares of Common Stock, whether or not issued, will be divided on the effective date by the Minimum Number associated with the reverse/forward stock split combination approved by the stockholders and selected by the Board and converted into the resulting number of shares of Common Stock. Webco will make a cash payment in the amount of $4.75 (without interest) per pre-reverse split share in lieu of issuing less than one share that will result from the reverse split to stockholders of record. No cash will be paid for fractional shares resulting from the reverse split if the stockholder of record will hold more than one share after the reverse split except to the extent of fractional shares to which they would be entitled following the forward split. For more information about the Minimum Number, see “Summary Term Sheet for Reverse/Forward Stock Split Transaction—Summary of the Transaction” beginning on page 1.

     Immediately following the reverse split, all remaining shares will be multiplied by the Forward Number associated with the reverse/forward stock split combination approved by the stockholders and selected by the Board and converted into the resulting number of shares of Common Stock. Webco will make a cash payment in the amount of $4.75 (without interest) per pre-reverse split share in lieu of issuing fractional shares that would result from the reverse/forward split to our remaining stockholders of record.

     The Board will have the discretion to determine which of the five alternative reverse/forward stock split proposals will be selected from those approved by stockholders and when to effect the Transaction. The Board reserves the right to abandon the Transaction even if one or more of the proposals are approved by the stockholders. (See “—Reservation of Rights” beginning on page 20.) Webco expects that, if stockholders approve one or more of the proposals and the Board elects to implement the Transaction, the Transaction would be consummated within 30 days after the date of the Special Meeting. If the Board determines to implement the Transaction, as soon as practicable after the effectiveness of the reverse/forward stock split, we will publicly announce in a press release and post on our website at http://www.webcoindustries.com which of the five alternative reverse/forward stock split combinations was selected and that the Transaction was consummated.

     Webco intends for the Transaction to treat beneficial stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record stockholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders. However, nominees will decide how to respond to this offer and they are not obligated to follow these procedures. Stockholders holding their shares in street name should contact their nominees if they have questions about how their nominee intends to respond to this offer or about their procedures.

Effect of the Transaction on Stockholders

     In general, the net effect of the Transaction on the record holders of Common Stock will be as follows:

Stockholder as of Effective Date	Net Effect after Transaction
Record holders of 2,000 or more shares of Common Stock in a record account immediately prior to the reverse split.	Because the maximum reverse split ratio the Board could select is one-for-2,000, these record holders will receive shares of Common Stock equal to the number of shares held prior to the reverse split divided by 10. No cash payments will be made to these stockholders except to the extent of fractional shares to which they would be entitled following the forward split.

Record holders of less than 200 shares of Common Stock in a record account immediately prior to the reverse split.	Because the minimum reverse split ratio the Board could select is one-for-200, these record holders will be cashed out at a price of $4.75 per pre-reverse split share. These stockholders will not have to pay any commissions or other fees in connection with this cash out. Holders of these shares will not have any continuing equity interest in Webco.

Stockholder as of Effective Date	Net Effect after Transaction
Record holders of 200 or more but less than 2,000 shares of Common Stock in a record account immediately prior to the reverse split.	Because the Board of Directors of Webco will not make the final selection of the reverse split ratio until after the Meeting, these stockholders will not know whether they will receive shares or be cashed out until the reverse split ratio has been selected and announced. If they hold a number of shares equal to or greater than the reverse split ratio selected, they will be treated in a manner similar to the first example above. If they hold a number of shares less than the reverse split ratio selected, they will be treated in a manner similar to the second example above.

     Any holder of record who desires to retain an equity interest in Webco after the effective date may ensure that he or she will do so by purchasing, prior to the effective date, a sufficient number of shares of Common Stock in the open market such that the total number of shares held by him or her in one record account immediately prior to the reverse split is equal to or greater than 2,000, the maximum reverse split ratio that our stockholders may approve and our Board of Directors may select.

     Conversely, any holder of record who wishes to be cashed out in the reverse split could, prior to the effective date, dispose of a sufficient number of shares to cause the number of shares held of record by such holder on the effective date to be less than 200 shares, the minimum reverse split ratio that our stockholders may approve and our Board of Directors may select. A holder of record could also achieve this result by dividing shares beneficially owned by the holder among several record accounts such that fewer than 200 shares are held of record in each account. For example, a beneficial holder who holds 300 shares in street name with a broker could have the broker transfer 150 of the shares into the beneficial holder’s own name so that, on the effective date, 150 shares are held by the beneficial holder directly of record and 150 shares are held of record in street name. Since the record holders would be different, both lots of 150 shares would be cashed out in the reverse split.

     Similarly, if a stockholder beneficially owns a total of 3,000 shares or more, but holds them in different accounts of record so that each record account holds fewer than 2,000 shares, but the holder wishes to remain a stockholder after the reverse split, the stockholder could transfer all of the shares into one record account prior to the effective date.

Effect of the Transaction on Option Holders

     Upon effectiveness of the reverse split, any options under Webco’s 1994 Stock Incentive Plan for Employees and Non-Employee Directors that are less than the Minimum Number will become a right to receive $4.75 in cash less the exercise price of the pre-reverse split shares subject to the option, irrespective of vesting status, and the options will be cancelled. Upon effectiveness of the Transaction, any options that equal or exceed the Minimum Number will have their number of shares and exercise prices adjusted to give effect to the one-for-10 combined reverse/forward split. The vesting schedule for any options still in effect after the Transaction will remain unchanged.

Effect of the Transaction on 401(k) Plan Participants

     The trust under our 401(k) Plan will receive one share for every 10 shares held at the effective time, and will receive $4.75 per pre-split share for any fractional shares remaining after the forward split. As of June 28, 2004, there were 134,447 shares of Common Stock in the 401(k) Plan. If the Transaction is effected, our 401(k) Plan will be amended to provide that, upon a distribution of shares of Common Stock to a participant, the participant will have a one-time opportunity to sell such shares to Webco at an appraised price to be determined at that time in accordance with the amended terms of the 401(k) Plan, during the 90-day period commencing on the date of distribution, subject to limitations under our loan agreement at the time, which will likely contain provisions restricting our ability to repurchase shares of Common Stock.

Exchange of Stock Certificates

     Stockholders should not send their stock certificates now. Stockholders should send them only after they have received a letter of transmittal from Webco. Letters of transmittal will be mailed as soon as practicable after the Transaction is complete.

     Promptly following the consummation of the reverse/forward stock split, Webco will send letters of transmittal to all stockholders of record. The letter of transmittal is for use in transmitting Common Stock certificates to Webco’s transfer agent. Upon proper completion and execution of a letter of transmittal and return thereof to the transfer agent, together with stock certificates, the stockholder will receive a new stock certificate and/or cash in the amount to which the holder is entitled as a result of the Transaction. After the Transaction and until surrendered, each outstanding certificate held by a stockholder of record who held shares in any increment of less than the Minimum Number immediately prior to the Transaction will be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled pursuant to the Transaction. Webco will make payment of such amounts upon submission of a proper claim, subject to applicable escheat laws. See “Special Factors—No Dissenters’ Rights; Escheat Laws” beginning on page 54.

     In connection with the Transaction, the Common Stock will be identified by a new CUSIP number, which will appear on all certificates representing shares of Common Stock issued after the effective date. After the effective date, each certificate representing shares of Common Stock that were outstanding prior to the effective date and that were held by a stockholder of record of more shares than the Minimum Number immediately prior to the Transaction, until surrendered and exchanged for a new certificate, will be deemed for all corporate purposes to evidence ownership of 1/10th of the number of shares set forth on the face of the certificate, rounded down to the nearest whole share, plus the right to receive the amount of cash to which the holder is entitled pursuant to the Transaction. Any stockholder desiring to receive a new certificate bearing the new CUSIP number can do so at any time after the effective date in accordance with instructions set forth in the transmittal letter or otherwise by contacting the transfer agent as set forth in the transmittal letter for surrendering his or her old certificates. After the effective date, an old certificate presented to the exchange agent in settlement of a trade will be exchanged for a new certificate bearing the new CUSIP number.

     All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be payable by stockholders in connection with the Transaction. Webco will not pay any interest on any cash amounts payable to its stockholders as a result of the Transaction.

     The shares reacquired by Webco in the Transaction will be adjusted in proportion to the one-for-10 net reverse split, and the adjusted shares will be cancelled and thereafter be authorized but unissued shares of Common Stock.

Proposed Language Amending Webco’s Certificate of Incorporation—Reverse/Forward Split Amendment

     The following is the text of a new paragraph in Article 3 of Webco’s Certificate of Incorporation, substantially as it is proposed to be amended by each of the Reverse/Forward Split Amendment proposals:

Effective at 11:59 p.m. (the “Effective Time”) on the date of filing of Articles of Amendment with the Secretary of State of the State of Oklahoma setting forth this Amendment (the “Effective Date”), each [Two Hundred (200), Five Hundred (500), One Thousand (1,000), One Thousand Five Hundred (1,500), or Two Thousand (2,000)] shares of authorized Common Stock of Webco, whether or not issued, immediately prior to the Effective Time shall automatically be reclassified and changed into one share of Common Stock (a “New Reverse Split Share”). Each holder of record of shares of Common Stock so reclassified and changed shall at the Effective Time automatically become the record owner of the number of New Reverse Split Shares as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and changed, at the office of the transfer agent of Webco in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of Webco, a new certificate or certificates representing the number of New Reverse Split Shares of which he or she is the record owner after giving effect to the provisions of this Article 3. Webco shall not issue fractional New Reverse Split Shares unless the holder thereof is entitled to receive at least one full share. Stockholders entitled to receive fractional New Reverse Split Shares but who are not also entitled to receive at least one full share shall receive cash in lieu of the fractional shares equal to the product of (a) the number of shares of the Common Stock held by such holder immediately prior to the Effective Time which have not been classified into a whole New Reverse Split Share, multiplied by (b) $4.75.

Effective immediately after the Effective Time, on the Effective Date, each share of authorized Common Stock of Webco, whether or not issued, at the Effective Time (giving effect to the prior paragraph) shall automatically be reclassified and changed into [Twenty (20), Fifty (50), One Hundred (100), One Hundred Fifty (150), or Two Hundred (200)] shares of Common Stock (“New Forward Split Shares”). Each holder of record of shares of Common Stock so reclassified and changed shall immediately after the Effective Time automatically become the record owner of the number of New Forward Split Shares as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and changed, at the office of the transfer agent of Webco in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of Webco, a new certificate or certificates representing the number of New Forward Split Shares of which he or she is the record owner after giving effect to the provisions of this Article 3. Webco shall not issue fractional New Forward Split Shares. Stockholders entitled to receive fractional New Forward Split Shares shall receive cash in lieu of the fractional shares equal to the product of (a) the number of fractional shares that would be received as a result of the forward split contemplated by this paragraph, multiplied by (b) $47.50.

     The first paragraph above will give effect to the reverse split by changing, reclassifying and dividing old shares of authorized Common Stock by the Minimum Number selected on the terms described above into resulting new shares of Common Stock. The second paragraph above will give effect to the forward split by changing, reclassifying and multiplying each new share of authorized Common Stock following the reverse split by the Forward Number selected on the terms described above into resulting final shares of Common Stock.

Reservation of Rights

     The Board reserves the right to decide, in its discretion, which one of the alternative reverse/forward stock split combinations approved by stockholders will be adopted or to abandon the Transaction after a stockholder vote and before the Reverse/Forward Split Amendment is filed even if the proposals are approved by stockholders. The Board believes that it is prudent to recognize that, between the date of this proxy statement and the date that the Reverse/Forward Split Amendment is filed, circumstances could change such that it might not be appropriate, economic or desirable to effect the amendment at that time. While the Board has not set any specific criteria for determining whether the Transaction will be effected, the two primary considerations will be to reduce the number of stockholders of record to fewer than 300 and to select the proposal that best fits the covenants of our new senior credit facility, which is currently being negotiated. We expect that the new senior credit facility will permit us to purchase up to 420,000 shares of Common Stock. If the cost of a Transaction, which will result in reducing the number of stockholders of record to fewer than 300 exceeds our financial capacity, the Board will not proceed with the Transaction. The Board will make its decision based on its business judgment at a time deemed appropriate and based on then existing facts and circumstances, including the number of record stockholders and the number of shares owned by them at that time. If Webco is unable to obtain the financing required to complete the Transaction and, therefore, determines to abandon the Transaction, or if the Board otherwise decides to abandon the Transaction after the Special Meeting and before the date that the Reverse/Forward Split Amendment is filed, Webco will notify its stockholders of such decision promptly by issuing a press release and posting the decision on its website at http://www.webcoindustries.com.

SPECIAL FACTORS

Purpose of and Reasons for the Transaction

     The primary purpose of the Transaction is to reduce the number of Webco’s stockholders of record to fewer than 300, thereby enabling Webco (1) to terminate its obligation to file annual and periodic reports and make other filings under the federal securities laws and (2) to terminate the registration of the Common Stock under the 1934 Act. As a result, we would be able to realize the cost savings that would be achieved by eliminating most of the expenses related to our disclosure, reporting and compliance requirements under the 1934 Act and our listing requirements on the American Stock Exchange for our Common Stock. As a public reporting company, we incur significant expenses, most of which would be eliminated or reduced significantly as a result of the Transaction, including the following:

•	fees and expenses of counsel to review and assist in the preparation of securities reports and news releases, as well as advising us on securities law and American Stock Exchange compliance matters;

•	American Stock Exchange listing fees for the Common Stock;

•	insurance premiums for directors’ and officers’ liability insurance in an amount sufficient to attract and retain qualified directors and executive officers;

•	fees and expenses of our transfer agent and others for printing, postage, stock transfer and other administrative expenses to service public stockholders, most of whom are holders of relatively small numbers of shares of our Common Stock;

•	fees and expenses of investor relations advisors and consultants hired from time to time;

•	independent accountants’ fees for auditing our financial statements and reviewing our quarterly financial statements and earnings releases; and

•	directors’ fees for their services and expenses related thereto;

     The Transaction would also have the effect of:

•	eliminating the cost of maintaining small stockholder accounts;

•	permitting small stockholders to receive cash for their shares without having to pay brokerage commissions or other fees; and

•	reducing the substantial time that management and other employees spend preparing and reviewing periodic reports required of publicly-traded companies and managing stockholder relations and communications; thus enabling them to devote more of their time and energies to the Company’s strategy and operations.

     The information in the table below as to the effect of the Transaction is based on estimates of record ownership of shares of Common Stock, the number of shares outstanding and other information as of June 28, 2004.

	2,000	1,500	1,000	500	200	Total

Minimum Number:
Stockholders of record holding less than the Minimum Number (1)	279	276	262	254	235	343
% of total stockholders of record	81.3%	80.5%	76.4%	74.1%	68.5%
Shares owned by above stockholders	43,000	36,000	28,000	23,000	17,000
% of total shares outstanding	0.6%	0.5%	0.4%	0.3%	0.2%
Beneficial stockholders who are not stockholders of record holding less than the Minimum Number (2)	955	927	895	758	604	1,138
% of total beneficial stockholders who are not stockholders of record	83.9%	81.5%	78.6%	66.6%	53.1%
Shares held by above beneficial stockholders (2)	377,000	314,000	147,000	87,000	43,000
% of total shares outstanding	5.3%	4.4%	2.1%	1.2%	0.6%
Total record and beneficial stockholders holding less than the Minimum Number	1,234	1,203	1,157	1,012	839	1,481
% of total record and beneficial stockholders	83.3%	81.2%	78.1%	68.3%	56.7%
Shares held by total record and beneficial stockholders holding less than the Minimum Number (2)	420,000	350,000	175,000	110,000	60,000
% of total shares outstanding	5.9%	4.9%	2.5%	1.6%	0.8%

(1)	Does not include beneficial owners whose shares may be held in street name.

(2)	Webco has no direct knowledge of the number of shares of Common Stock owned beneficially (but not of record) by individual stockholders who hold their shares in street name, but has estimated these numbers based upon information obtained from our transfer agent and ADP Investor Communication Services.

As a public company, the following items, among others, must be prepared and filed with the Securities and Exchange Commission:

•	quarterly reports on Form 10-Q, including certifications by our chief executive officer and chief financial officer of the accuracy of the financial statements contained in those reports;

•	annual reports on Form 10-K, including certifications by our chief executive officer and chief financial officer of the accuracy of the financial statements contained in those reports;

•	proxy statements and annual stockholder reports as required by Regulation 14A under the 1934 Act;

•	current reports on Form 8-K; and

•	ownership change reports as required by regulations under Sections 13 and 16 of the 1934 Act.

     With a large number of small stockholders, the costs associated with these reports and other filing obligations result in significant overhead expenses. The cost of administering each stockholder’s account and the amount of time spent by Webco’s management in responding to stockholder inquiries is the same regardless of the number of shares held in the account. Accordingly, the burden to Webco of maintaining many small accounts is disproportionately high when compared with the total number of shares involved.

     Unlike many larger public companies, Webco does not have employees assigned to manage investor relations. Instead, our executive officers respond directly to stockholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of managing Webco. Therefore, our management believes that it would be beneficial to Webco and its stockholders as a whole to eliminate the administrative burden and cost associated with the estimated record and beneficial owners of less than the Minimum Number of shares of Common Stock.

     Webco incurs direct and indirect costs associated with compliance with the Securities and Exchange Commission’s filing and reporting requirements imposed on public companies. We also incur substantial indirect costs as a result of, among other things, management’s time expended in preparing and reviewing such filings. Since we have relatively few executive personnel, these indirect costs can be substantial. Based on our experience in prior years, the direct external annual costs resulting from Webco’s being a public company, and which can be avoided by being a private company, are estimated as follows:

Independent audit cost premium	$100,000
Investor relations	70,000
Board fees and expenses	65,000
Legal	30,000
Directors’ and officers’ liability insurance	30,000
Training, education and other	35,000

Total	$330,000

     Estimates of the annual savings expected to be realized if the Transaction is implemented are based upon (1) the actual historical costs to Webco of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements and (2) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to Webco’s public reporting company status. In some instances, Webco’s management’s estimates were based on information provided by others or upon verifiable assumptions. For example, discussions with other privately held companies and our own previous experience as a private company lead us to believe that there will be a reduction in auditing fees if we cease to be public, because of a reduction in risk and the absence of quarterly reviews. In addition, there will be limited need for legal counsel for securities matters, reduced cost associated with outside directors and the related expenses, limited need for printing services if we no longer file reports with the Securities and Exchange Commission, and reduced directors’ and officers’ liability insurance costs if we no longer face the legal risks associated with being a public company. Other estimates were more subjective (e.g., the savings in transfer agent’s fees that could be expected because of the reduction in the number of accounts to be handled by the transfer agent, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by Webco’s private status, the need for fewer directors’ meetings (and the consequent reduction in associated expenses), and the reduction in direct miscellaneous clerical and other expenses (e.g., the word processing, edgarizing, telephone and fax charges associated with securities filings, and the elimination of the charges imposed by brokers and banks to forward materials to beneficial holders).

     The actual savings to be realized may be higher or lower than estimated above. We expect that the various costs associated with remaining a public company will continue to increase as a result of Sarbanes-Oxley and related regulations. We estimate that, in addition to the $330,000 in savings referred to above, the incremental out-of-pocket costs that will be avoided are as follows:

		Annually
Description of Expense	Fiscal 2005	Thereafter
Additional cost for audit, internal control certification and testing and information technology control certification and testing	$180,000	$115,000
Additional information technology personnel	160,000	160,000
Additional accounting personnel	115,000	115,000
Consulting and expenses	100,000	35,000
Software and hardware	50,000	25,000
Travel costs	50,000	50,000
Additional overtime and part-time	30,000	25,000
Legal	25,000	20,000
Other	25,000	25,000

Total	$735,000	$570,000

     None of these cost estimates includes the cost or time of any personnel or management currently employed by Webco. These estimates are consistent with a survey conducted by Financial Executives International in January, 2004. A recent update of that survey by Financial Executives International found that actual costs are running 40% above the amounts estimated in January by the surveyed companies Based on our size and resources, the Board does not believe the costs associated with remaining a public company are justified.

     Webco believes Sarbanes-Oxley and related regulations will have the effect of increasing the internal burdens and potential liabilities of being a public reporting company, as well as increasing compliance costs, legal fees, audit fees, director and officer insurance premiums and compensation for outside directors. The legal costs alone of a claim can be cost prohibitive to a small public company even if no liability is ultimately found and even if it is found to be a frivolous lawsuit.

     Currently, Webco has no in-house legal counsel and has generally relied upon outside legal counsel for advice on legal matters, including securities laws. We expect the total legal costs for securities reporting and compliance for fiscal 2005 to represent between a 75% and 100% increase over fiscal 2004 costs of approximately $30,000.

     Webco’s independent auditors have indicated an expectation for a fee increase over the amount paid in 2003 for audit fees, quarterly review fees and reviewing securities reporting documents. Our independent auditors have not given a specific estimate of fees required to perform a compliance review of the effectiveness of internal controls and procedures for financial reporting purposes as required by Section 404 of Sarbanes-Oxley, however these fees are expected to be a significant percentage of their audit fee. We would also need to hire a third party to review these internal controls and procedures during 2004 to resolve any issues before the independent auditors’ required compliance review report is issued in 2005. We estimate that this would cost an additional $280,000. We would also need to hire additional personnel to meet the requirements of Sarbanes-Oxley at an estimated incremental cost of $275,000.

     In February 2004, Webco purchased a one-year directors’ and officers’ liability insurance policy for approximately $55,000. Indications are that future premiums could increase by 50% to 100% based on the current legal environment and the need to increase coverage levels. Webco’s outside directors have requested that we investigate increased levels of directors’ and officers’ liability insurance coverage.

     In 2003, outside director compensation was increased due to increasing liability and responsibilities imposed by new regulations. Our director fees in fiscal 2004 (excluding fees of the Special Committee of the Board appointed to consider the Transaction and all other fees incurred in connection with the Transaction) were 36% above the amounts paid in to fiscal 2002, the year before the Sarbanes-Oxley Act was enacted. We believe that if we stay public, directors’ fees would need to be increased further. The level of compensation necessary to retain and attract qualified independent directors has not been quantified, but those costs are expected to increase. In addition, we believe that the litigation environment surrounding directors of public companies will make it increasingly difficult for smaller public companies to retain and attract qualified, independent directors.

     No longer being a reporting company will also free up management’s time currently spent on Webco’s securities reporting and compliance obligations to focus on core business operations. We have traditionally maintained a lean management team, and currently, this management team spends a considerable amount of its time dealing with the securities reporting and compliance obligations, particularly given the new internal and disclosure controls implemented by Webco. Furthermore, additional review time is spent by management with respect to their individual certifications related to each statement contained in periodic reporting documents filed with the Securities and Exchange Commission.

     The Transaction will permit Webco’s management team to focus its attention on creating long-term value, rather than the short-term earnings focus generally imposed on public reporting companies. Due to the highly cyclical and highly competitive nature of our business, operating results vary significantly from year-to-year and quarter-to-quarter. As a public company, our management may be required to make public disclosures, even though such disclosures may put us at a competitive disadvantage. As a private company, the pressure imposed by the investing community to generate short-term earnings and to disclose strategic initiatives will no longer exist, and operating decisions can be made with more of a long-term perspective.

     Webco’s public company status has not provided the originally anticipated benefit of better access to the capital markets or growth through merger and acquisition activity. We continue to find that financing expansion and growth through traditional, asset-based financing is in our best interest and is consistent with our organic growth strategy. Further, dilution and pricing would likely make it impossible for us to undertake a public follow-on offering that would be acceptable to us or our stockholders. We do not see any viable merger or acquisition opportunities in our industry, and therefore we are not able to use our Common Stock to effect acquisitions. If an acquisition target were to be identified, we believe that the dilution to and valuation of our stock would not make it an acceptable acquisition currency. Even as a publicly-traded stock, there is a very limited trading market for Webco’s shares, especially for sales of larger blocks of our shares, and we believe that stockholders derive little benefit from our status as a publicly-traded corporation.

     In addition, structuring the Transaction to cash out smaller stockholders without their incurring typical transaction costs, such as brokerage commissions, provides those smaller stockholders the best opportunity to realize the value attributable to their shares. While the $4.75 per pre-reverse split share being offered is less than the book value per share of Common Stock, we believe that the market price of our Common Stock is unlikely to equal or exceed the book value, because (1) book value has limited value in predicting future cash flows, which we believe is a key factor in determining value, (2) there are other valuation methodologies that are based on or comparable to the present value of cash flows, and (3) there appears to be no historical correlation between our book value per share and the market price of our Common Stock. See “—Recommendation of the Board; Fairness of the Transaction–Book Value” for a more detailed explanation..

     Although our Common Stock is listed on the American Stock Exchange, it is relatively illiquid and average daily trading volume during the 12 and 36 months prior to the initial announcement of the consideration of a proposed Transaction on June 1, 2004 have been approximately 6,745 and 4,593 shares, respectively. Significant potential disadvantages of the reverse split are reduced liquidity and the limited availability of public information for the remaining stockholders. While no assurances can be given that buyers or sellers will be available at any given time that a Webco stockholder wishes to sell all or part of his or her Common Stock after the Transaction, Webco is taking the following steps in an effort to enhance the possible liquidity of the Common Stock and to make information available after the Transaction:

•	implementing the forward split immediately following the reverse split for whichever of the five alternative reverse/forward stock split combinations is selected by the Board such that the net effect for remaining stockholders is a one-for-10 reverse split in an effort to keep the market price of the Common Stock in a reasonable trading range;

•	contacting the Pink Sheets and several of the companies listed on the Pink Sheets in order to determine what practices we can undertake to enhance the liquidity of the Common Stock without sacrificing the benefits of the Transaction, such as making limited financial information available to stockholders and maintaining outside directors on our Board; and

•	providing quarterly press releases as to our financial condition and results of operations, which we expect may be accessed at www.pinksheets.com.

     Management of Webco believes, and the Board concurs, that the long-term viability and ultimately the success of the Company is best served by taking Webco private. The going private proposal is being made at this time because the sooner the proposal can be implemented, the sooner we will cease to incur the expenses and burdens of being a public company (which are expected to significantly increase in the near future) and the sooner stockholders who are to receive cash in the Transaction will receive and be able to reinvest or otherwise make use of such cash payments. We have determined that there are limited advantages, and yet there are significant and increasing disadvantages for the company remaining public. Management believes, and the Board has agreed, that the Transaction is the most feasible way to become a private company.

Alternatives Considered

     Prior to deciding to pursue this Transaction, Webco and its financial advisor, Benedetto, Gartland and Company, Inc. considered a number of alternatives to the Transaction. These alternatives were presented to and discussed by the Special Committee and the Board. These alternatives are discussed below. However, for the reasons set forth below, management did not recommend any of these alternatives to the Board, and the Board ultimately concurred that these alternatives should not be pursued:

     Maintaining the Status Quo. Webco considered whether maintaining the status quo would be a viable strategy. The costs associated with maintaining public company status (expected to be at least $900,000 per year beyond fiscal 2005) and the substantial increase in risks associated with being public made it clear that maintaining the status quo was not viable. We considered our size and resources, the relatively small and diminishing benefit that we believe Webco and our stockholders have received as a result of Webco’s being a publicly-held company and the increasing risks to Webco and our officers and directors in the current regulatory environment.

     Increasing Public Float. From time to time, Webco has considered issuing additional shares of Common Stock to increase the public float. However, given the decline in the Common Stock price and the virtual closure in public equity markets during the past two years for issuers of our size, we were unwilling, even if possible, to dilute the existing stockholders at these price levels. For similar reasons, we did not pursue the private equity markets. Because the stock price of the Common Stock was already less than $5.00, we were unwilling to consider a forward split to increase the number of outstanding shares without an offering because of the further reduction in stock price that would likely result and its effect on Webco’s ability to meet American Stock Exchange listing standards, among other things.

     Selling Webco. Webco determined that the sale of the company was not a viable strategy, given the controlling stockholders’ opposition to any such sale transaction. The cyclical and highly competitive nature of the steel tubing business, the weak financial condition of most of our competitors who we regard as potential likely acquirers and the high risk of failure of any merger with other steel tubing companies due to their unions, their legacy costs (retiree pension and medical costs), their financial condition, and their cultural issues, led us to believe that the controlling stockholders’ would oppose any such sale transaction and therefore, obtaining stockholder approval of the sale would have been unlikely.

     Liquidating Webco. For purposes of a thorough strategic analysis, we and Benedetto Gartland reviewed orderly liquidation value appraisals of our fixed assets that had been conducted in connection with renegotiation of our senior credit facility. These appraisals estimated the liquidation value for Webco’s fixed assets, net of the ordinary cost of disposal, of approximately $26 million, over $35 million less than the book value of these assets. This review led us to believe that liquidation would be financially unattractive. In addition, obtaining stockholder approval of any liquidation would have been highly unlikely given the controlling stockholders’ opposition to such a liquidation.

     All-Cash Transaction. We believe that the very low appraised value of Webco’s assets would prevent us from being able to obtain adequate financing to do an all-cash transaction such as a management buy out. Even if such financing were available, we believe that it would lead to excessive leverage. Webco asked Benedetto Gartland to consider the feasibility of bringing in an outside financial partner to provide the additional cash needed to offer cash to all of the non-management stockholders. Benedetto Gartland expressed the view that very few private equity investors would be interested in a minority position in Webco, and most would be looking for a return in excess of that which could be sustained by Webco. In addition, Benedetto Gartland expressed its view that a financial partner would want an exit strategy, requiring sale, recapitalization or public offering of Webco, which are inconsistent with the reasons we are undertaking the Transaction and would likely be opposed by the controlling stockholders.

     Other “Going Private” Transactions. Webco considered various forms of “going private” transactions in addition to the reverse split that would make us eligible to terminate the registration of our Common Stock under the 1934 Act and our listing on the American Stock Exchange. For example, we considered an issuer tender offer to repurchase some of our shares of outstanding Common Stock. Webco also considered an odd-lot tender offer, whereby an offer to purchase share positions of fewer than 100 shares would be undertaken in an attempt to reduce the number of stockholders of record to fewer than 300. Because the tender of shares would be at the option of the stockholders, there would have been no assurance that an adequate number of record stockholder positions could have been eliminated. Management also determined that the cost of the tender offer process combined with the uncertainty of achieving the transaction objectives were significant disadvantages that made this alternative unattractive. No affiliate of Webco approached the Board with respect to such affiliate’s plan or proposal to personally purchase Webco or take it private.

     Webco also considered, in conjunction with a reverse split, an exchange offer whereby stockholders after the reverse split would be given an opportunity to exchange their shares of Common Stock for a new issue of Webco notes. Management also determined that costs and timing concerns and concerns about the complexity of such an exchange offer as well as concerns regarding the excessive leverage involved in the issuance of notes were significant disadvantages that made this alternative unattractive.

     In Summary. Webco and Benedetto Gartland presented these alternatives to the Board. Based on that presentation and the factors described in “Special Factors—Purpose of and Reasons for the Transaction” beginning on page 20, the Board determined that changing Webco’s status from that of a public, reporting company to that of a private, non-reporting company is the appropriate strategy for Webco. Further, the Board concluded that the Transaction is the most expeditious and economical alternative to accomplish that objective.

     Webco has not sought, and has not received, any proposals from any persons for the merger or consolidation of Webco, or for the sale or other transfer of all or substantially all of Webco’s assets, or for the sale or other transfer of securities of Webco that would enable the holder thereof to exercise control of Webco. The Board did not seek any such proposals because such transactions are inconsistent with the narrower purpose of the proposed Transaction and because the holders of a majority of the outstanding shares have stated that they would not likely vote in favor of such a proposal.

Background of the Transaction

     In February 1994, Webco completed its initial public offering of 2, 875,000 shares of Common Stock at a price of $14.00 per share. Original stockholders retained 3,464,000 shares, selling 200,000 shares included in the initial public offering. Initially, the Common Stock traded on NASDAQ and subsequently was listed on the American Stock Exchange on March 17, 1995. Since the initial public offering, the Common Stock closing price has ranged from a high of $17.25 (March 1994) to a low of $0.62 (December 2000). From January 1, 2003 through May 28, 2004 (the date prior to the public announcement of the consideration of a proposed Transaction) the closing price of the Common Stock has ranged from a high of $5.24 (April 13, 2004) to a low of $2.61 (August 18, 2003). Since 1997, the Common Stock has also had a low trading volume and has not had analyst coverage.

     In March 1999, Webco’s Board authorized a share repurchase plan under Rule 10b-18 under the 1934 Act to purchase up to $0.5 million worth of the Common Stock. The stock repurchase plan was adopted to provide some liquidity support for the Common Stock at a price that the Board then believed was attractive. During the first half of 1999, Webco purchased an aggregate of 95,045 shares at an aggregate cost of approximately $448,000, or at an average cost of $4.71 per share. Webco believed that any increase in trading volume or market price was insignificant during the time of the repurchases, and upon further evaluation of the impact of such purchases, including cash flow requirements to support the business and the continuing decline of the stock price and earnings, Webco suspended further buying activity.

     Webco’s 1994 Stock Incentive Plan for Employees and Non-Employee Directors was initiated at the time of the initial public offering. Originally 550,000 shares were authorized, which was increased to 850,000 in 1998 and to 1,050,000 in 2001. Only 8,000 options have been exercised in the history of the plan, which occurred in 2002. As of June 30, 2004, options to purchase 771,300 shares of Common Stock were outstanding, of which approximately 376,300 shares have an exercise price less than $4.75 per share.

     Throughout Webco’s history as a public company, management has investigated numerous opportunities to merge with or acquire other companies within the industry. While exploratory discussions were held with various parties, those discussions never progressed beyond the exploratory level, except that in 1998, Webco issued 830,000 shares of Common Stock to acquire Phillips & Johnston, Inc., which was owned by Christopher L. Kowalski and Robert N. Pressly. Mr. Kowalski is President and Chief Executive Officer of Phillips & Johnston, Inc. (currently a wholly owned subsidiary of Webco) and serves on the Webco and Phillips & Johnston, Inc. Boards of Directors. Mr. Pressly has retired, but continues to serve on the Board of Directors of Phillips & Johnston.

     Due to the nature of Webco’s business, operating results have varied significantly from year-to-year and quarter-to-quarter depending on, among other things, general economic and business conditions, market conditions, monetary policy, labor availability, natural gas prices, raw material costs and availability, banking environment, domestic and international competition, equipment outages, effects of major capital expansions, changes in manufacturing technology, industry capacity, loss of significant customers and customer work stoppages, significant customer claims, technical and data processing capabilities, insurance costs and availability and stockholder lawsuits. This volatility in our operating results has also contributed to the wide range of our stock price. The market price of our Common Stock has consistently been significantly lower than our book value. In addition to liquidity for our Common Stock, one of the benefits we had hoped to gain as a result of the initial public offering of our Common Stock was better access to the debt and equity capital markets as a means to finance growth. Webco has continued to use asset-based lenders for financing, since access to public debt or equity capital markets has never proved viable.

     In September 2002, we engaged an investor research firm to assist us in educating potential institutional stockholders and research analysts about us and our business. In the course of this engagement, the investor research firm contacted approximately 75 potential institutional investors and research analysts whose strategy and other investing characteristics, in the view of this investor research firm, rendered them suitable candidates to be potential investors in, or analysts for, our Common Stock. The process resulted in significant feedback to us on our business, both positive and negative. Positive feedback included the low valuation of the stock, growth in revenues, continued profitability, good management and position in industry with market niches. Negative comments were consistent with historical feedback that we have received, including inconsistency in earnings, Webco being closely held, our stock being too thinly traded and having too low a stock price and too small a market capitalization. The engagement resulted in several of the institutions making an investment in the Common Stock and a number of potential investors continuing to monitor our progress. Feedback from other potential institutional investors indicated no interest in the Common Stock for reasons that are included in the negative feedback described above. There was no indication of interest from any potential research analyst in providing research coverage on Webco. Contact was initiated by the investor research firm to the final group of institutional investors in early October 2003 and the project was discontinued in early February 2004.

     In early November 2003, Webco received an unsolicited invitation to participate in a conference call sponsored by an investment bank discussing going private transactions. Webco management participated in the conference call on November 20, 2003. After considering the concepts discussed on the call, the results and feedback from the investor research firm, and our growing knowledge of the costs and risks associated with the Sarbanes-Oxley Act and related regulations, including internal control certifications, we decided to investigate further the strategic alternatives available to us. In December 2003, management met with Webco’s legal counsel, Proskauer Rose LLP, to discuss the process required to formally explore strategic alternatives. During the next two months, management continued preliminary research into our strategic alternatives in preparation for the February board meeting.

     At a meeting of Webco’s Board of Directors on February 26, 2004, members of management expressed their concerns about the requirements and costs of the Sarbanes-Oxley Act, especially since Webco receives little benefit from being a public company. Management presented a brief overview of the information obtained from the conference call in November and from their preliminary research. Management then proposed and the Board authorized management to research the strategic alternatives available to Webco, including the possibility of a going private transaction. The Board also authorized the retention of a financial advisor to assist with this research and to prepare a report for the Board. In making this decision, the Board considered our inability to generate significant investor or analyst interest in our Common Stock, the December 2003 presentation by our accountants outlining the substantial new internal and external accounting requirements and procedures imposed by recent legislation and regulations that would be expected to have a direct impact on the 2005 audit, and numerous communications from corporate legal counsel and independent auditors about the increased burdens, time and expense that new legislation and related regulations are expected to impose on public companies, including Webco.

     During March and April 2004, Webco management, including Ms. Weber and Messrs. Weber, Howard and Boyer and J. A. Dilley, Corporate Controller, further researched and investigated the alternatives available. Mr. Howard researched and interviewed potential financial advisors and received proposals from four of them. Management selection considerations included comparable experience, availability, references and cost. On April 21, 2004, Benedetto, Gartland & Company, Inc. was retained as a financial advisor to assist management in that investigation. (A partner of Proskauer Rose, Webco’s legal counsel, is a director of Benedetto Gartland and he and his family own less than five percent of the equity of Benedetto Gartland. Other than this relationship with Webco’s legal counsel, Webco has not had any relationship with Benedetto Gartland or any of its personnel and has never paid any fees to them.) On a number of occasions during April 2004, members of management conferred with representatives of Benedetto Gartland and Proskauer Rose with respect to the feasibility of various transactions, including a proposed reverse stock split. Based in part on discussions with its financial and legal advisors, management came to believe that the reverse stock split alternative was the best strategy, given our size and resources and the concentrated ownership of our Common Stock.

     At a meeting of the Board of Directors on April 30, 2004, representatives of Benedetto Gartland made a presentation to the Board. They stated that they had been retained primarily to assist Webco in its evaluation of its strategic alternatives as a public company and to identify and analyze alternative going private transactions that Webco might pursue. Benedetto Gartland’s report identified a number of possible going private transactions and their underlying rationale. Benedetto Gartland outlined the results of their research in assessing Webco’s business and its industry, the market for the Common Stock and an estimate of the range of prices at which a going private transaction could be completed, using a number of the valuation methodologies. The presentation of Benedetto Gartland as to the valuation of Webco was not discussed by the Board at this meeting and the discussion of the Board focused on the advisability of engaging in any going private transaction.. A representative of Proskauer Rose also made a presentation on the process, procedures and responsibilities of the Board in a going private discussion. The Board determined that further research was required before the Board could decide whether to proceed with a going private transaction. The Board instructed management, along with Benedetto Gartland and Proskauer Rose, to do further research and to make a further presentation of the business case for such a transaction including an analysis of similar transactions by comparable companies to Webco. This presentation was to be made during the regular quarterly board meeting scheduled for May 28, 2004.

     On May 3 through 4, 2004, the Board held further telephonic meetings to outline the issues that should be addressed at the Board meeting to be held on May 28. The independent directors hired their own legal counsel to assist them. Over the course of the next few weeks, there were numerous informal telephonic discussions between the Board members and management as Webco and its advisors continued their research.

     On May 28, 2004, at the regular quarterly board meeting, Webco management presented the results of its research along with a formal proposal. This proposal contemplated a reverse stock split, a cash payment to the holders of less than one share of Common Stock (post-split) of $4.00 per pre-split share and discussed the source of funds for the buyout. The $4.00 per share price was based on the financial evaluation of Webco prepared by Benedetto Gartland which gave a value range of $3.00 to $4.00 per share. Management expressed its view that the required funds could be provided from available cash and an expanded credit facility that was currently being refinanced because of the maturity of the existing loans in May 2005. After extensive discussions, the Board concluded that it was in the best interests of Webco to continue to consider a reverse stock split transaction for the purpose of going private, but, given the then-current price of the Common Stock, it was likely that the price to be paid to holders of one share of Common Stock (post-split) would be between $4.00 and $5.00 per pre-split share. Due to the potential conflicts involved in such a transaction and for the protection of the minority stockholders, the Board concluded that a special committee should be established, consisting of independent directors, to approve or disapprove any such transaction, including the negotiation of the amount of the cash payment to holders of less than one share of Common Stock after the reverse split.

     Accordingly, the Special Committee was established on May 28, 2004, and Kenneth E. Case, Jack D. McCarthy and Bradley S. Vetal, Webco’s three outside directors, were appointed members of the Special Committee, after confirming that none of them had any significant past or current relationship with Webco’s management. The Special Committee elected Mr. McCarthy as its Chairman. The Board of Directors delegated to the Special Committee the exclusive power and authority to (1) review, evaluate and negotiate the terms and provisions, and determine the advisability of the Transaction with respect to the interests of minority stockholders; (2) determine, in its sole discretion, whether the Transaction was fair to, and in the best interests of, the stockholders; (3) approve or disapprove (in its sole discretion) the reverse stock split and the form, terms and provisions thereof, subject to the approval of the full Board of Directors; (4) make a recommendation to the full Board of Directors to approve or disapprove the reverse stock split; and (5) if the Special Committee and the full Board of Directors approved the reverse stock split, to take any other action necessary or advisable to consummate the transaction. In view of the controlling stockholders’ opposition to the sale of Webco, the Special Committee was not authorized to solicit offers to purchase Webco or its assets. The Special Committee retained Conner & Winters, P.C. to advise the Special Committee as to legal matters and began evaluating financial advisors.

     On June 1, 2004, Webco issued a press release and subsequently filed a Current Report on Form 8-K advising that Webco was considering a reverse stock split and deregistration of the Common Stock under the 1934 Act, and that a Special Committee had been formed for the purposes of evaluating whether to go forward with such a transaction and to negotiate the terms thereof.

     After discussions with five investment bankers and considering proposals from two of them, on June 1, 2004, the Special Committee selected Hoak Breedlove Wesneski & Co. as its financial advisor to assist with the transaction and to prepare an opinion as to the fairness, from a financial point of view, of the Transaction to the stockholders who would receive cash in the Transaction. The Special Committee considered experience in these types of transactions, availability, references and cost in making the selection. Other than this retention by the Special Committee, Webco has not had any relationship with, or paid fees to, Hoak Breedlove or its personnel.

     During the next few weeks, the Special Committee had a number of discussions with Hoak Breedlove concerning the reverse stock split and the cash price payable to stockholders in lieu of fractional shares. In addition, management provided information to, and had a number of discussions with, Hoak Breedlove regarding certain historical business results and financial information, including internal forecasts prepared by Webco in March 2004, necessary for the advisor’s analysis.

     During the next few weeks, management continued researching how to structure the transaction to increase the possibility of liquidity after a reverse split, including conversations with companies already trading on the Pink Sheets.

     On June 17, 2004, the Special Committee met with Hoak Breedlove to discuss its preliminary report, methodology and preliminary opinion as to fairness, from a financial point of view, of the Transaction to the stockholders who would receive cash in the Transaction. As a result of these discussions, Mr. McCarthy, on behalf of the Special Committee, contacted management of Webco to discuss Webco’s $4.00 per share offer for fractional shares. Mr. McCarthy indicated that Webco’s price proposal was at the low end of the Special Committee’s financial advisor’s range, and, accordingly, the $4.00 price was not acceptable to the Special Committee. After detailed discussions of the Hoak Breedlove valuation, Webco management raised the offer to $4.50 per share, which was $0.50 per share above the valuation range presented by Benedetto Gartland. Mr. McCarthy expressed the belief of the Special Committee that the current market dynamics and earnings level of Webco, including expected fourth quarter results, while not necessarily sustainable, dictated that the cash price for the fractional shares be at a level that was near the top of the range of value determined by Hoak Breedlove. After a review of current comparable company valuations and further consultation with Benedetto Gartland, Webco increased its offer to $4.75 per share. After consultation with the other members of the Special Committee, Mr. McCarthy accepted that proposal on behalf of the Special Committee. Webco and the Special Committee also determined that the specific reverse stock split ratio should be selected by the Board from a set of five pre-selected ratios immediately after the stockholders’ meeting to approve the transaction, based on the dual criteria of reducing the number of stockholders of record to fewer than 300 and staying within Webco’s financial capabilities. They also discussed the need for a forward stock split to occur immediately following the reverse stock split in order to keep the market price of the Common Stock in a reasonable trading range. Management had been researching the best forward stock split alternatives from a future liquidity perspective, so it was agreed that management would present these findings and recommendations at a special Board meeting on June 24, 2004.

     On June 24, 2004, the Special Committee and the Board met with Hoak Breedlove. At the meeting, Hoak Breedlove gave its oral opinion relating to the Transaction and responded to questions from directors. Members of management also presented their research and findings as to the appropriate forward split ratio. The Special Committee unanimously approved the Transaction and recommended that the Board vote in favor of the Transaction. After discussion, the full Board unanimously approved the Transaction. (See “Summary Term Sheet for Reverse/Forward Stock Split Transaction—Summary of the Transaction” beginning on page 1.)

     On June 25, 2004, Webco issued a press release and filed a Current Report on Form 8-K advising that Webco’s Board had voted in favor of the Transaction and that a cash payment of $4.75 per pre-split share had been agreed upon for all shares cashed out in the Transaction.

     By early July, Webco management (Ms. Weber and Messrs. Weber, Howard and Boyer) realized that the rise in steel prices to a level beyond our March 2004 projections would have a more beneficial effect than previously thought on Webco’s financial results for the fourth quarter of fiscal 2004. Steel prices had increased by over 50% in three months, and we believed that fourth quarter net income could increase by approximately $1.8 million over the projections previously provided to Hoak Breedlove, primarily as a result of “inventory profits” (lower priced inventories being applied to customer orders based on higher current steel prices). While this price increase and management’s belief that this price increase is a short-term phenomenon had been discussed with Hoak Breedlove and the Special Committee, we believed that the magnitude of the increase justified revising our projections and the financial analysis upon which the fairness opinion was based. Management notified the Special Committee, which in turn notified Hoak Breedlove, of our plans to revise our projections. At that time Hoak Breedlove had not submitted its written opinion in final form to the Special Committee and Board. Once Hoak Breedlove was notified that Webco intended to update its projections, Hoak Breedlove stopped work on its written opinion letter and focused on the revised valuation. The projections were provided to the Special Committee and Hoak Breedlove on July 16, 2004. See “Financial Information—Recent Developments” (page 55).

     The projections were revised based on the following changes to underlying assumptions:

Assumptions in March Forecast	Assumptions in July Forecast

Steel prices would rise 50% to 80% and then start trending downward in the first quarter of fiscal 2005, settling at a level that is 40% above fourth quarter fiscal 2003 levels.	Steel prices have risen 100% to 130% over what was projected in March, that they will plateau at this level until the third quarter of fiscal 2005 and then start trending downward, settling at a level that is 40% above fourth quarter fiscal 2003 levels.

Selling prices of our products will increase as the price of steel increases until supply becomes readily available in the second quarter of fiscal 2005.	Selling prices of our products will increase as the price of steel increases until supply becomes readily available in the third quarter of fiscal 2005.

Assumptions in March Forecast	Assumptions in July Forecast

Interest rates will begin rising in the third quarter of fiscal 2005 over a period of five quarters for a total of 2.5% over the prevailing rate on March 1, 2004.	That interest rates began rising in June 2004 and will continue to rise for five quarters for a total increase of 2.5% over the prevailing rate on March 1, 2004.

     On July 11, 2004, the Special Committee met to discuss the updated internal financial projections being prepared by Webco’s management for fiscal 2004 and 2005. The Special Committee asked Hoak Breedlove to review the updated projections and, in light of that review, to determine whether Hoak Breedlove’s view had changed as to the range of values of the Common Stock or as to the fairness of the consideration to be paid in respect of fractional shares. On July 21, Hoak Breedlove presented to the Special Committee its updated valuation range for fractional shares, which increased from a range of $3.63 to $4.86 per pre-split share to $3.93 to $5.09 per pre-split share. Hoak Breedlove’s second report, dated July 23, 2004, superseded the first report. Hoak Breedlove changed its analysis to take into consideration the high current earnings due to market conditions (selling lower average cost inventories at sales prices based on current higher steel costs) by changing to a three-year average calculation for the metrics used. The Special Committee agreed with Hoak Breedlove’s judgment to change the calculation method. The Special Committee noted that the agreed-upon price was within the range of each of the three valuation methodologies used by Hoak Breedlove; however, believes that no single methodology is appropriate for valuing Webco. The Special Committee agreed with Hoak Breedlove that an average of all three methodologies provides an appropriate measure of Webco’ value. Hoak Breedlove confirmed to the Special Committee that its opinion that the payment of $4.75 per pre-split share is fair from a financial point of view to the stockholders receiving such payments (subject to the assumptions made, matters considered and limitations on Hoak Breedlove’s opinion, as described therein). Based on the foregoing and the fact that the Special Committee had already considered that Webco’s fiscal fourth quarter 2004 results would likely show a significant improvement over the fiscal third quarter and the fiscal fourth quarter 2003 results when it originally agreed to the payment of $4.75 per pre-split share, the Special Committee believed that the agreed-upon Transaction providing for the payment of $4.75 per pre-split share was still fair and decided not to re-open negotiations with Webco management.

     On July 23, 2004, Hoak Breedlove presented its final report relating to the Transaction, reiterated its fairness opinion and valuation methodologies referred to above and responded to questions from directors. The Special Committee presented its recommendation that the payment of $4.75 per pre-split share was still fair and should not be changed. After discussion, the Board unanimously agreed.

Recommendation of the Board; Fairness of the Transaction

     The Board unanimously determined that the Transaction is fair to, and in the best interests of Webco and its unaffiliated stockholders who will be cashed out in the Transaction and to those unaffiliated stockholders who will remain stockholders after the Transaction. The Board also believes, based on discussions with Webco’s legal counsel, that the process for approving the Transaction was procedurally fair. The Board recommends that stockholders vote “FOR” approval and adoption of each of the five proposals to amend Webco’s Certificate of Incorporation to effect the Transaction. In considering the recommendation of the Board of Directors with respect to the Transaction, stockholders should be aware that Webco’s executive officers and directors have interests in the Transaction that are in addition to, or different from, our stockholders generally and that these interests may create potential conflicts of interest. See “—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35.

     The Board has retained for itself the absolute authority to reject (and not implement) any or all of the alternative reverse/forward stock split combinations (even after stockholder approval of the amendments). The Board believes that it is prudent to recognize that, between the date of this proxy statement and the date that the Reverse/Forward Split Amendment is filed, circumstances could change such that it might not be appropriate, economic or desirable to effect the amendment at that time. While the Board has not set any specific criteria for determining whether the Transaction will be effected, the two primary considerations will be to reduce the number of stockholders of record to fewer than 300 and selecting the proposal that best fits the covenants of our new senior credit facility, which is currently being negotiated. We expect that the senior credit facility will permit us to purchase up to 420,000 shares. If the Board believes that the cost of the Transaction, that will result in reducing the numbers of stockholders of record to below 300 exceeds our perceived financial capacity, the Board will not proceed with the Transaction. The

Board will make its decision based on its business judgment at a time deemed appropriate and based on then existing facts and circumstances, including the number of record stockholders and the number of shares owned by them at that time. If for any reason the Transaction is not approved, or, if approved, not implemented, the Common Stock will not be deregistered under the 1934 Act or delisted from the American Stock Exchange unless and until such time as Webco otherwise is eligible and our Board decides to do so.

     As discussed above, the Board considered several alternatives to the Transaction, but ultimately approved the reverse split/forward split structure. See “—Alternatives Considered” beginning on page 25.

     During the two months preceding the approval of the Transaction by the Board and in connection with determining whether it was in the best interests of and fair to Webco and its stockholders to undertake a transaction to reduce the number of stockholders of record to fewer than 300 in order to terminate the registration of its Common Stock under the 1934 Act, the Board considered a number of factors and various information presented by management, Benedetto Gartland, Proskauer Rose and Hoak Breedlove. The Board did not assign any specific weights to the factors below, and individual directors may have given differing weights to different factors. Factors considered included:

•	Current and Historical Market Prices and Trading Volumes of the Common Stock. The Common Stock is quoted on the American Stock Exchange, but is thinly traded. During the 12 months prior to the public announcement of the proposed Transaction, the average trading volume was approximately 6,745 shares per day, with less than 1,000 shares trading on 27% of those days. During the 36 months prior to the public announcement of the proposed Transaction, the average trading volume was approximately 4,593 shares per day, with less than 1,000 shares trading on 51% of those days. High and low sales prices for the Common Stock from January 1, 2003, to May 28, 2004 ranged from $2.61 to $5.24 per share. Average sales prices for the three months, six months, 12 months and 24 months prior to May 28, 2004 were approximately $4.50, $4.04, $3.65 and $3.54 per share, respectively. See “Financial Information—Market Prices of the Common Stock” on page 72 for more information about the Common Stock prices. The last sale price of the Common Stock on May 28, 2004, the day before Webco announced its consideration of a going-private transaction, was $4.86. Webco believes that its recent stock price has been positively impacted by cyclical factors relating to the basic steel industry. Webco is experiencing shortages and very high margins (resulting from selling against lower average cost inventories), which it believes are not sustainable. Notwithstanding the recent strength of Webco’s business and its improved margins, Webco believes that the tubing industry continues to face overcapacity and a very competitive environment, which are likely to have a negative effect on its margins when the availability of steel increases. The Special Committee’s financial advisor believes the longer-term market price analysis should be weighted more heavily than short-term prices.

•	Book Value. As of April 30, 2004, the book value per share of Common Stock was $7.67. Hoak Breedlove expressed its view that the value of a going concern business is most commonly based on the present value of its expected cash flow and that valuation methods based on recent or forecasted earnings are significantly better indicators of expected cash flow than Webco’s book value per share. Webco’s fixed assets provide maximum value as part of an operating business rather than as discrete pieces of equipment or realty held for sale. According to Hoak Breedlove, book value is rarely used to determine what buyers will pay for a going concern business and it is not a strong indicator of value in a trading or control transaction. The market price of the Common Stock over the past five years has not reached 80% of its then current book value, and approximately 75% of the transactions in the Common Stock during that period have been at prices that are less than 50% of book value. Because of (1) its limited value in predicting future cash flows, (2) the existence of more generally accepted valuation methodologies that are based on or comparable to the present value of cash flows and (3) the lack of effect book value appears to have had on historical trading prices of the Common Stock, Hoak Breedlove determined that book value was of limited relevance as a measure of value.

•	Liquidation Value. As of April 30, 2004, the book value per share of Common Stock was $7.67. Since the late 1990’s, the domestic steel tubing industry has had productive manufacturing capacity that exceeds current product demand. This excess capacity continues to exist in spite of bankruptcies, financial difficulties and discontinued operations because those assets have been either put back into productive service or they are currently being held for sale throughout the United States. The lack of demand for secondary market equipment relative to availability of equipment for sale has depressed the liquidation value of assets that are in productive use. In connection with the refinancing of Webco’s senior credit facility, a potential lender obtained appraisals of the liquidation value of Webco’s equipment and fair market valuations of the land and buildings at Webco’s owned facilities. These appraisals listed a liquidation value for Webco’s fixed assets, net of the ordinary cost of disposal, of approximately $26 million, or approximately$35 million less than the book value of these assets. These appraisals were commissioned by a financial institution with a view to determining the collateral value of Webco’s property, plant and equipment in the event of a loan default and liquidation. These appraisals do not attempt to value Webco’s property, plant and equipment in relation to Webco’s ongoing business. Because Webco is not in bankruptcy and will continue to operate as a going concern, Hoak Breedlove decided that liquidation value as a measure of our valuation was of limited relevance.

•	Going Concern Value. In determining the cash amount to be paid to cashed-out stockholders in the Transaction, the value of the Common Stock on the basis of a going concern was presented in Hoak Breedlove’s report, without giving effect to any anticipated effects of the Transaction. Also, the financial advisor did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of Webco, believing that consideration of such an amount was inappropriate in the context of a Transaction that would not result in a change of control of Webco and having no reason to believe that the sum of the values of the parts would exceed the value of the whole. In considering the going concern value of Webco, the analyses and conclusions of Hoak Breedlove indicated a share price range of $3.93 to $5.09 and which are described below under “—Opinion and Report of Hoak Breedlove” beginning on page 37.

•	Earnings. Historical earnings of Webco for the previous three fiscal years and for the first three quarters of fiscal 2004 and the relevance of historical earnings to future prospects were factored into the going concern analysis. For the three years ended July 31, 2001, 2002 and 2003, Webco reported income (loss) from continuing operations of $(1,494,000), $2,996,000 and $1,918,000, respectively. For the three and nine month periods ended April 30, 2004, Webco reported net income of $2,386,000 and $3,149,000, respectively. Historical earnings volatility is caused by a number of factors, including excess capacity in the tubing industry, volatility in the cost and availability of steel, effects of imports and tariffs on the steel industry, general market conditions and the dollar exchange rate, among others. Current earnings levels are exceptional based upon the lack of availability of steel and selling from lower cost inventory, which have temporarily mitigated the normal condition of overcapacity within the tubing industry. Short-term earnings can deviate significantly, negatively or positively, from average results, and periods of higher earnings are typically followed by periods of below-average results. Over time, because of the excess capacity in the tubing industry, management believes earnings will trend toward historical averages.

•	Opinion of Hoak Breedlove. Hoak Breedlove rendered its opinion to the Board on July 23, 2004, to the effect that, as of the date of such opinion and based upon and subject to the matters stated therein, the cash price to be paid for certain fractional shares in the Transaction is fair, from a financial point of view, to Webco’s stockholders who will receive cash. For more information about the opinion, see “—Opinion and Report of Hoak Breedlove” beginning on page 37 and a copy of the opinion of Hoak Breedlove attached as Appendix A to this proxy statement. The Transaction price falls near the top end of the range of prices referenced in Hoak Breedlove’s analysis.

•	Opportunity to Liquidate Shares of Common Stock. Stockholders owning fewer shares than the Minimum Number will liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Common Stock, at a price that represents a premium over most historical and recent trading prices. Management believes this opportunity is a benefit to stockholders.

     At the Board’s meeting on July 23, 2004, Hoak Breedlove presented a report supporting its fairness opinion. The Board had an opportunity to ask questions and discuss each of Hoak Breedlove’s analyses individually. After careful consideration of all of these factors, the Board concluded that $4.75 per share was not only a fair price to unaffiliated stockholders being cashed out, but also to unaffiliated stockholders remaining after the Transaction after taking into account the pro forma analysis which examined the effect of the Transaction on Webco itself.

     The Board also considered the fact that, in addition to the deregistration of the Common Stock under the 1934 Act as a result of the Transaction, the Common Stock would cease to be listed on the American Stock Exchange. The Board was concerned about liquidity for remaining unaffiliated stockholders, recognizing that the current limited market for shares of Common Stock provides relatively little benefit to Webco’s stockholders. The forward split and other efforts of Webco management to enhance the possibility of stockholder liquidity after the Transaction, including supporting potential quotation on the Pink Sheets were important to the Board’s determination that the Transaction is fair to the remaining unaffiliated stockholders. (See “—Purpose of and Reasons for the Transaction” beginning on page 20 and “—Background of the Transaction” beginning on page 26.)

     The Board did not seek, and is not aware of, any proposals in the last two years from any unaffiliated persons for the merger or consolidation of Webco, or for the sale or other transfer of all or substantially all of Webco’s assets, or for the sale or other transfer of securities of Webco that would enable the holder to exercise control of Webco. The Board does not presently intend to seek any such proposal.

     As part of its evaluation, the Board focused on, among other things, the fairness of the Transaction to holders of fewer shares than the Minimum Number who will receive a price per share in cash of $4.75 in lieu of fractional shares as a result of the reverse split and to stockholders who will receive such price in lieu of fractional shares as a result of the forward split.

     The Board also believes that the Transaction is procedurally fair to unaffiliated stockholders because, among other things:

•	The Special Committee was formed, consisting of all the outside directors, and has reviewed and determined the fairness of the Transaction.

•	All members of the Special Committee hold options that will remain outstanding after the Transaction. In addition, Dr. Case currently owns 1,700 shares of Common Stock. If the Minimum Number is 2,000, those shares will be cashed out in the Transaction unless Dr. Case purchases sufficient shares before the date of the Transaction so that he holds 2,000 or more shares. If any other Minimum Number is selected, Dr. Case would not be cashed out in the Transaction.

•	The Special Committee retained its own counsel and investment advisor to represent it and assist the Special Committee with its deliberations and negotiations.

•	The reverse split is being effected in accordance with all applicable requirements of Oklahoma law and Webco’s organizational documents.

•	The proposed amendment implementing the Transaction is being submitted to a vote of Webco’s stockholders and is subject to the approval of holders of a majority of Webco’s outstanding shares of Common Stock, recognizing that stockholders to be cashed out in the Transaction hold a nominal percentage of the vote and that Webco’s directors and executive officers (owning an aggregate of 51% of the outstanding Common Stock) intend to vote their shares of Common Stock for the Transaction.

•	Between the date of this proxy statement and the effective date of the reverse split, all of Webco’s stockholders will have an opportunity to adjust the number of shares of Common Stock they will own as of the effective date. In this way, holders who would otherwise be cashed out can become continuing holders and holders of more shares than the Minimum Number (2,000 shares at a maximum) or they can divide or otherwise adjust their holdings into amounts of fewer shares than the Minimum Number (200 shares at a minimum). For more information about the reverse split, see “Special Factors—Background of the Transaction” beginning on page 26.

•	Although the continuing stockholders will have less public information about Webco available to them and it is possible that the liquidity of the Common Stock will be reduced, continuing stockholders will experience less than a one percent increase in book value per share (on a pre-Transaction per-share basis) and a one to six percent increase in beneficial ownership, depending on the Minimum Number.

The Board also took into consideration the following additional factors:

•	Although holders of shares that are cashed out in lieu of issuance of fractional shares will receive cash consideration for their shares, the remaining stockholders will bear the burden of the expenses of the Transaction, possible reduced liquidity and greater uncertainty regarding the price they may receive for their shares if they attempt to sell them.

•	Although stockholders who are not cashed out in the Transaction will indirectly bear the Transaction costs associated with taking Webco private, the Board believes that such expenses will be offset by the anticipated savings of approximately $900,000 on an annual basis once Webco is private.

•	As of the effective date of the Transaction, record and beneficial stockholders who own fewer shares than the Minimum Number are expected to account for between one to six percent of Webco’s outstanding shares of Common Stock, depending on the Minimum Number selected.

     The Board did not believe that it was necessary to appoint an independent third party to represent and negotiate the Transaction on behalf of unaffiliated stockholders. For the reasons set forth in the preceding section, including the appointment of the Special Committee and the Special Committee’s retention of an independent financial advisor, the Board believed that there were sufficient procedural safeguards in place.

     The Transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board determined that any such voting requirement would usurp the power of the holders of the majority of Webco’s outstanding shares of Common Stock to consider and approve the proposed amendment as provided under Oklahoma law and Webco’s Certificate of Incorporation. The Board reviewed numerous similar transactions and found that the majority of other companies engaging in similar transactions did not require to approval of a majority of the unaffiliated stockholders.

     Webco has not made any special provision in connection with the Transaction to grant stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board did not consider these steps necessary to ensure the fairness of the Transaction. The Board determined that such steps would be costly, time consuming and would not provide any meaningful additional benefits. With respect to stockholders’ access to our corporate files, the Board determined that this proxy statement, together with our other filings with the Securities and Exchange Commission, provide adequate information for stockholders to make an informed decision with respect to the Transaction. The Board also considered the fact that under Oklahoma corporate law, and subject to certain conditions set forth under Oklahoma law, stockholders have the right to review Webco’s relevant books and records of account.

     The Board noted that affiliated and unaffiliated stockholders are treated identically in the Transaction, the Transaction will not result in a change of control of Webco and only a relatively small number of shares will be cashed out in the Transaction.

     After consideration of the factors described above, the Board believes that the Transaction is fair, notwithstanding the lack of an independent third party to represent unaffiliated stockholders, the absence of such an unaffiliated stockholder approval requirement or special provisions for access to corporate files.

Interests of Webco’s Directors and Executive Officers in the Transaction

     In considering the recommendation of the Board of Directors with respect to the Transaction, stockholders should be aware that Webco’s executive officers and directors have interests in the Transaction that are in addition to, or different from, the stockholders generally. These interests may create potential conflicts of interest and include the following:

•	Each executive officer and each member of the Board of Directors holds shares or vested options in excess of 2,000 shares and will, therefore, retain shares of Common Stock or options to purchase Common Stock after the Transaction.

•	As a result of the Transaction, the stockholders who own of record on the record date, more shares than the Minimum Number, including Webco’s executive officers and directors, will increase their percentage ownership interest in Webco as a result of the Transaction. For example, assuming the Transaction is implemented, the Minimum Number is 2,000, 1,500, 1,000, 500 or 200 shares, and based on information and estimates of record ownership and shares outstanding and other ownership information and assumptions as of June 28, 2004, the ownership percentage of Webco’s executive officers and directors will increase from 54% to 57%, 57%, 55%, 55% or 54%, respectively, (including exercisable options) and the ownership percentage of Mr. Weber, Ms. Weber and their family will increase from 48% to 50%, 50%, 49%, 48% or 48%, respectively, (including exercisable options) as a result of the reduction of an estimated 420,000, 350,000, 175,000, 110,000 or 60,000 shares, respectively, in the number of shares of Common Stock outstanding.

•	After the deregistration of the Common Stock under the 1934 Act becomes effective, Webco intends to lend $1,500,000 to F. William Weber, Chairman of the Board and Chief Executive Officer, $180,000 to Dana S. Weber, Vice Chairman, President and Chief Operating Officer, $300,000 to David E. Boyer, Senior Vice President of Tubular Operations and Corporate Secretary, and $120,000 to other employees. Webco’s loans to these officers and employees will be used by them solely to repay currently outstanding loans with various financial institutions that are secured by shares of our Common Stock owned by such persons. These financial institutions have advised these persons that, following deregistration of our Common Stock, these shares will no longer be allowed as collateral. The Board and these officers have agreed that these loans will not be forgiven, that they will be personal obligations of these individuals and that they will be collateralized by Common Stock owned by them. The making of these loans by Webco is not a reason for engaging in the Transaction, but will be the result of, and be necessitated by, the current financial institutions’ unwillingness to continue to accept Webco Common Stock as collateral for loans after the Common Stock is deregistered.

•	Kenneth E. Case, Jack McCarthy and Bradley S. Vetal, members of the Special Committee, will each receive compensation for serving on the Special Committee. In the case of Mr. McCarthy, Chairman of the Special Committee, such compensation will aggregate approximately $32,000 and, in the case of Messrs. Case and Vetal, will aggregate approximately $10,500 each.

•	Dr. Case, the owner of 1,700 shares of Common Stock, is the only member of the Special Committee who is a stockholder. Dr. Case, Mr. McCarthy and Mr. Vetal hold options to purchase 27,000, 15,000 and 19,500 shares of Common Stock, respectively. These options are currently exercisable and will remain outstanding after the Transaction.

•	According to a Schedule 13G dated February 16, 2004, Strong Capital Management, a principal stockholder of Webco, owned 1,976,998 shares, or 11.7%, of the outstanding common stock of Matrix Services Company. Bradley S. Vetal is Chairman and Chief Executive Officer of Matrix Services Company.

•	While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the additional legal exposure for Webco’s directors and executive officers from securities laws relating to public companies will be eliminated.

     The table below sets forth information with respect to shares of Common Stock owned by our directors and executive officers and members of the Weber family that may be cashed out, depending on the Reverse Split selected and whether or not they combine, or (as described in footnote (1) below) are permitted to combine, these shares with other shares held.

Shares
Name	Owned
F. William Weber IRA (1)	1,963
Martha A. Weber IRA (1)	1,666
Dana S. Weber IRA (1)	1,700
Kimberly A. W. Frank IRA (1)	1,850
Kimberly A. W. Frank IRA (1)	1,500
Michael P. Howard (1)	1,500
Michael P. Howard (1)	300
William F. Obermark	140
Kenneth E. Case (2)	1,700
Thomas M. Willey	184
Yong Joo Kim (2)	177

(1)	Shares owned by these individuals or their spouses that are held in accounts that cannot be combined with other shares, because under applicable regulations governing this type of IRA, withdrawals or deposits are not permitted without penalty.

(2)	Represents all shares owned by these individuals other than through an IRA or Webco’s 401(k) Plan. Accordingly, these shares will be cashed out in the Reverse Split unless the number of shares set forth exceeds the Minimum Number (in the case of Kenneth E. Case) or unless more shares are purchased by the individual and combined with these shares.

     In addition, directors, executive officers and members of the Weber family, like other stockholders, may receive cash in lieu of fractional shares to which they otherwise would be entitled following the forward split.

     The Transaction will not trigger any change of control provisions in any of our executive officers’ employment agreements.

Opinion and Report of Hoak Breedlove

     In connection with the proposed Transaction, the Special Committee engaged Hoak Breedlove to render an opinion as to the fairness, from a financial point of view, of the cash payment in the amount of $4.75 per pre-reverse split share to be paid to stockholders receiving cash in lieu of fractional shares following the reverse split and the subsequent forward split. On June 24, 2004, at a meeting of the Special Committee and of the Board, Hoak Breedlove delivered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review discussed at the meeting and to be set forth in its written opinion, the payment is fair from a financial point of view to those stockholders. At a Board meeting held July 23, 2004, Hoak Breedlove reconfirmed its oral opinion. Subsequently, Hoak Breedlove delivered its written fairness opinion.

     The opinion of Hoak Breedlove is included with this proxy statement as Appendix A. Hoak Breedlove also prepared and discussed with the Special Committee and Board two reports dated, respectively, June 24, 2004 and July 23, 2004. The first report considered historical financial information of Webco through April 30, 2004, and forecasts prepared by Webco’s management in March, 2004. The second report, which superseded the first report, took into account Webco’s estimated financial results for its fiscal quarter ending July 31, 2004, as well as updated forecasts prepared by Webco’s management after the first report. The reports of Hoak Breedlove will be made available for inspection and copying at Webco’s principal executive offices during its regular business hours by any interested stockholder of Webco or any representative of the stockholder designated by the stockholder in writing. Upon written request, Webco will furnish a copy of the reports to any interested stockholder of Webco, or any representative designated by the stockholder in writing, at the expense of the requesting stockholder. The reports have also been filed with the Securities and Exchange Commission as an exhibit to Webco’s Transaction Statement on Schedule 13E-3. Hoak Breedlove consented to the filing of its reports with the Schedule 13E-3 and to the inclusion of its opinion in this proxy statement.

     THE FULL TEXT OF THE WRITTEN OPINION OF HOAK BREEDLOVE, DATED AS OF JULY 23, 2004, IS ATTACHED AS APPENDIX A AND IS INCORPORATED BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE HOAK BREEDLOVE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY HOAK BREEDLOVE IN RENDERING ITS OPINION. THE SUMMARY OF THE HOAK BREEDLOVE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by Webco on the scope of Hoak Breedlove’s investigation or the procedures to be followed by Hoak Breedlove in rendering its opinion. The Hoak Breedlove opinion was for the use and benefit of the Special Committee and the Board in connection with their consideration of the Transaction and was not intended to be and does not constitute a recommendation to any stockholder of Webco as to how such stockholder should vote with respect to the Transaction. Hoak Breedlove’s opinion does not address Webco’s underlying decision to effect the Transaction. Hoak Breedlove does not perform tax, accounting, legal or appraisal services, or render such advice. In undertaking its analysis and arriving at its opinion, Hoak Breedlove took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally, and, among other things: (1) reviewed documents related to the Transaction; (2) reviewed publicly available financial information and other data with respect to Webco, including its Annual Reports on Form 10-K and 10-K/A for the fiscal years ended July 31, 2002 and 2003 (as amended), certain Quarterly Reports on Form 10-Q (as amended, if applicable), certain Current Reports on Forms 8-K relating to material events, and certain other relevant financial and operating data relating to Webco made available to Hoak Breedlove; (3) reviewed and analyzed Webco’s financial forecasts; (4) reviewed and analyzed certain financial characteristics of companies that were deemed to be comparable to Webco; (5) reviewed and analyzed certain financial characteristics of transactions that involved the acquisition of companies that were deemed to have characteristics comparable to those of Webco; (6) reviewed and discussed with representatives of management of Webco certain financial and operating information furnished by them, including financial analyses, and related assumptions with respect to the business, operations and prospects of Webco; and (7) performed such other analyses and examinations as were deemed appropriate.

     In undertaking the analysis and arriving at its opinion, Hoak Breedlove relied upon and assumed the accuracy and completeness of all of the financial and other information that was used, without assuming any responsibility for any independent verification of any such information, and further relied upon the assurances of management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Hoak Breedlove assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. In arriving at its opinion, Hoak Breedlove did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Webco. Hoak Breedlove assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the 1934 Act and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Webco, Hoak Breedlove assumed that the receipt of fractional share consideration will be a taxable event to Webco’s stockholders who receive such consideration. The Hoak Breedlove opinion is based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 23, 2004. Accordingly, although subsequent developments may affect its opinion, Hoak Breedlove has not assumed any obligation to update, review or reaffirm its opinion.

     The estimates contained in Hoak Breedlove’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Hoak Breedlove’s analyses and estimates are inherently subject to substantial uncertainty.

     Each of the analyses conducted by Hoak Breedlove was carried out in order to provide a different perspective on the Transaction and to enhance the total mix of information available. Hoak Breedlove did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the consideration to be paid for fractional shares. Hoak Breedlove did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Hoak Breedlove believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Hoak Breedlove in connection with the preparation of its opinion.

     The financial reviews and analyses include information presented in tabular format. In order to fully understand Hoak Breedlove’s financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Hoak Breedlove’s financial review and analyses.

     The summary of Hoak Breedlove’s analysis described below is not a complete description of the analysis underlying Hoak Breedlove’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hoak Breedlove made qualitative judgments as to the relevance of each analysis and factor that it considered. Accordingly, Hoak Breedlove believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, or focusing on information presented in tabular format, without considering all of the analysis and factors contained in the narrative description that follows, could result in an incomplete and misleading view of the processes underlying its analysis and opinion.

     Hoak Breedlove elected to determine the fairness of the consideration to be paid for fractional shares by performing: Comparable Company Analysis, Comparable Transaction Analysis, and Discounted Cash Flow Analysis. Hoak Breedlove considered other valuation methodologies such as liquidation/book value analysis, premiums paid analysis, and leveraged buyout analysis. Hoak Breedlove determined that these alternative valuation methodologies had little or no analytical value in the context of the proposed Transaction because, among other things, Webco would remain a going concern, no assets of Webco would be disposed of or used for an alternative purpose, the proposed Transaction would not effect a change of control of Webco, and Hoak Breedlove was not asked to consider alternative investments or investment return expectations for stockholders. In addition, Hoak Breedlove did not believe Webco’s accounting book value necessarily corresponded to Webco’s economic value.

Comparable Company Analysis

     The comparable company analysis compares the trading multiples of Webco with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Hoak Breedlove identified 12 companies that it deemed comparable to Webco with respect to their industry sector and operating model. All of the comparable companies are participants in the steel and tubular steel markets.

     The comparable companies utilized were: Friedman Industries Inc., IPSCO Inc., Lone Star Technologies Inc., Maverick Tube Corp., Niagara Corp., Northwest Pipe Co., NS Group Inc., Oregon Steel Mills Inc., Synalloy Corp., Tenaris SA, Timken Co., Wolverine Tube Inc. As of July 19, 2004, the total enterprise value (“TEV”) (market value of equity, plus preferred stock, minority interest, and net debt) for the comparable companies ranged from approximately $47 million to approximately $4.9 billion and last twelve months (“LTM”) revenue ranged from approximately $112 million to approximately $4.0 billion. In comparison, the Company had a TEV (based on the closing price of Webco’s outstanding shares on such date) and LTM revenue as of April 30, 2004 of approximately $73 million and approximately $195 million, respectively. Based on size, Webco is in the lower range of the comparable companies.

     Based on publicly available information, Hoak Breedlove reviewed financial information for each of the comparable companies that included among other things: market value, TEV, revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), earnings per share (“EPS”), total assets, common equity, net tangible common equity, and selected financial ratios. Hoak Breedlove compared the financial operating data and ratios to Webco. For comparison purposes, operating profits including EBITDA for the comparable companies and Webco were normalized to exclude unusual and extraordinary expenses and income. Using estimates provided by the Company, Hoak Breedlove calculated three-year (actual fiscal 2002 and 2003 and estimated fiscal 2004) average EBITDA, EBIT and net income.

     Hoak Breedlove expects Webco’s valuation multiples to be below the comparable companies’ due to the smaller size of Webco, its capitalization, low trading volume and relative lack of liquidity, and the high degree of Webco’s ownership by stockholders of the Weber family.

     Hoak Breedlove calculated a TEV range between approximately $77 million and approximately $86 million for Webco and a range of indicated stock share prices as follows:

				Indicated Common
	Selected Multiple (1)			Stock Price
	Webco	Low	High	Low	High
Equity Value as multiple of:
3-Year Average Net Income (2)	$3.7	10.0x	11.0x	$5.21	$5.73
Total Enterprise Value as multiple of:
3-Year Average EBITDA (3)	$15.6	5.0x	6.0x	$4.58	$6.78
3-Year Average EBIT (4)	$8.7	8.0x	9.0x	$3.39	$4.62

Indicated Reference Range				$4.39	$5.71

(1)	The range of multiples selected by Hoak Breedlove, based on its analysis of data concerning the comparable companies, to apply to Webco’s financial results. As used in the text of the Hoak Breedlove report, Relevant Range has the same meaning as Selected Multiple above. Market Range, as used in the report, means the full range of multiples from the comparable company trading analysis.

(2)	The three-year average for net income was calculated by taking the average income from operations for fiscal 2002 (net of a $1.58 million pre-tax litigation award), 2003 and 2004. Fiscal 2004 net income was derived by taking actual net income for the nine-month period ended April 30, 2004 and an estimate of $4.0 million for the fourth fiscal quarter ending July 31, 2004.

(3)	The three-year average for EBIT was calculated by taking the average income from operations for fiscal 2002 (net of a $1.58 million litigation award), 2003 and 2004. Fiscal 2004 EBIT was derived by taking actual income from operations for the nine-month period ended April 30, 2004 and an estimate of $7.24 million for the fourth fiscal quarter ending July 31, 2004.

(4)	The three-year average for EBITDA was derived by taking the three-year average of EBIT and adding the average depreciation and amortization (exclusive of deferred financing cost amortization) for fiscal 2002, 2003 and 2004.

     As noted above, none of the comparable companies is identical or directly comparable to Webco. Accordingly, Hoak Breedlove considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

     Hoak Breedlove utilized the comparable transaction analysis, a market valuation approach that is based on an examination of transactions involving companies that are in related industries to Webco, for the purpose of compiling guidelines and statistics based on the pricing in such transactions.

     Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be material for the acquirer. As a result, the comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

     Hoak Breedlove identified five transactions completed since January 2000 involving target companies in related industries to Webco and for which detailed financial information was available. Hoak Breedlove selected these comparable transactions because of the similarities of the targets’ products and markets to those of Webco. Target companies were involved in manufacturing and selling metal tubular products and were classified under SIC codes 3317, 3324, and 3312 with sales between $10 million and $500 million.

Acquirer	Acquiree
Maverick Tube Corp.	LTV Steel Tubular Business
Lone Star Technologies, Inc.	Wheeling Machine Products, Inc.
Maverick Tube Corp.	Prudential Steel, Ltd.
Lone Star Technologies, Inc.	Bellville Tube Corporation
Lone Star Technologies, Inc.	Fintube Technologies, Inc.

     Based on the information disclosed with respect to the targets in each of the comparable transactions, Hoak Breedlove calculated and compared total price paid as a multiple of EBITDA and EBIT.

     As with the comparable company analysis, Webco’s smaller size, suggests that Webco would be valued below the average of the comparable transaction multiples. Based on the selected multiple ranges, Hoak Breedlove calculated a TEV range between approximately $74 million and approximately $86 million for Webco or a price per share of between $3.98 and $5.70.

				Indicated Common
		Selected Multiple (1)		Stock Price
	Webco	Low	High	Low	High
Total Enterprise Value as multiple of:
3-Year Average
EBITDA	$15.6	5.0x	6.0x	$4.58	$6.78
3-Year Average
EBIT	$8.7	8.0x	9.0x	$3.39	$4.62

Indicated Reference Range				$3.98	$5.70

(1)	The range of multiples selected by Hoak Breedlove, based on its analysis of data concerning the comparable transactions, to apply to Webco’s financial results. As used in the text of the Hoak Breedlove report, Relevant Range has the same meaning as Selected Multiple above. Market Range, as used in the report, means the full range of multiples from the comparable transaction analysis.

     None of the comparable transactions is identical to the Transaction. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the acquisition values.

Discounted Cash Flow Analysis

     Hoak Breedlove performed discounted cash flow analyses, aggregating the present value of projected unlevered free cash flows over a forecast period, with the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The forecast period of the four fiscal years ending July 31, 2008, and such projections were derived from financial information and operating data provided by Webco. Using data furnished by management, and making certain assumptions regarding business growth rates, the need for additional capital expenditures, and projecting the weighted average cost of capital to Webco at 14.5%, Hoak Breedlove calculated a terminal value of Webco’s business utilizing two methods: (i) an exit multiple of 5.5 times EBITDA and (ii) capitalizing fiscal year ending July 31, 2008 operating income assuming a 3% perpetual growth rate. Based on those assumptions, Hoak Breedlove calculated a TEV range between approximately $70 million and approximately $73 million for Webco or a price per share of between $3.41 and $3.86 per pre-reverse split share.

     In connection with the Transaction, Webco’s management provided Hoak Breedlove with information about Webco that is not publicly available, including financial projections. The first projections provided to Hoak Breedlove were prepared in March 2004 based on expected market conditions at that time and were utilized in its June 24, 2004 valuation and fairness opinion. By early July, an unprecedented rise in the price of steel and the short-term effect on Webco’s income led Webco management to believe that these projections should be updated and provided to the Special Committee and its financial advisors. The second projections provided to Hoak Breedlove were utilized in its July 23, 2004 valuation and fairness opinion. Both sets of projections are included in the financial information set forth below. Webco does not, as a matter of course, except as it periodically provides current earnings guidance to its stockholders, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Webco’s control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In addition, these projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the Securities and Exchange Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. The financial information below, which was derived from the projections provided to Hoak Breedlove, is included in this proxy statement only because it was furnished by Webco’s management to Hoak Breedlove in connection with the Transaction. Therefore, the projections should be used by the reader solely for deciding how much weight to give to the analysis and opinion of Hoak Breedlove and for no other purpose.

Unaudited Financial Projections
Prepared in July 2004
(Dollars in Thousands, except per share amounts)

	As of and for the year ended July, 31,
	2005	2006	2007	2008
Income Statement Data:
Net sales	$245,200	$216,700	$222,700	$231,300
Cost of goods sold	222,000	193,200	198,100	205,600

Gross margin	23,200	23,500	24,600	25,700
S, G& A	15,300	15,100	15,600	16,200

Income from operations	7,900	8,400	9,000	9,500
Interest expense	3,100	3,300	3,100	2,800

Pretax income	4,800	5,100	5,900	6,700
Provision for income taxes	1,900	2,100	2,400	2,700

Net income	$2,900	$3,000	$3,500	$4,000

Earnings per share, diluted	$0.40	$0.42	$0.49	$0.56

Balance Sheet Data:
Current assets	$90,100	$82,400	$85,300	$88,100
Fixed assets, net	57,800	55,700	53,300	50,500
Other assets	4,400	4,400	4,400	4,400

Total assets	$152,300	$142,500	$143,000	$143,000

Current liabilities, including current portion of debt	$70,700	$62,300	$63,600	$64,200
Long-term debt	11,200	7,600	4,100	700
Other liabilities	9,300	8,500	7,700	6,500
Total stockholders equity	61,100	64,100	67,600	71,600

Total liabilities and stockholders’ equity	$152,300	$142,500	$143,000	$143,000

Cash Flow Statement Data:
Cash from operations	$6,200	$16,200	$7,600	$7,500
Cash from investing activities	(4,200)	(4,400)	(4,400)	(4,100)
Cash from financing activities	(500)	(9,100)	(3,000)	(3,900)

Net change in cash	$1,500	$2,700	$200	$(500)

Unaudited Financial Projections
Prepared in March 2004
(Dollars in Thousands, except per share amounts)

	Quarter End
	July 31,	As of and for the year ended July, 31,
	2004	2005	2006	2007	2008
Income Statement Data:
Net sales	$56,100	$213,400	$214,200	$221,300	$229,000
Cost of goods sold	46,700	191,000	191,100	222,000	222,000

Gross margin	9,400	22,400	23,200	24,500	25,700
S, G& A	5,200	15,200	14,600	15,000	15,500

Income from operations	4,200	7,200	8,600	9,500	10,200
Interest expense	700	3,100	3,100	3,000	2,600

Pretax income	3,500	4,100	5,500	6,500	7,600
Provision for income taxes	1,400	1,700	2,300	2,700	3,100

Net income	$2,100	$2,400	$3,200	$3,800	$4,500

Earnings per share, diluted	$0.29	$0.34	$0.45	$0.54	$0.63

Balance Sheet Data:
Current assets	$92,300	$88,500	$87,100	$88,100	$89,400
Fixed assets, net	59,900	57,300	55,000	52,400	49,400
Other assets	4,100	3,900	4,000	4,100	4,100

Total assets	$156,300	$149,700	$146,100	$144,600	$142,900

Current liabilities, including current portion of debt	$73,400	$68,600	$66,100	$65,000	$63,400
Long-term debt	14,700	11,100	7,500	4,100	700
Other liabilities	12,600	11,900	11,200	10,400	9,200
Total stockholders equity	55,600	58,100	61,300	65,100	69,600

Total liabilities and stockholders’ equity	$156,300	$149,700	$146,100	$144,600	$142,900

Cash Flow Statement Data:
Cash from operations	$(4,800)	$7,600	$11,700	$7,900	$8,400
Cash from investing activities	(1,500)	(3,800)	(4,100)	(4,100)	(3,800)
Cash from financing activities	10,000	(6,000)	(6,100)	(5,500)	(5,900)

Net change in cash	$3,700	$(2,200)	$1,500	$(1,600)	$(1,300)

     The financial projections necessarily make many assumptions that are inherently subject to significant uncertainties and contingencies and many of which are beyond Webco’s control. Factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause Webco’s forecasts or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different from those contained in Webco’s forecasts.

     Significant assumptions made by Webco in connection with these forecasts include the following (assumptions assumed to be the same for both forecasts unless a different assumption for the March forecast is stated in parentheses):

•	A decline, commencing in the third quarter of fiscal 2005, in the cost of steel raw materials, which increased from 100 to 130 percent from July 31, 2003 to July 31, 2004, to a level equal to 40 percent greater than the prevailing price level at July 31, 2003. (In March, we assumed the decline would start in the first quarter of fiscal 2005 and that the increase would reach 50 to 80 percent of July 31, 2003 levels before starting to decline);

•	As the cost of steel raw materials declines, a decrease in product sales prices resulting from the general over capacity in the steel tube industry;

•	A return of gross margin percentages to historical levels of between nine to 11 percent after the effects of averaging down raw material costs in inventory through fiscal year 2005 have abated;

•	A two to three percent annual increase in general and administrative costs, excluding costs related to compliance with Sarbanes-Oxley, which would increase by $735,000 in fiscal 2005 and $570,000 in subsequent years (which are expected to be avoided if the Transaction is completed);

•	An increase in interest expense resulting from a two and one-half percent increase in the rate of interest on debt ratably over the next five fiscal quarters. (In March, we assumed the increase would begin in the third quarter of fiscal 2005 and increase at the same rate.);

•	Capital spending of between $4.0 and $4.5 million in each fiscal year, with incremental depreciation calculated accordingly; and

•	An effective tax rate of 41 percent, which is consistent with Webco’s current tax rate.

     The projections included in this proxy statement have been prepared by, and are the responsibility of, Webco’s management. PricewaterhouseCoopers LLP has neither examined nor compiled these projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Webco’s historical financial information. It does not extend to the projections and should not be read to do so.

Conclusion

     The following table summarizes the results of the three valuation methodologies Hoak Breedlove used in arriving at its opinion:

	Indicated Common
	Stock Price
Methodology	Low	High
Comparable Company Analysis
Equity Value as multiple of:
3-Year Average Net Income	$5.21	$5.73
Total Enterprise Value as multiple of:
3-Year Average EBITDA	$4.58	$6.78
3-Year Average EBIT	$3.39	$4.62

Indicated Reference Range	$4.39	$5.71
Comparable Transaction Analysis
Total Enterprise Value as multiple of:
3-Year Average EBITDA	$4.58	$6.78
3-Year Average EBIT	$3.39	$4.62

Indicated Reference Range	$3.98	$5.70
Discounted Cash Flow Analysis
Indicated Reference Range	$3.41	$3.86

     The average TEV of the ranges from these methodologies is approximately $73 million to $82 million, for an implied price range of $3.93 per share to $5.09 per share, based on a share count of approximately 7.1 million shares outstanding. Hoak Breedlove did not recommend any specific price within the range to the Special Committee. The Special Committee and Webco negotiated a price of $4.75, which was at the upper end of Hoak Breedlove’s valuation range of $3.93 and $5.09 per share. Based upon and subject to the foregoing, it is the opinion of Hoak Breedlove that, as of the date of its opinion, the $4.75 per pre-reverse split share to be paid in respect of fractional shares of Common Stock to the holders of less than one share immediately following the reverse split and in respect of fractional shares to all holders thereof following the forward split is fair, from a financial point of view, to those stockholders.

     Hoak Breedlove performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the foregoing summary describes all material analyses and factors reviewed by Hoak Breedlove with the Board, it does not purport to be a complete description of the presentations by Hoak Breedlove to the Board or the analyses performed by Hoak Breedlove in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Hoak Breedlove believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. In addition, Hoak Breedlove may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Hoak Breedlove’s view of the actual value of Webco. In performing its analyses, Hoak Breedlove made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Webco. The analyses performed by Hoak Breedlove are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or necessarily to reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Hoak Breedlove’s analysis of the fairness of the Transaction, from a financial point of view, and were provided to the Board and the Special Committee solely in connection with the delivery of the fairness opinion.

     Hoak Breedlove is an investment banking firm that, as part of its investment banking business, regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, private placements, and for other purposes. In connection with advisory services related to the issuance of the fairness opinion, Hoak Breedlove has received a fee of $112,500. Webco has also agreed to reimburse Hoak Breedlove for its reasonable expenses incurred in connection with its engagement and to indemnify Hoak Breedlove and its affiliates against certain liabilities that may arise out of the rendering of the opinion.

Presentation of Benedetto Gartland

     In connection with the proposed Transaction, Webco retained Benedetto Gartland in order to assist management in its evaluation of strategic alternatives, including the possibility of a going private transaction. As part of this retention, Benedetto Gartland presented a report to management and the Board on April 30, 2004. (See “Background of the Transaction” beginning on page 26).

     The report of Benedetto Gartland will be made available for inspection and copying at Webco’s principal executive offices during its regular business hours by any interested stockholder of Webco or any representative of a stockholder designated by the stockholder in writing. Upon written request, Webco will furnish a copy of the report to any interested stockholder of Webco, or any representative designated by the stockholder in writing, at the expense of the requesting stockholder. The report has also been filed with the Securities and Exchange Commission as an exhibit to Webco’s Transaction Statement on Schedule 13E-3. Benedetto Gartland consented to the filing of its report with the Schedule 13E-3.

     No limitations were imposed by Webco on the scope of Benedetto Gartland’s investigation or the procedures to be followed by Benedetto Gartland in preparing its presentation. The Benedetto Gartland presentation was for the use and benefit of Webco’s Board and management in connection with their consideration of the Transaction and was not intended to be and does not constitute a recommendation to any stockholder of Webco as to how such stockholder should vote with respect to the Transaction.

     As part of its advisory work and in the preparation of its presentation, Benedetto Gartland, among other things:

•	met with certain members of management of Webco to discuss the operations, financial condition, future prospects and projected operations and performance of Webco, and certain matters relating to the proposed Transaction;

•	visited the corporate headquarters, business offices and the principal manufacturing facilities of Webco;

•	reviewed, among other public information, Webco’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and related financial information for the 2002, 2003 and 2004 fiscal years;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Webco as provided by senior management of Webco;

•	reviewed the historical market prices and trading activity for Webco’s Common Stock through April 29, 2004 and compared such prices and trading activity with those of certain publicly traded companies;

•	compared the financial position and results of operations of Webco with those of certain publicly traded companies;

•	analyzed certain business combinations involving companies similar to Webco, to the extent publicly available;

•	prepared a discounted cash flow analysis of Webco based upon the financial projections prepared by Webco’s management; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters considered necessary, including, an assessment of regulatory, economic, market and monetary conditions.

     Benedetto Gartland assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or provided to it by Webco and further relied upon the assurances of management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections, Benedetto Gartland was advised by Webco that the projections were prepared on a basis reflecting the best currently available estimates and judgments of management as to the future financial performance of Webco. Benedetto Gartland expressed no opinion with respect to the projections or the assumptions, estimates or judgments on which such projections were based. Benedetto Gartland took into account economic, financial, market and other conditions as those conditions existed and could be evaluated as of the date of its work, as well as its experience in preparing business valuations in general. In preparing its analysis, Benedetto Gartland did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Webco.

     Benedetto Gartland developed this valuation of Webco by analyzing comparable companies, comparable transactions and preparing a discounted cash flow analysis. Benedetto Gartland considered utilizing other valuation methodologies, such as a liquidation calculation, a premiums paid analysis and a leveraged buyout analysis. However, Benedetto Gartland determined that these valuation methodologies were not realistic alternatives because the Weber family did not contemplate a change in its ownership of Common Stock. Finally, employing book value as a valuation benchmark was eliminated because Webco’s fixed assets have material value only if Webco remains in operation (i.e., as part of a going concern). Based on third party appraisals, if sold as individual components, Webco’s property, plant and equipment are worth about 43% of their accounting valuation. If this discount were applied to Webco, its book value would be less than $2.50 per share. As a result, Benedetto Gartland concluded the fixed assets are best considered part of the physical engine driving Webco’s financial forecast – the key ingredient to the valuation methods used by Benedetto Gartland.

Comparable Company Analysis

     The comparable company analysis compared the trading multiples of Webco with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Benedetto Gartland identified companies that it deemed comparable to Webco with respect to their industry sector and operating models. All of the comparable companies are participants in the steel and tubular steel markets.

     The comparable companies utilized were: IPSCO Inc., Lone Star Technologies Inc., Maverick Tube Corp., NS Group Inc., Oregon Steel Mills and Synalloy Corp. Based on financial size, Webco was in the lower range of the comparable companies. As of April 19, 2004, the total enterprise value, or TEV (market value of equity, plus preferred stock, minority interest and net debt), for the comparable companies ranged from approximately $59 million to approximately $1.3 billion. For the most recently available trailing twelve months (LTM), revenue ranged from approximately $99 million to approximately $1.3 billion. In comparison, Webco had TEV and LTM revenue as of April 19, 2004 of approximately $81 million and approximately $184 million, respectively.

     Based on publicly available information, Benedetto Gartland reviewed financial information for each of the comparable companies that included, among other things: market value, TEV, revenue, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, earnings per share, or EPS, total assets, common equity, and selected financial ratios. Benedetto Gartland compared the financial operating data and ratios to Webco. EBITDA and EPS were reviewed on both a trailing and forecasted basis when available. Forecasted five-year EPS growth rates were also reviewed. For comparison purposes, financial measures of profitability (including EBITDA) for the comparable companies and Webco were normalized to exclude unusual and extraordinary expenses and income, as well as differences in fiscal year ends.

     Benedetto Gartland expected Webco’s valuation multiples to be below the comparable companies’ due to the smaller financial size of Webco, its small market capitalization, low trading volume, low expected growth rate, the Common Stock’s relative lack of liquidity, and the controlling ownership position of the Weber family.

     Using selected financial ratios (e.g., TEV/EBITDA ratios) and its judgment, Benedetto Gartland calculated a TEV range of between approximately $54 million and approximately $114 million for Webco and a range of indicated stock prices as follows:

					Indicated Common
			Selected Multiple		Stock Price
	Webco Financial Result		Low	High	Low	High
Equity Value as multiple of:
2005 EPS	$0.31		12.0x	14.0x	$3.77	$4.40
Total Enterprise Value as multiple of:
LTM EBITDA	$10.7	million	6.0x	8.0x	$2.57	$5.60
2004 EBITDA	$19.0	million	5.0x	6.0x	$6.91	$9.59
2005 EBITDA	$13.6	million	4.0x	5.0x	$1.13	$3.05
Column Average					$3.59	$5.66

     None of the comparable companies is identical or directly comparable to Webco. Accordingly, Benedetto Gartland considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, the selection of a valuation multiple based on publicly traded comparable companies is not strictly numerical, but involves judgment concerning differences in financial and operating characteristics of the comparable companies as contrasted to Webco.

Comparable Transaction Analysis

     Using publicly available information, Benedetto Gartland analyzed transactions involving manufacturing and selling metal tubular products and were classified under SIC codes 3317, 3324, and 3312 with sales between $10 million and $500 million.

     The selected transactions used in the analysis were (acquiror/acquiree):

•	Maverick Tube Corp./ LTV Pipe and Conduit;

•	Lone Star Technologies, Inc./ Wheeling Machine Products, Inc.;

•	Maverick Tube Corp./ Prudential Steel, Ltd.;

•	Quad-C, Inc./Pulaski Furniture Corp;

•	Lone Star Technologies, Inc./ Bellville Tube Corporation; and

•	Lone Star Technologies, Inc./ Fintube Limited.

     Based on the information disclosed with respect to the targets in each of the comparable transactions, Benedetto Gartland calculated and compared total price paid as a multiple of LTM EBITDA and EBIT. Using multiple ranges selected by Benedetto Gartland, Webco’s TEV was between $54 million and $83 million and its equity value was between $8 million and $37 million.

				Implied Equity Value
	Webco Financial Result	Selected Multiple		($’s mm’s unless noted)
		Low	High	Low	High
Total Enterprise Value as multiple of:
LTM EBITDA	$13.8 million	5.0x	6.0x	$23	$37
LTM EBIT	$ 6.7 million	8.0x	9.0x	$8	$14
Per Share Average				$2.16	$3.61

     With respect to the comparable transactions analysis, Benedetto Gartland noted that the market conditions, rationales for and circumstances surrounding each transaction were unique. These comparable transactions ranged in size from $15 million to $537 million and the multiples of EBITDA and EBIT paid for the acquired companies varied significantly. As a result, Benedetto Gartland selected valuation multiples based on the average multiples paid for these companies as well as its experience generally valuing companies that are being sold.

Discounted Cash Flow Analysis

     Benedetto Gartland performed discounted cash flow analyses, aggregating the present value of Webco’s projected cash flows over a forecast period, with the present value of the terminal value at the end of such period. These cash flows represent the amount of cash generated and available for principal, interest and dividend payments after providing for the expenditures and capital required by business operations. The financial projections below were prepared by Webco management during March 2004. Webco does not, as a matter of course, except as it periodically provides current earnings guidance to its stockholders, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Webco’s control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than projected. In addition, these projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the Securities and Exchange Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements. The financial information below, which was derived from the projections provided to Benedetto Gartland, is included in this proxy statement only because it was furnished by Benedetto Gartland in connection with the Transaction. Therefore, the projections should be used by the reader solely for deciding how much weight to give to the analysis of Benedetto Gartland and for no other purpose. Benedetto Gartland did not express any opinion or any form of assurance on this projection or its achievability, and assumes no responsibility for, and disclaims any association with, the projected financial information.

Unaudited Financial Projections
Prepared in March 2004
(Dollars in Thousands, except per share amounts)

	Quarter End
	July 31,	As of and for the year ended July, 31,
	2004	2005	2006	2007	2008
Income Statement Data:
Net sales	$56,100	$213,400	$214,200	$221,300	$229,000
Cost of goods sold	46,700	191,000	191,100	222,000	222,000

Gross margin	9,400	22,400	23,200	24,500	25,700
S, G& A	5,200	15,200	14,600	15,000	15,500

Income from operations	4,200	7,200	8,600	9,500	10,200
Interest expense	700	3,100	3,100	3,000	2,600

Pretax income	3,500	4,100	5,500	6,500	7,600
Provision for income taxes	1,400	1,700	2,300	2,700	3,100

Net income	$2,100	$2,400	$3,200	$3,800	$4,500

Earnings per share, diluted	$0.29	$0.34	$0.45	$0.54	$0.63

Balance Sheet Data:
Current assets	$92,300	$88,500	$87,100	$88,100	$89,400
Fixed assets, net	59,900	57,300	55,000	52,400	49,400
Other assets	4,100	3,900	4,000	4,100	4,100

Total assets	$156,300	$149,700	$146,100	$144,600	$142,900

Current liabilities, including current portion of debt	$73,400	$68,600	$66,100	$65,000	$63,400
Long-term debt	14,700	11,100	7,500	4,100	700
Other liabilities	12,600	11,900	11,200	10,400	9,200
Total stockholders equity	55,600	58,100	61,300	65,100	69,600

Total liabilities and stockholders’ equity	$156,300	$149,700	$146,100	$144,600	$142,900

Cash Flow Statement Data:
Cash from operations	$(4,800)	$7,600	$11,700	$7,900	$8,400
Cash from investing activities	(1,500)	(3,800)	(4,100)	(4,100)	(3,800)
Cash from financing activities	10,000	(6,000)	(6,100)	(5,500)	(5,900)

Net change in cash	$3,700	$(2,200)	$1,500	$(1,600)	$(1,300)

     See “Special Factors—Opinion and Report of Hoak Breedlove—Discounted Cash Flow Analysis” beginning on page 41 for the significant assumptions made by Webco in connection with this forecast.

     The forecast period included the fourth quarter of Webco’s 2004 fiscal year as well as the four fiscal years ending July 31, 2008. The projections were derived from financial information and operating data provided by Webco. Using data furnished by management, including certain assumptions regarding business growth rates, the need for additional capital expenditures, and projecting the weighted average cost of capital to Webco at 10% to 12%, Benedetto Gartland calculated a terminal value of Webco’s business utilizing two methods: (i) an exit multiple of 5.0 times EBITDA and (ii) capitalizing fiscal year ending July 31, 2008 operating income assuming a 2% perpetual growth rate. Based on those assumptions, Benedetto Gartland calculated a TEV range between $63 million and $80 million for Webco or a price per share of between $2.30 and $4.67 per pre-reverse split share.

     The projections included in this proxy statement have been prepared by, and are the responsibility of, Webco’s management. PricewaterhouseCoopers LLP has neither examined nor compiled these projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Webco’s historical financial information. It does not extend to the projections and should not be read to do so.

Conclusion

     The following table summarizes the results of the three valuation methodologies Benedetto Gartland used in preparing its presentation:

	Indicated Common
	Stock Price
Methodology	Low	High
Comparable Company Analysis	$3.59	$5.66
Comparable Transaction Analysis	2.16	3.61
Discounted Cash Flow Analysis	2.30	4.67
Column Average	$2.68	$4.65

     The foregoing summary is not a comprehensive description of all analyses and examinations actually conducted by Benedetto Gartland and selection of any one portion of its presentation, without considering all analyses and factors, would create an incomplete view of Benedetto Gartland’s advisory to the Board of Directors on April 30, 2004. In particular, a valuation is more than a numerical summation of the individual analyses performed and requires professional judgment, based on experience and expertise in considering a wide variety of analyses taken as a whole. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Benedetto Gartland’s view of the actual value of the Company.

     Benedetto Gartland is an investment banking firm that, as part of its investment banking business, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, private placements, and for other purposes. Benedetto Gartland does not perform tax, accounting, appraised or legal services or render such advice. Pursuant to the engagement letter, Webco agreed to pay Benedetto Gartland a fee for its services. Webco has also agreed to indemnify Benedetto Gartland against specified liabilities, including liabilities under the federal securities laws, related to, and arising out of or in connection with the engagement of Benedetto Gartland by Webco.

Source of Funds; Financing of the Transaction

     Based on estimates of record ownership of shares of Common Stock, the number of shares outstanding and other information as of June 28, 2004 and assuming that the Minimum Number is 2,000, 1,500, 1,000, 500 or 200 and, as a result of the foregoing, that 420,000, 350,000, 175,000, 110,000 or 60,000, respectively, fractional shares and options to purchase 221,000, 202,000, 177,000, 73,000 or 1,000, respectively, shares are cashed out, we estimate that the total funds required to consummate the Transaction will be approximately $5,230,000, $4,880,000, $4,044,000, $3,715,000 or $3,461,000, respectively, of which $1,995,000, $1,662,500, $831,250, $522,500 or $285,000, respectively, will be used to pay the consideration to stockholders entitled to receive cash for their shares, $60,000, $42,500, $37,750, $17,500 or $1,000, respectively, will be used to cash out options, $2,100,000 will be used to make loans to certain of our executive officers and employees to replace existing loans that they have with third party lenders and $1,075,000 will be used to pay the costs of the Transaction, as follows:

Legal fees and expenses	$460,000
Financial consulting	140,000
Postage and printing	100,000
Miscellaneous	100,000
Special committee fees and expenses:
Legal fees and expenses	50,000
Financial advisor and fairness opinion fees and expenses	125,000
Special Committee fees and expenses	55,000
Transfer agent	20,000
Board fees and expenses	15,000
Filing fees	10,000

Total	$1,075,000

     We intend to fund these costs using available cash and amounts available under our loan agreement, which is being renegotiated. We are currently conducting negotiations with potential lending sources and believe that we will be successful in obtaining financing necessary to fund the Transaction. It is our current plan in any such refinancing to increase our revolving credit facility from $38 million to $50 million, to increase our term loan from $10.1 million (as of April 30, 2004) to $18.0 million and to extend the maturity date of the loan to October 31, 2009. We expect that the term loan and revolving credit facility will have terms similar to those under our current agreement. We expect that the term loan and revolving credit facility will be secured by substantially all of our assets. There can be no assurance that Webco will be successful in consummating any such financing on these terms or at all, although we anticipate completing the required financing prior to the date of the Special Meeting.

Effect of the Transaction on Webco

     The information below in this section as to the effect of the Transaction is based on estimates of record ownership of Common Stock, the number of shares of outstanding Common Stock and other information as of June 28, 2004, and assumes that if the Minimum Number is 2,000, 1,500, 1,000, 500 or 200 that, as a result of the foregoing, 420,000, 350,000, 175,000, 110,000 or 60,000, respectively, fractional shares and options to purchase 221,000, 202,000, 177,000, 72,000 or 1,000 shares, respectively, are cashed out.

     Webco’s Certificate of Incorporation currently authorizes the issuance of 12,000,000 shares of Common Stock. As of the record date, the number of outstanding shares of Common Stock was 7,081,723. The number of outstanding shares of Common Stock will be reduced from 7,081,723 to approximately 666,000, 673,000, 690,000, 697,000 or 702,000, respectively, and $1,995,000, $1,662,500, $831,250, $522,500 or $285,000, respectively, would have been paid for the fractional shares, the number of holders of record of Common Stock will be reduced from approximately 343 to approximately 64, 67, 81, 89 or 108, respectively, and the number of beneficial holders of Common Stock will be reduced from approximately 1,481 to approximately 247, 278, 324, 469 or 642, respectively.

     The Common Stock is currently registered under Section 12(g) of the 1934 Act and, as a result, Webco is subject to the periodic reporting and other requirements of the 1934 Act. As a result of the Transaction, it is expected that we will have fewer than 300 holders of record of our Common Stock, and will be eligible to terminate our obligation to continue filing periodic reports under the 1934 Act. As soon as possible after the Transaction, we intend to file for deregistration of the Common Stock under the 1934 Act and thus become a “private” company. We anticipates that going private will result in substantial annual savings. See “—Purpose of and Reasons for the Transaction” beginning on page 20. In connection with the proposed Transaction, Webco has filed a Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission, which incorporates by reference some of the information contained in this proxy statement.

     We estimate that payments of cash in lieu of the issuance of fractional shares to these persons and to holders of fractional shares after the forward split will total approximately $1,995,000, $1,662,500, $831,250, $522,500 or $285,000, respectively (based on the estimated number of fractional shares multiplied by $4.75 per share).

     Because (1) the price to be paid to holders of fewer shares of Common Stock than the Minimum Number will be $4.75 per share, (2) the number of shares of Common Stock expected to be cashed out as a result of the reverse split and forward split is estimated to be approximately 420,000, 350,000, 175,000, 110,000 or 60,000, respectively, (3) the amount to be paid to cash out options eliminated as a result of the reverse split is estimated to be $60,000, $42,500, $37,750, $17,500 or $1,000, respectively, (4) the total cost to Webco (including expenses) of effecting the Transaction is expected to be approximately $1,075,000, and (5) at April 30, 2004, Webco’s stockholders’ equity was approximately $54,299,000, or $7.67 per share, Webco expects that, giving pro forma effect to the Transaction, the book value per share of Common Stock as of April 30, 2004, would have increased from approximately $7.67 per share on a historical basis to $76.87, $76.58, $75.79, $75.60 or $75.41, respectively per share on a pro forma basis.

     The number of authorized shares of Common Stock will be adjusted one-for-10 based on the net reverse-split/forward-split combination upon consummation of the Transaction. After the consummation of the Transaction, Webco will have 1,200,000 authorized shares of Common Stock, of which approximately 666,000, 673,000, 690,000, 697,000 or 702,000, respectively will be issued and outstanding. We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plan.

     The Transaction is not expected to have any material tax consequences for Webco, except that a substantial portion of the Transaction may not be deductible for federal and state income tax purposes.

Conduct of Webco’s Business after the Transaction

     Webco’s executive officers will remain the same immediately following the Transaction; however, after the termination of the listing of shares of Common Stock on the American Stock Exchange and the deregistration of the Common Stock under the 1934 Act, we intend to decrease the size of Webco’s Board to five members due to the announced intention of Mr. Vetal to resign, with Ms. Weber and Messrs. Weber, McCarthy, Case and Kowalski remaining as directors.

     Webco expects to conduct its business and operations after the effective date of the Transaction in substantially the same manner as they are currently being conducted and, except as described in this proxy statement with respect to: (1) the expected resignation of one director, (2) the expected changes in our credit facility and the related use of funds to finance the Transaction and related costs, and (3) Webco’s plans to deregister its Common Stock under the 1934 Act and delist it from the American Stock Exchange, the Transaction is not anticipated to have a material effect upon the conduct of Webco’s business.

     Neither Webco nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; a sale or transfer of any material amount of its assets; a change in its Board or management (except as described in this proxy statement); a material change in its indebtedness or capitalization (except as described in this proxy statement); or any other material change in its corporate structure or business. However, we may engage in such a transaction in the future to the extent that management and the Board determines it to be in the interest of Webco and our stockholders.

Material Federal Income Tax Consequences

     We have summarized below the material federal income tax consequences to Webco and generally to its stockholders resulting from the Transaction. This summary is based on current U.S. federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. You may wish to consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of your specific circumstances.

     We believe that the Transaction will be treated as a “recapitalization” for federal income tax purposes and will result in no material federal income tax consequences to Webco.

Federal Income Tax Consequences to Stockholders who are Not Cashed Out by the Transaction

     If you (1) continue to hold Common Stock immediately after the Transaction and (2) receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Cashed-Out Stockholders

     If you receive cash as a result of the Transaction, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Transaction, as explained below.

     Stockholders who Exchange all of their Common Stock for Cash as a Result of the Transaction.

     If you:

•	receive cash in exchange for a fractional share as a result of the Transaction, and

•	do not continue to hold any Common Stock immediately after the Transaction, and

•	are not related under the relevant tax attribution rules to any person or entity that holds Common Stock immediately after the Transaction,

you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive for your cashed-out stock and your aggregate adjusted tax basis in that stock.

     If:

•	you do not actually own shares of Common Stock immediately after the Transaction, or

•	the only shares of Common Stock attributed to you are from a family member, and

•	you properly waive family attribution on your federal income tax return for the year of the Transaction,

you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive for your cashed-out stock and your aggregate adjusted tax basis in that stock.

     Stockholders who both Receive Cash and Continue to Hold Common Stock Immediately after the Transaction.

     If you both receive cash as a result of the Transaction and continue to hold Common Stock immediately after the Transaction, you generally will recognize gain, but not loss, in an amount equal to the lesser of:

•	the excess of the sum of the aggregate fair market value of the shares of Common Stock held by you immediately after the Transaction plus the amount of cash received over your adjusted tax basis in the shares, and

•	the amount of cash received in the Transaction.

     In determining whether you continue to hold Common Stock immediately after the Transaction, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you (except to the extent a waiver of family attribution is applicable).

     Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Transaction will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Transaction, increased by the amount of any gain recognized in the Transaction, and decreased by the amount of cash received in the Transaction.

     Any gain recognized in the Transaction will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend” with respect to you or (2) is a “substantially disproportionate redemption of stock” with respect to you. In applying these tests, you may possibly be able to take into account sales of shares of Common Stock that occur substantially contemporaneously with the Transaction. If your gain is not treated as capital gain under either of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Webco’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your Common Stock, and any remaining gain will be treated as capital gain.

     If you, or a person or entity whose ownership of Common Stock shares would be attributed to you, will continue to hold Common Stock immediately after the Transaction, you are particularly urged to consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Transaction, in light of your specific circumstances.

Capital Gain and Loss

     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

     In general, dividends are taxed at ordinary income tax rates. However, you may qualify for a 15% rate of tax on any cash received in the Transaction that is treated as a dividend as described above, if (1) you are an individual or other non-corporate stockholder and (2) you satisfy certain holding period requirements with respect to your Common Stock. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

Backup Withholding

     Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the effective time of the Transaction. Failure to provide such information may result in backup withholding.

     THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE AND EACH STOCKHOLDER MAY WISH TO CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

No Dissenters’ Rights; Escheat Laws

     Under the Oklahoma General Corporation Act and Webco’s Certificate of Incorporation and Bylaws, stockholders do not have the right to dissent with respect to the reverse split or forward split and to receive the fair value of their shares in cash.

     The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to Webco, or who do not return their Common Stock certificate(s) and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the Transaction in which to claim the cash payment payable to them. Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of Webco, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. If Webco does not have an address for the holder of record of the shares, then unclaimed cash-out payments, without interest, would be turned over to Webco’s state of incorporation, the state of Oklahoma, in accordance with its escheat laws.

Recommendation of the Board

     The Board recommends that the stockholders vote “FOR” each of the five proposals to approve the Reverse/Forward Split Amendment. Unless a contrary choice is specified, proxies solicited by the Board will be voted “FOR” approval of each of the proposals. See “—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35.

FINANCIAL INFORMATION

Selected Historical Financial Information

     The following summary of historical consolidated financial data was derived from Webco’s audited consolidated financial statements as of and for each of the fiscal years ended July 31, 2003, 2002, 2001, 2000 and 1999, and from unaudited interim consolidated financial statements as of and for the nine months ended April 30, 2004 and 2003. The statement of operations data for the nine months ended April 30, 2004, are not necessarily indicative of results to be expected for the full fiscal year. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Webco and other financial information, including the notes thereto, contained in Webco’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, as amended, and Webco’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, as amended, which information is incorporated by reference in this proxy statement. See “Other Information—Incorporation by Reference” and “—Where You Can Find More Information”, both on page 77.

	As of and for the
	Nine
	Months Ended
	April 30
	(Unaudited)		As of and for the Fiscal Year Ended July 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share data)
Balance Sheet Data:
Working capital	$13,140	$12,050	$11,650	$7,218	$9,949	$12,456	$19,731
Total assets	139,688	130,170	130,527	123,928	128,347	130,123	120,481
Long-term debt (net of current portion)	9,514	12,754	12,100	15,222	25,740	26,306	27,131
Stockholders’ equity	54,299	51,047	51,064	49,146	47,046	48,648	49,673
Book value per common share	$7.67	$7.21	$7.21	$6.94	$6.65	$6.88	$7.02
Income Statement Data:
Net sales	$151,127	$132,155	$175,769	$156,294	$148,279	$142,293	$135,058
Gross profit	18,887	14,333	17,794	18,815	14,932	19,105	20,965
Income from operations (1)	7,084	4,940	5,468	7,849	2,314	4,822	7,084
Income (loss) from continuing operations	3,149	1,901	1,918	2,996	(1,494)	536	2,823
Loss from discontinued operation (2)	—	—	—	(908)	(108)	(1,561)	(947)
Net income (loss)	$3,149	$1,901	$1,918	$2,088	$(1,602)	$(1,025)	$1,876
Diluted earnings(loss) per share:
Income (loss) from continuing operations	$0.44	$0.27	$0.27	$0.42	$(0.21)	$0.08	$0.40
Loss from discontinued operation (2)	—	—	—	(0.13)	(0.02)	(0.22)	(.13)
Net income (loss)per share	$0.44	$0.27	$0.27	$0.29	$(0.23)	$(0.14)	$0.27

(1)	Fiscal 2002 includes a $1.58 million litigation award from an equipment vendor.

(2)	The loss from the discontinued operation for all years relates to the operations of QuikWater and the sale of that separate business segment in 2002.

Recent Developments

     The following information about the financial condition and results of operations of Webco has not been audited and is preliminary in nature. Accordingly, the information is subject to being changed upon completion of internal and external review, adjustment and audit procedures.

     For the fiscal 2004 third quarter ended April 30, 2004, Webco reported net income of $2,386,000, or $0.33 per diluted share. For the same quarter in fiscal 2003, earnings were $67,000, or $0.01 per diluted share. Net sales for the third quarter of fiscal 2004 were $55.9 million, a 25.0 percent increase over the $44.7 million for the same quarter last year.

     Net income for the first nine months of fiscal 2004 was $3,149,000, or $0.44 per diluted share, compared to $1,901,000, or $0.27 per diluted share, for the same period in fiscal 2003. Net sales for the first nine months of the current year amounted to $151.1 million, a 14.3 percent increase over the $132.2 million in the same nine-month period of last year.

     The continuing single most significant factor in the tubing industry today is the cost and availability of carbon steel raw materials. Since August 1, 2003 (the beginning of Webco’s fiscal 2004), carbon steel coil producers have raised their prices and placed surcharges on their products that have increased the replacement cost of carbon steel by 100 to 130 percent in some cases. Webco has generally been successful in passing along price increases and surcharges to customers that are not parties to long-term sales contracts.

     Net income for the fourth quarter of fiscal 2004 is estimated to be between $4,000,000, or $0.56 per diluted share, and $4,300,000, or $0.60 per diluted share. Net sales for the fourth quarter of fiscal 2004 is estimated to be between $61 and $62 million. Actual results have not been issued for the fourth quarter, but will be announced prior to the issuance of our Annual Report on Form 10-K for the year ended July 31, 2004, which must be filed with the Securities and Exchange Commission by October 29, 2004.

     Webco’s business currently is, and since the third quarter of fiscal 2004 has been, largely impacted by two separate business conditions. First, selling prices for finished products are based on the higher costs of coiled steel and are matched against Webco’s lower average-cost inventories. Gross profit was 17.6 percent of net sales for the third quarter of fiscal 2004 and will be in the range of 20% for the fourth quarter compared to 9.5 percent in the first six months of fiscal 2004. Second, the lack of availability of steel limited the ability of customers to purchase products from Webco’s competitors. Tubing industry excess capacity was largely mitigated by the lack of availability of carbon steel coils in the domestic marketplace.

     At July 31, 2004, our sales order backlog was approximately $53 million, as compared to approximately $34.5 million at July 31, 2003.

     The level of operating profitability being achieved is enabling Webco to afford the higher working capital requirements caused by increasing steel costs, despite borrowing limitations in Webco’s revolving line of credit. At such time as steel prices begin to decline, Webco believes it will have the opposite challenge of selling from higher average-cost inventories.

Pro Forma Consolidated Financial Statements (Unaudited)

     The following unaudited pro forma consolidated balance sheets as of April 30, 2004 and the unaudited pro forma consolidated statements of operations for the nine months ended April 30, 2004 and for the year ended July 31, 2003 show the pro forma effect of the Transaction and related events as required by Rule 11-02 of Regulation S-X. The historical figures for the period ended July 31, 2003 were derived from Webco’s audited consolidated financial statements that were included in Webco’s Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended July 31, 2003. The historical figures as of and for the period ended April 30, 2004 were derived from the Company’s unaudited consolidated financial statements that were included in Webco’s Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the nine months ended April 30, 2004.

     The pro forma information below in this section giving effect to the Transaction is based on estimates of record ownership of shares of Common Stock, the number of shares outstanding and other information as of June 28, 2004 and assumes that the Minimum Number is 2,000, 1,500, 1,000, 500 or 200 and, as a result of the foregoing, that 420,000, 350,000, 175,000, 110,000 or 60,000, respectively, fractional shares and options to purchase 221,000, 202,000, 177,000, 73,000 or 1,000, respectively, shares are cancelled or cashed out at a price of $4.75 per pre-Transaction share (net of the exercise price in the case of the options). In addition, Webco will make loans to certain executive officers and employees in the amount of $2.1 million. Pro forma adjustments to the pro forma balance sheets are computed as if the Transaction had occurred at April 30, 2004, while the pro forma income statements are computed as if the Transaction had occurred at the beginning of the period.

     The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been if the Transaction had occurred on August 1, 2003, or August 1, 2002 or of our financial position or results of operations in the future. Webco’s public reporting costs for the periods presented include only the historical public costs and do not include the additional expenses that will be required to comply with current and future federal securities laws.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in our Annual Report on Form 10-K, as amended, and our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, as amended, which are incorporated by reference in this proxy statement.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of April 30, 2004 Assuming Minimum Number is 2,000
As if the Transaction Occurred April 30, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$220			$220
Accounts receivable, net	28,997			28,997
Inventories	42,104			42,104
Prepaid expenses	908			908
Deferred income tax asset	2,995			2,995

Total current assets	75,224			75,224
Property, plant and equipment, net	60,451			60,451
Notes receivable from related parties	2,599	$2,100	(1)	4,699
Other assets, net	1,414	—		1,414

Total assets	$139,688	$2,100		$141,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,669			$18,669
Accrued liabilities	7,967	$(25	)(2)	7,942
Current portion of long-term debt	35,448	5,230	(3)	40,678

Total current liabilities	62,084	5,205		67,289
Long-term debt	9,514			9,514
Deferred income tax liability	13,791			13,791
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 666,172 shares issued and outstanding for pro-forma	71	(4	)(4)	67
Additional paid-in capital	35,744	(1,991	)(4)	33,753
Accumulated other comprehensive income, net of tax	86			86
Retained earnings	18,398	(1,110	)(5)	17,288

Total stockholders’ equity	54,299	(3,105)		51,194

Total liabilities and stockholders’ equity	$139,688	$2,100		$141,788

Book Value per Basic Share	$7.67			$76.87

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended April 30, 2004 Assuming Minimum Number is 2,000
As if the Transaction Occurred August 1, 2003
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$151,127			$151,127
Cost of Sales	132,240			132,240

Gross Profit	18,887			18,887
Selling, general and administrative expenses	11,803	$(265	)(6)	11,538

Income from operations	7,084	265		7,349
Interest expense	1,715	186	(7)	1,901

Income before income taxes	5,369	79		5,448
Provision for income taxes	2,220	33	(8)	2,253

Net income	$3,149	$46		$3,195

Net income per share:
Basic	$.44			$4.80

Diluted	$.44			$4.74

Weighted average common shares outstanding:
Basic	7,082	(6,416	)(9)	666

Diluted	7,164	(6,490	)(9)	674

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2003
As if the Transaction Occurred August 1, 2002 Assuming Minimum Number is 2,000
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$175,769			$175,769
Cost of Sales	157,975			157,975

Gross Profit	17,794			17,794
Selling, general and administrative expenses	12,326	$(370	)(6)	11,956

Income from operations	5,468	370		5,838
Interest expense	2,216	248	(7)	2,464

Income before income taxes	3,252	122		3,374
Provision for income taxes	1,334	49	(8)	1,383

Net income	$1,918	$73		$1,991

Net income per share:
Basic	$.27			$2.99

Diluted	$.27			$2.96

Weighted average common shares outstanding:
Basic	7,082	(6,416	)(9)	666

Diluted	7,147	(6,475	)(9)	672

Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 2,000

(1)	Loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions.

(2)	Reduction in current taxes of $25,000 for $60,000 in expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares and remaining fractional shares after the forward split. The after-tax expense of $35,000 reduced Retained Earnings in the pro forma balance sheet.

(3)	Funds borrowed under Webco’s proposed senior credit facility to effect the Transaction, including loans referenced in (1) above, bearing an assumed interest rate of 4.75% per annum.

(4)	Payment in respect of fractional shares estimated to be approximately $1,995,000. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account. $.01 per share, or $4,000, was allocated to Common Stock; $4.74 per share, or $1,991,000, was allocated to Additional Paid-in-Capital.

(5)	Retained earnings is reduced for expenses related to the transaction of $1,075,000 and see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $250,000 and $75,000, respectively, for the nine-month period ended April 30, 2004, and $330,000 and $100,000, respectively, for the fiscal year ended July 31, 2003. These amounts were offset by $60,000 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $5,230,000 of revolving line of credit funds used to effect the Transaction.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 41 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 420,000 pre-split shares and the one-for-10 net reverse split, resulting in 666,172 shares issued and outstanding upon completion of the Transaction and giving effect to the change in outstanding options.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of April 30, 2004 Assuming Minimum Number is 1,500
As if the Transaction Occurred April 30, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$220			$220
Accounts receivable, net	28,997			28,997
Inventories	42,104			42,104
Prepaid expenses	908			908
Deferred income tax asset	2,995			2,995

Total current assets	75,224			75,224
Property, plant and equipment, net	60,451			60,451
Notes receivable from related parties	2,599	$2,100	(1)	4,699
Other assets, net	1,414	—		1,414

Total assets	$139,688	$2,100		$141,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,669			$18,669
Accrued liabilities	7,967	$(17	)(2)	7,950
Current portion of long-term debt	35,448	4,880	(3)	40,328

Total current liabilities	62,084	4,863		66,947
Long-term debt	9,514			9,514
Deferred income tax liability	13,791			13,791
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 673,172 shares issued and outstanding for pro-forma	71	(4	)(4)	67
Additional paid-in capital	35,744	(1,659	)(4)	34,085
Accumulated other comprehensive income, net of tax	86			86
Retained earnings	18,398	(1,100	)(5)	17,298

Total stockholders’ equity	54,299	(2,763)		51,536

Total liabilities and stockholders’ equity	$139,688	$2,100		$141,788

Book Value per Basic Share	$7.67			$76.58

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended April 30, 2004 Assuming Minimum Number is 1,500
As if the Transaction Occurred August 1, 2003
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$151,127			$151,127
Cost of Sales	132,240			132,240

Gross Profit	18,887			18,887
Selling, general and administrative expenses	11,803	$(283	)(6)	11,520

Income from operations	7,084	283		7,367
Interest expense	1,715	174	(7)	1,889

Income before income taxes	5,369	109		5,478
Provision for income taxes	2,220	46	(8)	2,266

Net income	$3,149	$63		$3,212

Net income per share:
Basic	$.44			$4.77

Diluted	$.44			$4.72

Weighted average common shares outstanding:
Basic	7,082	(6,409	)(9)	673

Diluted	7,164	(6,483	)(9)	681

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2003 Assuming Minimum Number is 1,500
As if the Transaction Occurred August 1, 2002
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$175,769			$175,769
Cost of Sales	157,975			157,975

Gross Profit	17,794			17,794
Selling, general and administrative expenses	12,236	$(388	) (6)	11,938

Income from operations	5,468	388		5,856
Interest expense	2,216	232	(7)	2,448

Income before income taxes	3,252	156		3,408
Provision for income taxes	1,334	64	(8)	1,398

Net income	$1,918	$92		$2,010

Net income per share:
Basic	$.27			$2.99

Diluted	$.27			$2.96

Weighted average common shares outstanding:
Basic	7,082	(6,409	) (9)	673

Diluted	7,147	(6,468	) (9)	679

Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 1,500

(1)	Loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions.

(2)	Reduction in current taxes of $17,000 for $42,000 in expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares and remaining fractional shares after the forward split. The after-tax expense of $25,000 reduced Retained Earnings in the pro forma balance sheet.

(3)	Funds borrowed under Webco’s proposed senior credit facility to effect the Transaction, including loans referenced in (1) above, bearing an assumed interest rate of 4.75% per annum.

(4)	Payments in respect of fractional shares are estimated to be approximately $1,663,000. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account. $.01 per share, or $4,000, was allocated to Common Stock; $4.74 per share, or $1,659,000, was allocated to Additional Paid-in-Capital.

(5)	Retained earnings is reduced for expenses related to the transaction of $1,075,000 and see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $250,000 and $75,000, respectively, for the nine-month period ended April 30, 2004, and $330,000 and $100,000, respectively, for the fiscal year ended July 31, 2003. These amounts were offset by $42,000 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $4,880,000 of revolving line of credit funds used to effect the Transaction.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 41 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 350,000 pre-split shares and the one-for-10 net reverse split, resulting in 673,172 shares issued and outstanding upon completion of the Transaction and giving effect to the change in outstanding options.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of April 30, 2004 Assuming Minimum Number is 1,000
As if the Transaction Occurred April 30, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$220			$220
Accounts receivable, net	28,997			28,997
Inventories	42,104			42,104
Prepaid expenses	908			908
Deferred income tax asset	2,995			2,995

Total current assets	75,224			75,224
Property, plant and equipment, net	60,451			60,451
Notes receivable from related parties	2,599	$2,100	(1)	4,699
Other assets, net	1,414	—		1,414

Total assets	$139,688	$2,100		$141,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,669			$18,669
Accrued liabilities	7,967	$(16	) (2)	7,951
Current portion of long-term debt	35,448	4,044	(3)	39,492

Total current liabilities	62,084	4,028		66,112
Long-term debt	9,514			9,514
Deferred income tax liability	13,791			13,791
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 690,672 shares issued and outstanding for pro-forma	71	(2	) (4)	69
Additional paid-in capital	35,744	(829	) (4)	34,915
Accumulated other comprehensive income, net of tax	86			86
Retained earnings	18,398	(1,097	) (5)	17,301

Total stockholders’ equity	54,299	(1,928)		52,371

Total liabilities and stockholders’ equity	$139,688	$2,100		$141,788

Book Value per Basic Share	$7.67			$75.79

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended April 30, 2004 Assuming Minimum Number is 1,000
As if the Transaction Occurred August 1, 2003
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$151,127			$151,127
Cost of Sales	132,240			132,240

Gross Profit	18,887			18,887
Selling, general and administrative expenses	11,803	$(287	) (6)	11,516

Income from operations	7,084	287		7,371
Interest expense	1,715	144	(7)	1,859

Income before income taxes	5,369	143		5,512
Provision for income taxes	2,220	59	(8)	2,279

Net income	$3,149	$84		$3,233

Net income per share:
Basic	$.44			$4.68

Diluted	$.44			$4.63

Weighted average common shares outstanding:
Basic	7,082	(6,391	) (9)	691

Diluted	7,164	(6,465	) (9)	699

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2003 Assuming Minimum Number is 1,000
As if the Transaction Occurred August 1, 2002
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$175,769			$175,769
Cost of Sales	157,975			157,975

Gross Profit	17,794			17,794
Selling, general and administrative expenses	12,236	$(392	) (6)	11,934

Income from operations	5,468	392		5,860
Interest expense	2,216	192	(7)	2,408

Income before income taxes	3,252	200		3,452
Provision for income taxes	1,334	81	(8)	1,415

Net income	$1,918	$119		$2,037

Net income per share:
Basic	$.27			$2.95

Diluted	$.27			$2.92

Weighted average common shares outstanding:
Basic	7,082	(6,391	) (9)	691

Diluted	7,147	(6,450	) (9)	697

Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 1,000

(1)	Loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions.

(2)	Reduction in current taxes of $16,000 for $38,000 in expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares and remaining fractional shares after the forward split. The after-tax expense of $22,000 reduced Retained Earnings in the pro forma balance sheet.

(3)	Funds borrowed under Webco’s proposed senior credit facility to effect the Transaction, including loans referenced in (1) above, bearing an assumed interest rate of 4.75% per annum.

(4)	Payments in respect of fractional shares are estimated to be approximately $831,000. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account. $.01 per share, or $2,000, was allocated to Common Stock; $4.74 per share, or $829,000, was allocated to Additional Paid-in-Capital.

(5)	Retained earnings is reduced for expenses related to the transaction of $1,075,000 and see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $250,000 and $75,000, respectively, for the nine-month period ended April 30, 2004, and $330,000 and $100,000, respectively, for the fiscal year ended July 31, 2003. These amounts were offset by $38,000 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $4,044,000 of revolving line of credit funds used to effect the Transaction.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 41 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 175,000 pre-split shares and the one-for-10 net reverse split, resulting in 690,672 shares issued and outstanding upon completion of the Transaction and giving effect to the change in outstanding options.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of April 30, 2004 Assuming Minimum Number is 500
As if the Transaction Occurred April 30, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$220			$220
Accounts receivable, net	28,997			28,997
Inventories	42,104			42,104
Prepaid expenses	908			908
Deferred income tax asset	2,995			2,995

Total current assets	75,224			75,224
Property, plant and equipment, net	60,451			60,451
Notes receivable from related parties	2,599	$2,100	(1)	4,699
Other assets, net	1,414	—		1,414

Total assets	$139,688	$2,100		$141,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,669			$18,669
Accrued liabilities	7,967	$(7	) (2)	7,960
Current portion of long-term debt	35,448	3,715	(3)	39,163

Total current liabilities	62,084	3,708		65,792
Long-term debt	9,514			9,514
Deferred income tax liability	13,791			13,791
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 697,172 shares issued and outstanding for pro-forma	71	(1	) (4)	70
Additional paid-in capital	35,744	(522	) (4)	35,222
Accumulated other comprehensive income, net of tax	86			86
Retained earnings	18,398	(1,085	) (5)	17,313

Total stockholders’ equity	54,299	(1,608)		52,691

Total liabilities and stockholders’ equity	$139,688	$2,100		$141,788

Book Value per Basic Share	$7.67			$75.60

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended April 30, 2004 Assuming Minimum Number is 500
As if the Transaction Occurred August 1, 2003
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$151,127			$151,127
Cost of Sales	132,240			132,240

Gross Profit	18,887			18,887
Selling, general and administrative expenses	11,803	$(308	) (6)	11,495

Income from operations	7,084	308		7,392
Interest expense	1,715	132	(7)	1,847

Income before income taxes	5,369	176		5,545
Provision for income taxes	2,220	73	(8)	2,293

Net income	$3,149	$103		$3,252

Net income per share:
Basic	$.44			$4.67

Diluted	$.44			$4.61

Weighted average common shares outstanding:
Basic	7,082	(6,385	) (9)	697

Diluted	7,164	(6,459	) (9)	705

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2003 Assuming Minimum Number is 500
As if the Transaction Occurred August 1, 2002
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$175,769			$175,769
Cost of Sales	157,975			157,975

Gross Profit	17,794			17,794
Selling, general and administrative expenses	12,236	$(413	) (6)	11,913

Income from operations	5,468	413		5,881
Interest expense	2,216	176	(7)	2,392

Income before income taxes	3,252	237		3,489
Provision for income taxes	1,334	97	(8)	1,431

Net income	$1,918	$140		$2,058

Net income per share:
Basic	$.27			$2.95

Diluted	$.27			$2.93

Weighted average common shares outstanding:
Basic	7,082	(6,385	) (9)	697

Diluted	7,147	(6,444	) (9)	703

Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 500

(1)	Loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions.

(2)	Reduction in current taxes of $7,000 for $17,000 in expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares and remaining fractional shares after the forward split. The after-tax expense of $10,000 reduced Retained Earnings in the pro forma balance sheet.

(3)	Funds borrowed under Webco’s proposed senior credit facility to effect the Transaction, including loans referenced in (1) above, bearing an assumed interest rate of 4.75% per annum.

(4)	Payments in respect of fractional shares are estimated to be approximately $523,000. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account. $.01 per share, or $1,000, was allocated to Common Stock; $4.74 per share, or $522,000, was allocated to Additional Paid-in-Capital.

(5)	Retained earnings is reduced for expenses related to the transaction of $1,075,000 and see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $250,000 and $75,000, respectively, for the nine-month period ended April 30, 2004, and $330,000 and $100,000, respectively, for the fiscal year ended July 31, 2003. These amounts were offset by $17,000 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $3,715,000 of revolving line of credit funds used to effect the Transaction.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 41 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 110,000 pre-split shares and the one-for-10 net reverse split, resulting in 697,172 shares issued and outstanding upon completion of the Transaction and giving effect to the change in outstanding options.

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
As of April 30, 2004 Assuming Minimum Number is 200
As if the Transaction Occurred April 30, 2004
(Dollars in thousands, except par value)
(Unaudited)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$220			$220
Accounts receivable, net	28,997			28,997
Inventories	42,104			42,104
Prepaid expenses	908			908
Deferred income tax asset	2,995			2,995

Total current assets	75,224			75,224
Property, plant and equipment, net	60,451			60,451
Notes receivable from related parties	2,599	$2,100	(1)	4,699
Other assets, net	1,414	—		1,414

Total assets	$139,688	$2,100		$141,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,669			$18,669
Accrued liabilities	7,967			7,960
Current portion of long-term debt	35,448	$3,461	(3)	38,909

Total current liabilities	62,084	3,461		65,545
Long-term debt	9,514			9,514
Deferred income tax liability	13,791			13,791
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 12,000,000 shares authorized, 7,081,723 shares issued and outstanding for historical; 1,200,000 shares authorized, 702,172 shares issued and outstanding for pro-forma	71	(1	) (4)	70
Additional paid-in capital	35,744	(284	) (4)	35,460
Accumulated other comprehensive income, net of tax	86			86
Retained earnings	18,398	(1,076	) (5)	17,322

Total stockholders’ equity	54,299	(1,361)		52,938

Total stockholders’ equity	$139,688	$2,100		$141,788

Book Value per Basic Share	$7.67			$75.41

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended April 30, 2004 Assuming Minimum Number is 200
As if the Transaction Occurred August 1, 2003
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$151,127			$151,127
Cost of Sales	132,240			132,240

Gross Profit	18,887			18,887
Selling, general and administrative expenses	11,803	$(324	) (6)	11,479

Income from operations	7,084	324		7,408
Interest expense	1,715	123	(7)	1,838

Income before income taxes	5,369	201		5,570
Provision for income taxes	2,220	84	(8)	2,304

Net income	$3,149	$117		$3,266

Net income per share:
Basic	$.44			$4.65

Diluted	$.44			$4.60

Weighted average common shares outstanding:
Basic	7,082	(6,380	) (9)	702

Diluted	7,164	(6,454	) (9)	710

WEBCO INDUSTRIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended July 31, 2003 Assuming Minimum Number is 200
As if the Transaction Occurred August 1, 2002
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Historical	Adjustments		Pro Forma
Net Sales	$175,769			$175,769
Cost of Sales	157,975			157,975

Gross Profit	17,794			17,794
Selling, general and administrative expenses	12,236	$(429	) (6)	11,897

Income from operations	5,468	429		5,897
Interest expense	2,216	164	(7)	2,380

Income before income taxes	3,252	265		3,517
Provision for income taxes	1,334	109	(8)	1,443

Net income	$1,918	$156		$2,074

Net income per share:
Basic	$.27			$2.95

Diluted	$.27			$2.93

Weighted average common shares outstanding:
Basic	7,082	(6,380	) (9)	702

Diluted	7,147	(6,439	) (9)	708

Footnotes to Pro Forma Financial Statements Assuming Minimum Number is 200

(1)	Loans to officers and employees of Webco to replace loans secured by Common Stock currently held by financial institutions.

(2)	The after-tax expense related to the retirement of in-the-money employee stock options to purchase fewer than the Minimum Number of shares and remaining fractional shares after the forward split of $1,000 reduced Retained Earnings in the pro forma balance sheet.

(3)	Funds borrowed under Webco’s proposed senior credit facility to effect the Transaction, including loans referenced in (1) above, bearing an assumed interest rate of 4.75% per annum.

(4)	Payments in respect of fractional shares are estimated to be approximately $285,000. Common Stock and Additional Paid-in-Capital were reduced based on the pre-split per share basis in each account. $.01 per share, or $1,000, was allocated to Common Stock; $4.74 per share, or $284,000, was allocated to Additional Paid-in-Capital.

(5)	Retained earnings is reduced for expenses related to the transaction of $1,075,000 and see (2) above.

(6)	Reduction to General and Administrative expenses for estimated savings from not being a public reporting company and interest income on loans to officers of $250,000 and $75,000, respectively, for the nine-month period ended April 30, 2004, and $330,000 and $100,000, respectively, for the fiscal year ended July 31, 2003. These amounts were offset by $1,000 in expense related to the retirement of in-the-money employee stock options discussed in (2) above.

(7)	Increased interest costs at an assumed interest rate of 4.75% on the approximately $3,461,000 of revolving line of credit funds used to effect the Transaction.

(8)	Taxes are based upon Webco’s estimated annual combined effective federal and state income tax rate of 41 percent.

(9)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 60,000 pre-split shares and the one-for-10 net reverse split, resulting in 702,172 shares issued and outstanding upon completion of the Transaction and giving effect to the change in outstanding options.

Market Prices of the Common Stock

     The Common Stock is listed on the American Stock Exchange under the symbol “WEB.” The following table sets forth the range of high and low closing prices as reported on the American Stock Exchange for the calendar periods set forth below. On May 28, 2004, the day before the initial public announcement that Webco was considering a reverse split transaction, the last reported closing price of the Common Stock on the American Stock Exchange was $4.86 per share. On June 25, 2004, the day before Webco’s announcement that a reverse split/forward split transaction had been approved, the closing price of the Common Stock on the American Stock Exchange was $4.08 per share. On                    , 2004 (the most recent practicable date prior to the printing of this proxy statement), the closing price of the Common Stock was $                    per share.

	HIGH	LOW
Calendar 2004
First quarter	$4.10	$3.42
Second quarter	$5.08	$3.70
Third quarter (through September 24, 2004)	$4.73	$3.88

Calendar 2003
First quarter	$3.75	$3.05
Second quarter	3.25	2.64
Third quarter	3.30	2.61
Fourth quarter	4.10	3.00

Calendar 2002
First quarter	$5.25	$3.00
Second quarter	$5.24	$4.00
Third quarter	4.10	3.25
Fourth quarter	3.40	2.67

     There were approximately 343 stockholders of record as of June 28, 2004.

Dividends

     Webco has not declared any dividends on the Common Stock during the past five years, and the Board of Directors does not currently intend to pay any cash dividends on the Common Stock in the foreseeable future. Payment of cash dividends by Webco is at the discretion of its Board of Directors and is dependent on its earnings, financial condition, capital requirements and other relevant factors. Webco’s current credit facility also contains limitations on Webco’s ability to pay dividends. Webco expects that the new senior credit facility that it is currently negotiating will also contain restrictions on Webco’s ability to pay dividends.

MANAGEMENT OF WEBCO

Set forth below is information about the directors and executive officers of Webco:

Directors

Name	Age	Positions with Webco	Director Since
F. William Weber	78	Chairman of the Board and Chief Executive Officer	1969
Dana S. Weber	46	Vice Chairman of the Board, President and Chief	1990
		Operating Officer
Christopher L. Kowalski	51	Director and President of Phillips & Johnston, Inc.	1998
Bradley S. Vetal	48	Director	2000
Dr. Kenneth E. Case	60	Director	1995
Jack D. McCarthy	61	Director	2001

Executive Officers who are not Directors

Name	Age	Positions with Webco	Officer Since
David E. Boyer	44	Senior Vice President — Tubing Operations, and	1992
		Secretary
Michael P. Howard	40	Chief Financial Officer, Senior Vice President —	1997
		Finance and Administration, Treasurer and
		Assistant Secretary
Stuart D. Keeton	46	Vice President, General Manager — Stainless	1995
		Products Division
Yong J. Kim	52	Vice President — Strategic Business Development and	2003
		Improvement
William F. Obermark	62	Senior Vice President — Corporate Development and	1984
		Manufacturing Technology
Randyl D. Watson	37	Vice President, General Manager — Carbon Operations	2000
Thomas M. Willey	61	Vice President — Materials Management	1995
Jeffrey W. Williams	46	Commercial Vice President — OEM Sales	2003

     F. William Weber is Chairman of the Board and Chief Executive Officer of Webco, positions he has held with Webco, or its predecessors, since founding the company in 1969. Mr. Weber’s term as a Director of Webco expires in December 2005. Mr. Weber is Chairman of the Board and owner of Custom Containers of America, Inc. (“C-CAM”), which manufactures inter-modal tank containers and fabricates other metal products. Mr. Weber also serves on the Board of Directors of Diversified Plastics, Inc. (“Diversified”), a company owned by Mr. Weber until its sale in September 2002. Diversified primarily manufactures plastic access panels and performs some packaging services. Mr. Weber is not actively involved in the day-to-day operations of C-CAM or Diversified. Mr. Weber is the father of Dana S. Weber

     Dana S. Weber became President of Webco in June 1995, and is also its Vice Chairman of the Board and Chief Operating Officer, positions she has held since June 1990. Ms. Weber’s term as a Director of Webco expires in December 2005. Ms. Weber was the acting Chief Financial Officer of Webco from August 1994 to July 1995. Ms. Weber served as Chief Financial Officer and Treasurer of Webco from 1986 to June 1990. Ms. Weber has been with Webco, or its predecessors, in various positions since 1977. Ms. Weber served on the Board of C-CAM prior to October 2002. Since October 2002, Ms. Weber is no longer involved with C-CAM in any official capacity. Ms. Weber is the daughter of F. William Weber.

     Christopher L. Kowalski has been a Director of Webco since June 1998. Mr. Kowalski’s term as a Director of Webco expires in December 2006. Mr. Kowalski is president of Phillips & Johnston, Inc. (“P&J”), a wholly owned subsidiary of Webco. Mr. Kowalski joined P&J in 1979 and has served as its President since 1987. Prior to his employment with P&J, Mr. Kowalski worked for Central Steel & Wire, Inc.

     Bradley S. Vetal has been a Director of Webco since December 2000. Mr. Vetal’s term as a Director of Webco expires in December 2006. Mr. Vetal has served as Chairman and Chief Executive Officer, President, and Director of Matrix Service Company since March 1999. Mr. Vetal has been with Matrix Service Company since January 1987 and has served as President of Matrix Service, Inc. since June 1, 1992. From June 1996 to March 1999 Mr. Vetal was Vice President — Tank Division of Matrix Service Company and from June 1991 through May 1992, Mr. Vetal served as Vice President of Eastern Operations of Matrix Service Mid-Continent, Inc. Mr. Vetal graduated Cum Laude from the University of Michigan with a degree in Mechanical Engineering. Matrix is publicly traded on the Nasdaq National Market System. Mr. Vetal has announced his intention to resign from the Board following the Transaction, after termination of the listing of the Common Stock on the American Stock Exchange and the deregistration of the Common Stock under the 1934 Act.

     Dr. Kenneth E. Case has been a Director of Webco since July 1995. Dr. Case’s term as a Director of Webco expires in December 2004. Dr. Case is a Regents Professor of Industrial Engineering and Management and has been at Oklahoma State University since August 1975. He is a licensed professional engineer and was named the Outstanding Engineer in Oklahoma in 1987. His primary specialties are in the fields of quality and reliability. Dr. Case was a Senior Examiner on the Malcolm Baldrige National Quality Award from 1988 to 1990, and on the Panel of Judges from 1991 to 1993. He is a member of the National Academy of Engineering and the International Academy for Quality. He is a Fellow and currently Chairman of the Board of the 100,000-member American Society for Quality. He is a Fellow and 1986-7 president of the Institute of Industrial Engineers. In 2002, Dr. Case became the 29th recipient of the Frank and Lillian Gilbreth Industrial Engineering Award, the IIE’s highest honor.

     Jack D. McCarthy has been a Director of Webco since December 2001. Mr. McCarthy’s term as a Director of Webco expires in December 2004. From 1992 and until his retirement in 2003, Mr. McCarthy served as Senior Vice President and Chief Financial Officer of The Williams Companies, Inc. Mr. McCarthy joined The Williams Companies in 1986, serving as Executive Director of Taxation and Vice President and Treasurer. Mr. McCarthy also held various executive and director positions in taxation and finance for Tenneco, Inc., El Paso Natural Gas, Inc., and Phillips Petroleum Company. Prior to those employments, Mr. McCarthy worked for the independent accounting firm, Ernst & Young, and a law firm. Mr. McCarthy holds a Juris Doctorate from Wayne State University, and a MBA and BBA from the University of Michigan. The Williams Companies, Inc. is publicly traded on the New York Stock Exchange.

     David E. Boyer is Senior Vice President — Tubing Operations of Webco since May 2001. Mr. Boyer has been the Secretary of Webco since November 1993. Mr. Boyer previously served as Webco’s Vice President of Sales and Marketing from July 1992 to May 2001; General Manager-Stainless Products Division from June 1991 to July 1992; Product Manager, Stainless Products, from February 1989 to June 1991; and in various other positions with Webco since 1984.

     Michael P. Howard is Chief Financial Officer, Senior Vice President - Finance and Administration, Treasurer and Assistant Secretary, responsibilities he assumed when joining Webco in January 1997. Mr. Howard was Vice President of Finance and Administration and Chief Financial Officer for Multimedia Games, Inc. from January 1996 to January 1997. From May 1985 to January 1996 Mr. Howard was with the international accounting firm of Coopers & Lybrand LLP, where he worked in the Business Assurance Group and served as the audit manager on Webco’s audit during five years of that period. Mr. Howard is a Certified Public Accountant.

     Stuart D. Keeton has been Vice President and General Manager — Stainless Products Division of Webco in Mannford, Oklahoma, since November 1995. Mr. Keeton was previously the General Manager of Stainless Operations of Webco from July 1992 to November 1995, and has been with Webco in various positions since December 1980.

     Yong J. Kim is Vice President – Strategic Business Development and Improvement of Webco since July 2003. Mr. Kim previously served as Director of OEM Products from January 2000 to July 2003, Director of Technical Services from November 1996 to January 2000, and Director of Corporate Quality Management from June 1992 to November 1996, and in various other positions with Webco since 1983.

     William F. Obermark is Senior Vice President — Corporate Development and Manufacturing Technology of Webco since December 1998. From November 1995 until 1998, he was the Vice President and General Manager — Southwest Tube Division. Mr. Obermark previously was Vice President of Engineering, a position he had held with Webco since June 1984. Mr. Obermark has been with Webco in various positions since 1980, and has been in the specialty tubing industry since 1969. Mr. Obermark is a licensed professional engineer.

     Randyl D. Watson has been Vice President and General Manager — Carbon Operations since August 2004. From January 2000 to August 2004, Mr. Watson was the Vice President and General Manager—Southwest Tube Division of Webco in Sand Springs, Oklahoma, since January 2000. From 1998 to January 2000, Mr. Watson was the General Business Manager of Weld Mill Operations and then all Operations at Southwest Tube. From 1993 to 1997, Mr. Watson was the Chief Engineer and Plant Manager for Southwestern Pipe in Houston Texas. In addition to his current tenure, Mr. Watson was employed by Webco as its Production Engineering Manager in Sand Springs from 1989 to 1993 when he left to join Southwestern Pipe.

     Thomas M. Willey has been Vice President — Materials Management of Webco since March 1995. Mr. Willey has been with Webco in various purchasing and materials acquisition and management positions since May 1980.

     Jeffrey W. Williams is Commercial Vice President – OEM Sales of Webco since August, 2003. A 24-year industry veteran, Mr. Williams previously served as Vice President – Strategic Sales for P&J from August 1999 to July 2003; Vice President of Sales for P&J from January 1997 to August 1999; and Regional Sales Manager for P&J from August 1992 to December 1996. Prior to joining Webco and P&J, Mr. Williams had a 13-year career with LTV Steel Tubular Products Company holding various sales and marketing positions.

     Except as set forth above, there are no family relationships among any of the directors or principal officers. The business address and telephone number of each director and executive officer is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063, (918) 241-1000.

Certain Transactions

C-Cam International, LLC

     Webco charged C-CAM, an entity owned by F. William Weber, for certain shared benefits and services, including telephones and technical assistance prior to fiscal 2004. The outstanding receivable balance was $881,000 at April 30, 2004. As of the end of fiscal year 2003, Webco had discontinued all sharing of such benefits and services with C-CAM.

Diversified Plastics, Inc.

     Webco purchases certain specialty packaging and shipping material from Diversified, an entity formerly owned by F. William Weber. Payments made by Webco totaled $116,000 during the nine months ended April 30, 2004. In addition, Webco charges Diversified for certain shared benefits and services, including telephone and technical assistance. During the nine months ended April 30, 2004, Webco charged Diversified $1,000 for such shared services and received payments of $1,000. There was no outstanding receivable from Diversified at April 30, 2004. Mr. Weber sold Diversified in September 2002; however he continues to serve on the board of directors and holds a note receivable for the purchase price, with full recourse, from the new owners.

Advances to Officers

     F. William Weber, had an outstanding advance from Webco during the first nine months of fiscal 2004 and at April 30, 2004 of $1,200,000. The advance is evidenced by a promissory note from Mr. Weber and is collateralized by Common Stock and is also a personal obligation. The note bears interest at 3.97%, which is payable upon the note’s maturity, June 30, 2007. Accrued interest on this note was $748,000 at April 30, 2004, of which, $36,000 accrued during the nine months ended April 30, 2004. Webco received no payments on the note during the first nine months of fiscal 2004.

     Webco has made advances to certain other executives. As of April 30, 2004, such advances included $168,000 to William F. Obermark, $175,000 to David E. Boyer and $175,000 to Michael P. Howard. The advances are evidenced by promissory notes and are collateralized by company stock and are also personal obligations of the respective officers. Interest on the advances is charged at the rate of 3.97%. At April 30, 2004, accrued interest on Mr. Boyer’s note was $31,000. The notes are due on December 31, 2006.

Lease of Facility

     Webco leases a warehouse in Nederland, Texas, that is owned by a partnership, the principals of which include Messrs. Howard, Boyer and Obermark, three vice presidents of Webco and H. Lee Beard, an employee of Webco. During the nine months ended April 30, 2004, Webco paid $49,500 to the partnership in rentals. The rental payments were established based on an independent evaluation.

     See also “Special Factors—Interests of Webco’s Directors and Executive Officers in the Transaction” beginning on page 35.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth the beneficial ownership of the Common Stock as of June 28, 2004, by (i) each person known by Webco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers of Webco, and (iv) all directors and executive officers of Webco as a group.

		Amount and Nature
		of Beneficial
Name	Position	Ownership		Percent of Class
F. William Weber	Chairman of the Board and Chief	3,365,466	(1)	47.5%
	Executive Officer
Dana S. Weber	Vice Chairman of the Board, President	3,365,466	(1)	47.5
	and Chief Operating Officer
Kimberly A.W. Frank	Stockholder	3,365,466	(1)(3)	47.5
Christopher L. Kowalski	Director and President of Phillips &	417,000	(2)(3)	5.9
	Johnston, Inc.
Dr. Kenneth E. Case	Director	28,700	(3)	*
Jack D. McCarthy	Director	15,000	(3)	*
Bradley S. Vetal	Director	19,500	(3)	*
David E. Boyer	Vice President – Tubing Operations and	152,119	(3)	2.1
	Secretary
Michael P. Howard	Chief Financial Officer, Senior Vice	106,013	(3)	1.5
	President — Finance and
	Administration, Treasurer and
	Assistant Secretary
Stuart D. Keeton	Vice President, General Manager -	61,881	(3)	*
	Stainless Products Division
Yong J. Kim	Vice President – Strategic Business	10,577	(3)	*
	Development and Improvement
William F. Obermark	Senior Vice President — Corporate	131,801	(3)	1.9
	Development and Manufacturing
	Technology
Strong Capital Management, Inc	Institutional Investor	737,783	(4)	10.4
Randy D. Watson	Vice President, General Manager –	29,000	(3)	*
	Carbon Operations
Thomas M. Willey	Vice President – Materials Management	58,537	(3)	*
Jeffrey W. Williams	Commercial Vice President - OEM Sales	11,900	(3)	*
P. David Reed	Vice President – Information Technology	17,200	(3)	*
All directors and executive officers of Webco as a group (15 persons)		4,010,915		53.8%

* - Less than 1%

(1)	F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank (the “Weber Family”) each hold his or her shares in a revocable living trust. F. William Weber and Martha A. Weber are husband and wife and are co-trustees of the trusts established by each other. Certain members of the Weber Family (F. William Weber, Martha A. Weber, Dana S. Weber, Ashley R. Weber and Kimberly A.W. Frank) may be deemed to be a “group,” as such term is used in Section 13(d) of the 1934 Act, and the rules promulgated thereunder, and to share beneficial ownership of the shares owned by each other member of the Weber Family. Each member of the Weber Family disclaims beneficial ownership of the shares owned by each other member of the Weber Family, except Mr. and Mrs. F. William Weber as to the shares owned by the other (shares shown in the table for each member of the Weber Family include shares as to which beneficial ownership is disclaimed as aforesaid). Members of the Weber Family disclaim beneficial ownership of certain shares included in the table as being owned by them, as follows: (a) Mr. and Mrs. F. William Weber disclaim beneficial ownership of 271,641 shares held in trust for the benefit of Ashley R. Weber, 812,146 shares held in trust for the benefit of Dana S. Weber, 398,186 shares held in trust for the benefit of Kimberly A. W. Frank, 12,000 shares held in trust for the benefit of their minor grandchildren and 2,000 shares that Kimberly A. W. Frank had the right to acquire as of June 28, 2004; (b) Dana S. Weber disclaims beneficial ownership of 1,869,493 shares held in trust for the benefit of Mr. and Mrs. F. William Weber, 398,186 shares held in trust for the benefit of Kimberly A. W. Frank, 271,641 shares held in trust for the benefit of Ashley R. Weber, 4,600 shares held in trust for the benefit of her daughter, 7,400 shares held in trust for the benefit of the children of Kimberly A.W. Frank and 2,000 shares that Kimberly A. W. Frank had the right to acquire as of June 28, 2004; and (c) Kimberly A.W. Frank disclaims beneficial ownership of 1,869,493 shares held in trust for the benefit of Mr. and Mrs. F. William Weber,

812,146 shares held in trust for the benefit of Dana S. Weber, 271,641 shares held in trust for the benefit of Ashley R. Weber, 7,400 shares held in trust for the benefit of her children, and 4,600 shares held in trust for the benefit of the child of Dana S. Weber. The address of each such stockholder is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.

(2)	The address of Christopher L. Kowalski is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063. See also Footnote (3) below.

(3)	Includes shares of Common Stock that directors and executive officers had the right to acquire within 60 days after June 28, 2004 as follows: Christopher L. Kowalski, 2,000; Dr. Kenneth E. Case, 27,000; Jack D. McCarthy, 15,000; Bradley S. Vetal, 19,500; Kimberly A.W. Frank, 2,000; David E. Boyer, 52,800; Michael P. Howard, 52,800; Stuart D. Keeton, 46,000; Yong J. Kim, 10,400; William F. Obermark, 47,000; Randyl D. Watson 29,000; Thomas M. Willey, 39,100; Jeffrey W. Williams, 10,100 and P. David Reed, 17,200.

(4)	According to a Schedule 13G dated April 7, 2004. The address of Strong Capital Management, Inc. is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.

OTHER INFORMATION

Incorporation by Reference

     Webco’s (i) Annual Report on Form 10-K for the year ended July 31, 2003, as amended by Form 10-K/A dated                    2004, (ii) Quarterly Report on Form 10-Q for the quarter ended October 31, 2003, as amended by Form 10-Q/A dated March 4, 2004, (iii) Quarterly Report on Form 10-Q for the quarter ended January 31, 2004; and (iv) Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, as amended by Form 10-Q/A dated August 2, 2004, which are on file with the Securities and Exchange Commission, are included herewith.

     The financial statements and accompanying footnotes contained in these documents are incorporated by reference in this proxy statement. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.

Where You Can Find More Information

     The Transaction will result in a “going private” transaction subject to Rule 13e-3 of the 1934 Act. Webco has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the 1934 Act with respect to the Transaction. The Schedule 13E-3 contains additional information about Webco. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Webco during regular business hours by any interested stockholder of Webco, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Michael P. Howard, Webco’s Chief Financial Officer and Senior Vice President, at the following address: Webco Industries, Inc., P. O. Box 100, Sand Springs, Oklahoma 74063.

     Webco is currently subject to the information requirements of the 1934 Act and files periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters.

     Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.” The Common Stock is listed on the American Stock Exchange under the symbol “WEB.”

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

     To reduce the expenses of delivering duplicate proxy materials, Webco is taking advantage of the SEC’s “householding” rules that permit it to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. Any record stockholder who shares an address with another record stockholder and has received only one set of proxy materials, may receive a separate copy of these materials without charge upon written request addressed to Investor Relations, Webco Industries, Inc., P. O. Box 100, Sand Springs, Oklahoma 74063. If a

record stockholder who shares an address with another record stockholder and currently receives only one set of proxy materials and/or one annual report wishes in the future to receive separate copies, please notify Investor Relations at the above address or by calling (918) 241-1000 and asking for Investor Relations. If record stockholders who share an address currently receive multiple copies of proxy materials and/or annual reports, they can request only one copy by notifying the Corporate Secretary at the above address or telephone number.

STOCKHOLDER PROPOSALS

     If the Transaction is not consummated and Webco remains a public reporting company, proposals of stockholders intended to be presented at the next annual meeting must be received by Webco at its principal executive offices not later than                    , in order to be included in the proxy statement for the next annual meeting. Any such proposal should be addressed to Webco’s Corporate Secretary and delivered to Webco’s principal executive offices at 9101 West 21st Street, Sand Springs, Oklahoma 74063 or mailed to P. O. Box 100, Sand Springs, Oklahoma 74063. Any stockholder proposal to be considered at next year’s annual meeting but not included in this proxy statement must be submitted in writing by                    or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting.

OTHER MATTERS

     In accordance with Oklahoma law and Webco’s Bylaws relating to special meetings of stockholders, no other business may be presented at the Special Meeting other than matters set forth herein which will be presented for consideration at the Meeting or which are incidental to the conduct of the Meeting.

By Order of the Board of Directors, F. William Weber

CHAIRMAN OF THE BOARD OF DIRECTORS

Sand Springs, Oklahoma

                   , 2004

APPENDIX A

[HOAK BREEDLOVE LOGO]

July 23, 2004

Confidential

Board of Directors
Special Committee
Webco Industries, Inc.
9101 West 21st Street
Sand Springs, OK 74063

Dear Board and Committee Members:

Webco Industries, Inc. (the “Company”) proposes to effect a reverse stock split (the “Reverse Split”) in which the holders of less than one share following the Reverse Split will receive cash in lieu of their fractional shares to be followed immediately by a forward split in which all holders of fractional shares after the forward split will receive cash in lieu thereof (the “Transaction”). You have requested our opinion as to the fairness from a financial point of view to those stockholders of the $4.75 per pre-Reverse Split share they will receive in lieu of their fractional shares.

In connection with this opinion, we have reviewed, among other things, minutes of the meeting of the Board of Directors of the Company authorizing the appointment of a Special Committee to consider the Transaction; Annual Reports on Form 10-K and 10-K/A of the Company for its fiscal years ended July 31, 2002 and 2003; certain Quarterly Reports on Form 10-Q of the Company; certain current reports on Form 8-K relating to material events; certain other communications from the Company to its stockholders; and certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company. We also have held discussions with members of senior management of the Company concerning the business and prospects of the Company. In addition, we have reviewed certain financial and stock market data of the Company; we have compared those data with similar data of certain publicly held companies that we deemed to be relevant. We have also reviewed certain mergers and acquisitions of companies that we deemed to be comparable to the Company. We also reviewed such other financial studies and analyses and performed such other investigations, and took into account such other matters, as we deemed necessary, including our assessment of general economic, market and monetary conditions. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

In preparing this opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial statements reviewed by us, we have assumed that they were prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”), and fairly present the Company’s financial condition and results of operations as of their respective dates in accordance with GAAP. With respect to the financial forecasts reviewed by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company as to future performance of the Company.

We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any

A-1

independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we obtained or been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company. We were not requested to, and did not, consider the relative merits of the Transaction as compared to alternative business strategies or transactions.

This opinion has been prepared for the information of the Board of Directors of the Company (including its Special Committee). This opinion does not address the Company’s underlying decision to effect the Transaction and does not constitute a recommendation as to how any stockholder of the Company should vote with respect to the Transaction. This opinion may not be reproduced, summarized, described, referred to, provided to any person, or otherwise made public or used for any other purpose without the prior written consent of Hoak Breedlove Wesneski & Co., except that this opinion may be reprinted in full in the Company’s proxy statement with respect to the Transaction.

On the basis of, and subject to the foregoing, it is our opinion that as of the date hereof the $4.75 per pre-Reverse Split share to be paid in the Transaction for fractional shares is fair from a financial point of view to the holders thereof.

Very truly yours,

HOAK BREEDLOVE WESNESKI & CO.

By:	/s/ Michael D. Craig

Michael D. Craig, Managing Director

A-2

[FRONT OF FORM]

WEBCO INDUSTRIES, INC.
9101 West 21st Street
(Post Office Box One)
Sand Springs, Oklahoma 74063(2)

Proxy Solicitation for common stock on Behalf of the Board of Directors of Webco for the Special Meeting of Stockholders on      , 2004

     The undersigned hereby appoints Mr. Jack D. McCarthy and Dr. Kenneth E. Case and each or either of them, as proxies, with full power of substitution and resubstitution, to vote all shares of the common stock of Webco Industries, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on      , 2004, and at any adjournment thereof, upon the items described in the Notice of Special Meeting of Stockholders and Proxy Statement mailed to Stockholders on or about      , 2004 and upon any other business that may properly come before the Special Meeting of Stockholders or any adjournment thereof. The undersigned hereby acknowledges prior receipt of the Notice of Special Meeting of Stockholders and of the Proxy Statement.

     The shares of common stock represented by this proxy will be voted as directed, or if directions are not indicated, will be voted FOR the Amendment to Webco’s Certificate of Incorporation in the manner described in the proxy statement accompanying this proxy card. This proxy is revocable any time prior to its use. The Board of Directors recommends a vote FOR the proposal.

(continued and to be signed on other side)

[REVERSE SIDE OF FORM]

1.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-200 reverse stock split and a 20-for-1 forward stock split of the Common Stock.

[ ]FOR	[ ] AGAINST	[ ] ABSTAIN

2.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-500 reverse stock split followed immediately by a 50-for-one forward stock split of the Common Stock.

[ ]FOR	[ ] AGAINST	[ ] ABSTAIN

3.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-1000 reverse stock split followed immediately by a 100-for-one forward stock split of the Common Stock.

[ ]FOR	[ ] AGAINST	[ ] ABSTAIN

4.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-1500 reverse stock split followed immediately by a 150-for-one forward stock split of the Common Stock.

[ ]FOR	[ ] AGAINST	[ ] ABSTAIN

5.	Amendment to Webco Industries, Inc. Certificate of Incorporation to effect a one-for-2000 reverse stock split followed immediately by a 200-for-one forward stock split of the Common Stock.

[ ]FOR	[ ] AGAINST	[ ] ABSTAIN

Signature	Date
Signature	Date

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting on                    , 2004. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

NOTE: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.